                                                                     EXHIBIT D-1

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION



Consolidated Edison Company of         )
New York, Inc. and Orange              )     Docket No. EC98-___________-000
and Rockland Utilities, Inc.           )




                  APPLICATION OF CONSOLIDATED EDISON COMPANY
                   OF NEW YORK, INC. AND ORANGE AND ROCKLAND
              UTILITIES, INC. AND ITS JURISDICTIONAL SUBSIDIARIES
               FOR APPROVAL OF MERGER AND RELATED AUTHORIZATIONS


John D. McMahon                                    G. D. Caliendo
Senior Vice President and General Counsel          Senior Vice President and General Counsel
Consolidated Edison Company                        Orange and Rockland Utilities, Inc.
of New York, Inc.                                  One Blue Hill Plaza
4 Irving Place                                     Pearl River, New York  10965
New York, New York  10003                          Phone:  (914) 352-6000
Phone:  (212) 460-4600

                        Douglas G. Green
                        Steven J. Ross
                        Jane I. Ryan
                        Steptoe & Johnson LLP
                        1330 Connecticut Avenue, N.W.
                        Washington, DC  20036
                        Phone:  (202) 429-3000
                        Fax:  (202) 429-3902



September 9, 1998

                               TABLE OF CONTENTS
                               -----------------

I.       INTRODUCTION..........................................................................................    1

II.      EXECUTIVE SUMMARY.....................................................................................    3

         A.       The Merger Will Not Adversely Affect Competition.............................................    3

                  1.       Horizontal Effects..................................................................    4

                  2.       Interim Mitigation Measures.........................................................    5

                  3.       Vertical Effects....................................................................    5

                  4.       Conclusion..........................................................................    6

         B.       The Merger Will Not Subject Customers To Increased Rates.....................................    7

         C.       The Merger Will Not Impair The Effectiveness Of Commission And State Regulation..............    8

III.     THE APPLICANTS........................................................................................    9

         A.       CEI, Con Edison, And Their Subsidiaries......................................................    9

                  1.       CEI and Con Edison..................................................................    9

                  2.       Con Edison Subsidiaries.............................................................   10

                  3.       Other CEI Subsidiaries..............................................................   10

                  4.       Con Edison's Facilities Pre-Divestiture.............................................   12

                  5.       Con Edison's Generation Divestitures................................................   13

         B.       Orange And Rockland And Its Subsidiaries.....................................................   14

                  1.       Orange and Rockland and Its Utility Subsidiaries....................................   14

                  2.       Other Orange and Rockland Subsidiaries..............................................   15

                  3.       Orange and Rockland's Facilities Pre-Divestiture....................................   16

                  4.       Orange and Rockland's Generation Divestitures.......................................   17

         C.       Interrelationship Of The Applicants' Electric Systems........................................   18

IV.      DESCRIPTION OF THE MERGER.............................................................................   19

V.       THE MERGER IS CONSISTENT WITH THE PUBLIC INTEREST.....................................................   21

         A.       Effect On Competition........................................................................   21

                  1.       Horizontal Effects..................................................................   21

                           a.       Appendix A Screening Analysis..............................................   23

                           b.       Proposed Interim Mitigation Measures.......................................   36

                  2.       The Commission Need Not Wait Until it Rules on Orange and Rockland's Section 203
                           Divestiture Filing to Rule on the Merger............................................   37


                  3.       Vertical Effects..........................................................................   38

                           a.       The Applicants Lack Market Power Over Supplies of Commodity Gas..................   39

                           b.       The Merger Will Not Give the Merged Company the Ability to Exercise Market
                                    Power Over Electric Generators Via Control Over Gas Transportation...............   41

                           c.       The Merger Will Not Create the Incentive or Ability to Exercise Market Power
                                    Through Discriminatory Local Gas Transportation Practices........................   42

                           d.       The Merger Raises None of the Concerns on Which the Commission Focused in
                                    Enova/Pacific Enterprises........................................................   44

         B.       Effect On Rates....................................................................................   45

         C.       Effect On Regulation...............................................................................   48

VI.      THE MERGER ACCOUNTING.......................................................................................   49

VII.     OTHER FILINGS...............................................................................................   51

         A.       Other Federal Filings..............................................................................   51

                  1.       SEC.......................................................................................   51

                  2.       Hart-Scott-Rodino.........................................................................   51

         B.       State Filings......................................................................................   52

                  1.       New York..................................................................................   52

                  2.       New Jersey................................................................................   52

                  3.       Pennsylvania..............................................................................   52

VIII.    INFORMATION SUBMITTED UNDER THE ACQUISITION AND MERGER FILING REQUIREMENTS OF 18 C.F.R.ss.33.2..............   52

         A.       Section 33.2(a)....................................................................................   52

         B.       Section 33.2(b)....................................................................................   53

         C.       Section 33.2(c)....................................................................................   53

         D.       Section 33.2(d)....................................................................................   54

         E.       Section 33.2(e)....................................................................................   54

         F.       Section 33.2(f)....................................................................................   54

         G.       Section 33.2(g)....................................................................................   55

         H.       Section 33.2(h)....................................................................................   55

         I.       Section 33.2(i)....................................................................................   55

         J.       Section 33.2(j)....................................................................................   56

         K.       Section 33.2(k)....................................................................................   56

         L.       Section 33.2(E11)...............................................................................      56

IX.      REQUIRED EXHIBITS UNDER 18 C.F.R.ss.33.3.................................................................      56

X.       PROCEDURAL MATTERS.......................................................................................      57

         A.       Request For Approval Without Hearing............................................................      57

         B.       Closing Date....................................................................................      57

XI.      CONCLUSION...............................................................................................      57

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION


Consolidated Edison Company of             )
New York, Inc. and Orange and              )
Rockland Utilities, Inc.                   )     Docket No. EC98-___________-000



                  APPLICATION OF CONSOLIDATED EDISON COMPANY
                   OF NEW YORK, INC. AND ORANGE AND ROCKLAND
              UTILITIES, INC. AND ITS JURISDICTIONAL SUBSIDIARIES
               FOR APPROVAL OF MERGER AND RELATED AUTHORIZATIONS


I.   INTRODUCTION
     ------------

          Pursuant to section 203 of the Federal Power Act ("FPA"),/1/ and part 33 of the regulations of the Federal Energy Regulatory Commission ("FERC" or "Commission"),/2/ Consolidated Edison Company of New York, Inc. ("Con Edison"), a wholly-owned subsidiary of Consolidated Edison, Inc. ("CEI"), and Orange and Rockland Utilities, Inc. ("Orange and Rockland"), on behalf of itself and its wholly-owned jurisdictional utility subsidiaries (collectively, the "Applicants"), submit this Application for the Commission's approval of CEI's stock purchase acquisition of Orange and Rockland (the "Merger") and for related authorizations. The Applicants' schedule provides for consummation of the Merger on or about March 31, 1999. This Application includes all information and exhibits required pursuant to part 33 of the Commission's regulations and the Commission's December 1996

_____________________

     /1/ 16 U.S.C. (S) 824b (1994).

     /2/ 18 C.F.R. (S) 33 (1998).

Merger Policy Statement ("Policy Statement")./3/ The Agreement and Plan of Merger, dated as of May 10, 1998 (the "Merger Agreement"), is included in Exhibit H.

          Pursuant to the Merger Agreement, Orange and Rockland will merge with a special purpose subsidiary wholly owned by CEI. Orange and Rockland will survive the Merger and retain its existing subsidiaries. Orange and Rockland shall thereafter continue its operations as a wholly-owned subsidiary of CEI separate from CEI's wholly-owned public utility subsidiary, Con Edison.

          As demonstrated in this Application and accompanying testimony and exhibits, the Merger is consistent with the public interest. Moreover, the Merger is consistent with the current restructuring of the electric utility industry, including state-level retail choice proposals and the Commission's Independent System Operator ("ISO") policies. Accordingly, the Applicants respectfully request that the Commission promptly approve the Merger, without a hearing,/4/ and issue all other necessary related authorizations./5/


_______________________

     /3/ Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, Order No. 592, Docket No. RM96-6-000, 61 Fed. Reg. 68,595 (Dec. 30, 1996), III FERC Stats. & Regs., Regulations Preambles (P) 31,044 (1996) ("Policy Statement").

     /4/ If a hearing is ordered, the Applicants respectfully request that the Commission limit the hearing to specifically identified issues and conduct it under procedures that will allow the Commission to issue its final order sufficiently in advance of the expected March 31, 1999 closing date.

     /5/ The Applicants are concurrently filing with this Application: (1) a joint open access transmission tariff ("joint OATT") that will provide access to the transmission facilities of Con Edison and Orange and Rockland at single system rates and under terms and conditions consistent with the pro forma tariff set forth in Order No. 888 and modified in Order Nos. 888-A and 888-B; Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities and Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, 61 Fed. Reg. 21,540 (May 10, 1996), [Regs. Preambles 1991-1996] FERC Stats. & Regs. (P) 31,036 (1996), order on reh'g, Order No. 888-A, 62 Fed. Reg. 12,274 (Mar. 14, 1997), III FERC Stats. & Regs. (P) 31,048 (1997), order on reh'g, Order No. 888-B, 62 Fed. Reg. 64,688
(Dec. 9,
                                                                  (Continued...)

II.  EXECUTIVE SUMMARY
     -----------------

          The Applicants expect the Merger to produce significant benefits resulting from operating efficiencies, mostly in the administrative areas of the companies, and economies of scale. The combined resources of Con Edison and Orange and Rockland will contribute to overall business success in many areas, including utility operations, product development, and corporate services. The Merger is expected to lower the costs of providing energy and related services when compared to the stand-alone costs of Con Edison and Orange and Rockland, and will improve the efficiency of the combined companies by increasing the customer base and providing synergies.

          In accordance with the Policy Statement, this Application, together with the supporting testimony and exhibits, demonstrate that the Merger will not create anticompetitive effects, increase customer rates, or impair the effectiveness of regulation.

     A.   THE MERGER WILL NOT ADVERSELY AFFECT COMPETITION

          Orange and Rockland is a relatively small utility that has agreed to divest all of its owned generation. Its divestiture plan has been approved by the New York Public Service Commission ("NYPSC"), and its auction process is already under way, with winning bidders to be selected on or about October 15, 1998. Because CEI is acquiring a company (Orange and Rockland) that is divesting all of its owned generation, the Merger will not increase concentration in generation. Thus, it will have no adverse effect on competition for

______________________

1997), 81 FERC (P) 61,248 (1997), order on reh'g, Order No. 888-C, 82
FERC (P) 61,046 (1998) (together, "Order No. 888"); and (2) revised Standards of Conduct for Orange and Rockland consistent with the Commission's Order No. 889 and promulgated as Rule 37.4, 18 C.F.R. (S) 37.4 (1998).

sales of electricity. Moreover, the Merger is taking place in an environment of decreasing concentration and increasing competition in generation. The fact that Con Edison also is divesting essentially all of its non-nuclear generation facilities and that both Orange and Rockland and Con Edison will be participants in the New York ISO ("NYISO") supports the conclusion that the Merger will not harm competition.

          1.  HORIZONTAL EFFECTS

          The Applicants applied the merger screening criteria set forth in Appendix A to the Policy Statement to several scenarios -- each making a different assumption about the timing of the Merger closing vis-a-vis the completion of Orange and Rockland's and Con Edison's generation divestitures. Applicants also analyzed the capacity market that will exist under the NYISO rules. The results demonstrate that after the Orange and Rockland generation divestiture, expected to be completed by May 31, 1999, the Merger passes the Commission's screening criteria by an ample margin even if the Con Edison generation divestiture has not yet occurred.

          To the extent that the Merger closes before Orange and Rockland's generation divestiture is completed, the screening criteria for Total and Uncommitted Capacity are met; however, the screening criteria for Economic and Available Capacity would be exceeded by a modest amount in some periods. The Applicants' analysis demonstrates that they will not possess the ability or the incentive to exercise market power in the event that there is a brief interim period prior to Orange and Rockland's divestiture. Nonetheless, to eliminate any possible market power concerns, the Applicants have proposed interim mitigation measures to be in effect in the event that there is a brief interval between the Merger closing and the completion of Orange and Rockland's generation divestiture. This interim period is expected to be only two months.

          2.  INTERIM MITIGATION MEASURES

          To eliminate any possible market power concerns during any such interim period, the Applicants have committed that during any such interim they will: (1) bid all of their respective generation that is sold in the wholesale energy market at a capped bid that is effectively its variable costs; (2) bid all of their respective generation that is sold in the NYISO capacity market at a capped bid that is its avoidable capacity costs; and (3) maintain the availability of this generation at historical levels. These interim measures will assure that the Applicants cannot exercise market power. Thus, the Merger readily passes all of the Appendix A screens post-Orange and Rockland's divestiture and market power concerns are completely eliminated in the interim.

          3.  VERTICAL EFFECTS

          The Merger will not create or enhance vertical market power. The primary vertical issue on which the Commission has focused in mergers involving electric/gas distribution companies has been whether the merger will give the merged company an increased incentive or ability to manipulate fuel supplies to favor its own gas generation over that of its rivals. There are several reasons why the Merger plainly will have no such effect.

          First, the Applicants have no market power over fuel supplies.
Neither owns any gas production facilities or any significant storage facilities. Orange and Rockland does not even engage in the gas marketing business, and Con Edison is a small player. Thus, a generation competitor would have no difficulty in purchasing commodity gas from a multiplicity of sellers. Second, the Applicants own no long-haul gas transportation facilities and do not have market power over the transportation of gas to potential competitors in the relevant downstream electric markets. Third, the Applicants today are local gas distribution companies subject to state public utility commission regulation. The Merger will make no change in this status or their incentives. Fourth, the Applicants are divesting essentially all of the gas-fired generation to which they provide distribution service. Thus, the Merger will not give either company any gas generation that it could discriminatorily favor, even hypothetically. Finally, the Applicants are subject to code of conduct requirements before the Commission and the NYPSC that provide further assurance that no vertical concerns will arise.

          For these reasons, and others described in the supporting testimony, the concerns that the Commission focused on in the Enova/Pacific Enterprises merger/6/ are not present here. The Merger does not create or enhance vertical market power.

          4.  CONCLUSION

          This is clearly a merger that will not harm competition. With Orange and Rockland divesting all of its generation and Con Edison divesting essentially all of its non-nuclear generation, the merged company will essentially be a wires company -- one that, as a result of the combination of the contiguous systems, will be a more efficient transmission provider. The Commission need not delay approval of this efficiency-enhancing Merger until Orange and Rockland's divestiture is completed. There will be separate FPA section

_____________________

     /6/ San Diego Gas & Elec. Co., 79 FERC (P) 61,372 (1997), aff'd, 83 FERC
(P) 61,199 (1998).

203 applications filed as part of that divestiture in which FERC will have a full opportunity to assure that any purchaser of Orange and Rockland's assets meets the public interest and market power standards incorporated in the Policy Statement. Rather, the Commission should promptly approve the Merger without a hearing in accordance with the Policy Statement, thereby sending a signal that merging firms that are divesting the bulk of their generation will receive the same expeditious treatment as other merger applicants.

     B.   THE MERGER WILL NOT SUBJECT CUSTOMERS TO INCREASED RATES

          The Merger will not adversely affect wholesale sales rates because Con Edison has no wholesale requirements customers and Orange and Rockland's only wholesale requirements contracts are with its wholly-owned public utility subsidiaries, Rockland Electric Company ("RECO") and Pike County Light & Power Company ("Pike"). Customers of RECO and Pike will have a choice of supplier under retail access plans effective May 1, 1999. This creates the equivalent of an "open season" for those customers.

          The Merger will not adversely affect transmission rates because the NYISO Open Access Transmission Tariff ("the ISO tariff"), which will supersede the individual OATTs of Con Edison and Orange and Rockland, is expected to be in effect prior to the consummation of the Merger. In the event that the Merger is consummated prior to the effective date of the ISO tariff, the Applicants propose to provide transmission service under the joint OATT filed concurrently with this Application.

          The joint OATT charges non-pancaked transmission rates based on the zone to which power is delivered. Under the joint OATT, the service areas of Con Edison and Orange and Rockland are treated, for rate purposes, as separate zones. Customers will pay one transmission rate, based on the point of delivery or point of departure, and will not pay any additional charge to transmit power through or across the other zone. The use of this zonal approach (which does not result in any additional charges for customers during an interim period) is consistent with Commission precedent in other merger proceedings.

     C. THE MERGER WILL NOT IMPAIR THE EFFECTIVENESS OF COMMISSION AND STATE REGULATION

          The Merger will not impair state or federal regulation. The Merger will not shift authority from the Commission to the Securities and Exchange Commission ("SEC") because post-merger, CEI and Orange and Rockland will remain exempt public utility holding companies under the Public Utility Holding Company Act of 1935 ("PUHCA"). Thus, post-merger transactions between Con Edison and Orange and Rockland and their affiliates will remain subject to the Commission's oversight and policies. In the unlikely event that the SEC were to require CEI to become a registered holding company, the Applicants commit that, for FERC ratemaking purposes, they will follow FERC's policies regarding the treatment of costs and revenues associated with intra-company services.

          The Applicants have filed petitions requesting the public utility commissions in the relevant state jurisdictions -- New York, New Jersey, and Pennsylvania -- to approve the Merger. The Merger thus will not impair state regulation.

          Because the Merger satisfies all of the requirements of FPA section 203, the Commission's regulations, and the Policy Statement, the Commission should find it to be consistent with the public interest and approve it on an expedited basis.

III.  THE APPLICANTS
      --------------

      A.  CEI, CON EDISON, AND THEIR SUBSIDIARIES

          1.  CEI AND CON EDISON

          CEI was organized in 1997, and is a New York corporation. It is an exempt public utility holding company under section 3(a)(1) of PUHCA. On January 1, 1998, CEI became the holding company for Con Edison, and presently owns all of Con Edison's issued and outstanding common stock. Con Edison is a New York corporation with its principal place of business at 4 Irving Place, New York, New York 10003, and is a public utility under the FPA.

          Con Edison supplies electric service in all of New York City (except part of the Borough of Queens) and most of Westchester County, New York to approximately three million customers. The Con Edison system has a projected peak load of 9,585 MW in 1998. Currently, Con Edison provides retail access to approximately 1,000 MW of customer load, with another 1,000 MW to have retail access on April 1, 1999, and the balance gaining access thereafter. Con Edison also supplies gas to approximately one million customers in the Boroughs of Manhattan, the Bronx and parts of the Borough of Queens and Westchester County, New York, and steam to approximately 1,900 customers in part of Manhattan.

          The NYPSC regulates Con Edison's retail rates, service, accounts, issuance of securities, and certain other aspects of its business. Pursuant to the FPA, the Commission has jurisdiction over certain of Con Edison's electric and gas utility facilities and operations, wholesale sales of power, and related transactions.

          2.  CON EDISON SUBSIDIARIES

          Con Edison has two wholly-owned subsidiaries that own real property in New York State: Davids Island Development Corporation, and D.C.K. Management Corporation. Con Edison owns a 28.8 percent interest in Honeoye Storage Corporation, a New York corporation, which owns and operates a gas storage facility in western New York. This facility constitutes less than one percent of the storage capacity in the region.

          3.  OTHER CEI SUBSIDIARIES

          Consolidated Edison Solutions, Inc. ("CES") is a New York corporation and a wholly-owned subsidiary of CEI. CES provides wholesale and retail energy and related services. CES also has: (a) a 33 1/3 percent interest in Inventory Management & Distribution Company, Inc., an energy marketing firm incorporated in Delaware with its principal place of business in Houston, Texas; and (b) a
14.4 percent interest in Remote Source Lighting International, Inc., a lighting technology company incorporated in Delaware, with its principal place of business in Morrisville, North Carolina.

          Consolidated Edison Development, Inc. ("CEDI") is a New York corporation and a wholly-owned subsidiary of CEI. CEDI invests in foreign and domestic energy and other infrastructure projects and markets Con Edison's technical services. CEDI has four direct subsidiaries: (a) Con Edison Development, Guatemala, Ltd., a Cayman Islands corporation that invests in energy projects in Central America; (b) IEP Global Development, LLC, a limited liability Delaware corporation (of which CEDI owns a 50 percent interest) that develops and acquires electric power generation, transmission, and distribution projects outside of the United States; (c) Consolidated Edison Leasing, Inc., a Delaware corporation that invests in lease transactions; and (d) CED Ada, Inc. ("CEDA"), a Delaware corporation. CEDA owns an approximate 96 percent interest in CED/DELTA Ada, LLC, a Delaware limited liability company, which in turn owns a 49.5 percent limited partnership interest and a 5 percent general partnership interest in Ada Cogeneration Limited Partnership ("ACLP"), a Michigan limited partnership. ACLP owns a 30 megawatt gas-fired cogeneration facility located in Ada, Michigan.

          CEDI owns all of the issued and outstanding shares of Carson Acquisition, Inc. ("Carson Acquisition"), a Delaware corporation. The purpose of Carson Acquisition is to own an approximate 47.75 percent interest in a series of limited liability companies, which will in turn acquire and own all of the limited partnership and general partnership interest in Carson Cogeneration Company ("Carson Cogen"), a California limited partnership. Carson Cogen is a lessee of a leasehold interest in a 42 megawatt cogeneration facility in Carson, California. This acquisition is expected to close in September 1998./7/

          Consolidated Edison Energy, Inc. ("CEE") is a New York corporation and a wholly-owned subsidiary of CEI. CEE was formed in late 1997, to invest in, operate, and market, the output of electric energy supply facilities in the United States and to provide specialized wholesale energy services in the electric power and natural gas markets.

_____________________

     /7/ CEDI also owns all of the issued and outstanding shares of Con Edison Development Guatemala Acquisition and Finance, Ltd. ("CEDGAF"), a corporation organized under the laws of the Cayman Islands. At present, CEDGAF is a shell corporation, meaning that it has no assets or operations. It was organized in connection with a potential investment in Guatemala, which was never made.

          Consolidated Edison Communications, Inc. ("CECI") is a New York corporation and a wholly-owned subsidiary of CEI. CECI was formed in late 1997, to own, operate, and invest in facilities used for telecommunications or otherwise to compete in the telecommunications industry.

          4.  CON EDISON'S FACILITIES PRE-DIVESTITURE

          ELECTRIC GENERATION: As of early 1999, prior to its divestitures, Con Edison will have 7,001 MW of capacity that it owns and operates, 1,292 MW of entitlements to jointly owned units, 2,059 MW of non-utility generation, and 733 MW of other contracts, including a contract for 208 MW of the output of the Indian Point 3 and Poletti stations from the New York Power Authority ("NYPA") that expires during 1999.

          TRANSMISSION AND DISTRIBUTION: Con Edison's transmission system has approximately 432 miles of overhead circuits and 378 miles of underground circuits, most of which operate at 138 kV and 345 kV. It has approximately 267 miles of radial subtransmission circuits operating at 138 kV. Con Edison has 14 transmission substations, which are supplied by circuits operating at 69 kV and above and have a total transformer capacity of 15,731 MVA. All of Con Edison's transmission facilities are located in New York City and Westchester, Orange, Rockland, Putnam, and Dutchess Counties in New York State. Con Edison owns various electric distribution substations and facilities located throughout New York City and Westchester County, New York. Con Edison's distribution system includes 293 distribution substations, with a transformer capacity of 20,168 MVA, 32,368 miles of overhead distribution lines, and 87,455 miles of underground distribution lines.

          GAS FACILITIES: Con Edison distributes natural gas to its customers through approximately 4,200 miles of mains and 367,000 service lines.

          STEAM FACILITIES: Con Edison generates steam for distribution in the Borough of Manhattan in New York City at three steam-electric stations and five "steam-only" plants. Con Edison supplies steam to its customers through approximately 86 miles of transmission and distribution mains.

          5.  CON EDISON'S GENERATION DIVESTITURES

          The NYPSC approved Con Edison's electric generation Divestiture Plan in orders issued July 21, and August 5, 1998. Under the Plan, Con Edison will auction off its electric generation in three bundles:


          . 1,434 MW consisting of the Arthur Kill generating station and Astoria gas turbines ("Arthur Kill bundle");

          . 2,168 MW consisting of the Ravenswood generating station and gas turbines ("Ravenswood bundle"); and

          . 1,858 MW consisting of the Astoria generating station plus the Gowanus and Narrows turbines ("Astoria bundle").

No purchaser may purchase more than one of the three bundles. Closing on the sales of these three bundles is expected by the end of the first quarter of 1999.

          Under its Steam System Plan, announced on April 15, 1998, Con Edison will auction off the remainder of its generation in New York City in a fourth bundle, consisting of 463 MW of units that produce electricity and steam for Con Edison's steam delivery system ("Steam electric bundle"). Con Edison plans to close on the sales of the fourth bundle by the end of 1999.

          The NYPSC, in its July 21, 1998 Order, gave Con Edison the option of having its unregulated affiliate participate in the auction to purchase one of the initial three bundles. On July 24, 1998, Con Edison advised the NYPSC that its affiliate would forego its right to participate in the auction./8/ Accordingly, Con Edison plans to divest all of its in-City generation to third parties. As part of its Divestiture Plan, Con Edison expects to transfer certain step-up transformers and other jurisdictional facilities. Thus, the transfers ultimately will require the Commission's approval under FPA section 203.

          In addition, Con Edison will divest its 810 MW interest in Orange and Rockland's Bowline Point generating station as part of Orange and Rockland's auction of its generation. Similarly, Con Edison has announced its intention to divest its 400 MW interest in Central Hudson Gas & Electric Corporation's Roseton station in conjunction with Central Hudson's divestiture auction.

     B.   ORANGE AND ROCKLAND AND ITS SUBSIDIARIES

          1.  ORANGE AND ROCKLAND AND ITS UTILITY SUBSIDIARIES

          Orange and Rockland, a New York corporation, is an electric and gas distribution utility that provides service to about 200,000 electric and 114,000 gas customers in New York in a service area covering all of Rockland County, most of Orange County, and part of Sullivan County. Orange and Rockland's historic peak load is 1143 MW. All of

_______________

     /8/ Con Edison's relinquishment of its affiliates' right to participate in the auction was based on certain understandings as to the treatment of any gain on the sales. On August 5, 1998, the NYPSC approved Con Edison's proposal in this regard, subject to one modification, which Con Edison accepted on August 10, 1998. Con Edison, accordingly, is proceeding with the divestiture.

Orange and Rockland's customers are eligible for retail access for energy supplies, and they will become eligible for retail access for capacity on May 1, 1999.

          Orange and Rockland wholly owns two public utility subsidiaries, RECO, a New Jersey corporation, and Pike, a Pennsylvania corporation. RECO supplies electricity to about 67,000 customers in New Jersey in the northern parts of Bergen and Passaic Counties and small areas in northern Sussex County. Pike supplies electricity to about 4,100 customers and gas to about 1,000 customers in the northeastern corner of Pike County, Pennsylvania.

          Orange and Rockland is regulated by the NYPSC, RECO by the New Jersey Board of Public Utilities, and Pike by the Pennsylvania Public Utility Commission ("PAPUC") as to retail rates, service, and accounts, and issuance of securities, and in other respects as to service provided in those individual states. The Commission has jurisdiction under the FPA over certain of the electric and gas facilities and operations of Orange and Rockland and its subsidiaries and related transactions.

          2.  OTHER ORANGE AND ROCKLAND SUBSIDIARIES

          Orange and Rockland has two wholly-owned, active non-utility subsidiaries, Clove Development Corporation ("Clove"), a New York corporation, and O&R Development, Inc., a Delaware corporation. Clove owns real property primarily in the Montaup Valley region of Sullivan County, New York. O&R Development, Inc. promotes industrial and corporate development in Orange and Rockland's service territory by providing improved sites and buildings. RECO has subsidiaries engaged in energy services, real estate, and interstate pipeline transmission./9/

          3.  ORANGE AND ROCKLAND'S FACILITIES PRE-DIVESTITURE

          ELECTRIC GENERATION: Prior to divestiture, Orange and Rockland has approximately 965 MW of owned and operated generating capacity (including 374 MW of coal-fired capacity, 473 MW of oil/gas steam, 43 MW of hydro, and 74 MW of combustion turbines). In addition, Orange and Rockland has 19 MW of non-utility generation ("NUG") contracts and 325 MW of firm purchases (300 MW of which are summer only and expire in 2000).

          TRANSMISSION AND DISTRIBUTION: Orange and Rockland and its two utility subsidiaries, RECO and Pike, own, in whole or in part, and operate 617 circuit miles of transmission lines, 78 substations, 84,509 in-service line transformers, 4,967 pole miles of overhead distribution lines, and 2,271 miles of underground distribution lines. Except for one substation in Grahamsville, New York, the foregoing transmission and distribution facilities are located in the New York, New Jersey, and Pennsylvania service territories of Orange and Rockland, RECO, and Pike respectively.

_______________

     /9/ RECO has two wholly-owned, non-utility subsidiaries, Saddle River Holdings, Corp. and Enserve Holdings, Inc., both Delaware corporations. Enserve Holdings has three wholly-owned, non-utility subsidiaries, Palisades Energy Services, Inc., an energy service provider, Compass Resource, Inc., and NORSTAR Holdings, Inc. ("NHI"), all Delaware corporations. NHI has two wholly-owned, non-utility subsidiaries, NORSTAR Management, Inc. ("NMI"), a gas marketing company that is discontinuing operations, and Millbrook Holdings, Inc., which leases non-utility real estate in Morris County New Jersey, both Delaware corporations. NMI is the sole general partner of a Delaware limited partnership, NORSTAR Energy Limited Partnership, of which NHI is the sole limited partner. The NORSTAR partnership is the majority owner of NORSTAR Energy Pipeline Company, LLC, a Delaware limited liability company.

          GAS FACILITIES: Orange and Rockland's consolidated gas operations include three propane air gas plants at Middletown, Orangeburg, and Suffern, New York, which together have a combined capacity of 30,600 Mcf per day of natural gas equivalent. Orange and Rockland's consolidated gas distribution system includes 1,758 miles of mains.

          4.  ORANGE AND ROCKLAND'S GENERATION DIVESTITURES

          Orange and Rockland is in the process of divesting all of its owned generation. This includes the divestiture of Con Edison's portion of the Bowline Point station. The NYPSC approved Orange and Rockland's divestiture plan on April 16, 1998. The divestiture plan is proceeding on the following schedule:


          .    Offering Memorandum/Bidders Information   June  1, 1998
          .    Submittal of Non-Binding Bids             Aug.  3, 1998
          .    Selection of Winning Bidder(s)            Oct. 15, 1998
          .    Final Closing                             May  31, 1999


          Orange and Rockland will seek all necessary regulatory approvals promptly after selecting the winning bidder(s)./10/ Because Orange and Rockland's sales will involve the transfer of FERC-jurisdictional substations and transmission facilities, they will require the Commission's approval under FPA section 203. In addition, the NYPSC has directed Orange and Rockland to certify to the NYPSC that the winning bidder(s) comply with the


_______________________

     /10/ Orange and Rockland has packaged its generation in four bundles: one covering its Lovett station, one for the Bowline Point station, one for its hydroelectric facilities, and one for its gas turbines. Bidders may bid on any or all of the bundles.

Policy Statement./11/ Thus, prospective purchasers will have to satisfy both state and federal authorities on market power issues.


          After the divestiture, Orange and Rockland will own no generating resources. It will have only 19 MW of NUG contracts, 25 MW of purchases from NYPA's Blenheim-Gilboa pumped storage facility, and a purchase contract with Public Service Electric and Gas Company ("PSE&G") for 300 MW that expires in 2000, and is only of value as summer capacity. Orange and Rockland will be essentially a small transmission and distribution company.

     C.  INTERRELATIONSHIP OF THE APPLICANTS' ELECTRIC SYSTEMS

         Con Edison and Orange and Rockland have contiguous electric service territories that share interconnected transmission facilities. They jointly own
29.2 miles of transmission consisting of a double circuit 345 kV tower line that runs from Con Edison's wholly-owned Ramapo substation east to the Rockland/Westchester County line at the Hudson River. Con Edison and Orange and Rockland, as tenants in common, own an 85 percent and 15 percent undivided interest, respectively, in those 345 kV circuits. Con Edison and Orange and Rockland also jointly own, as tenants in common, the property that supports the double circuit 345 kV ties between Ramapo and the New York/New Jersey state line. The companies jointly own (66 2/3 percent by Con Edison, 33 1/3 percent by Orange and Rockland) the Bowline Point generating facility and the 345 kV transmission line and substation connecting the Bowline facility to the above-mentioned transmission facilities.

_________________________

     /11/ Case No. 96-E-0900, Order Authorizing the Process for Auctioning of Generation Plant and Rejecting Joint Agreement, at 11-12 (Apr. 16, 1998).

          Orange and Rockland is also interconnected with its subsidiaries, RECO and Pike; they jointly operate a single fully-integrated electric transmission system. Orange and Rockland is party to Power Supply Agreements with each of RECO and Pike that are FERC-approved rate schedules. As discussed below, the Merger will not adversely affect those rate schedules.

IV.  DESCRIPTION OF THE MERGER
     -------------------------

          As a result of deregulation and other changes, the electric and gas industries are increasingly competitive. Like many other industry participants, Con Edison and Orange and Rockland have carefully observed these changes to determine how best, as the Commission phrased it in the Policy Statement, to "reposition themselves in response to the emerging competitive business landscape."/12/ CEI and Orange and Rockland concluded that the affiliation of their utility operations would substantially improve efficiencies and create synergies that would make them more competitive, to the benefit of the customers that they serve, and accordingly entered into the Merger Agreement. The Boards of Directors of CEI and Orange and Rockland have approved the Merger Agreement, as reflected in Exhibit A to this Application. The respective obligations of CEI and Orange and Rockland to effect the Merger are subject to express conditions set forth in the Merger Agreement, including that the parties obtain all necessary regulatory approvals and the approval of the Merger by two-thirds of Orange and Rockland's issued and outstanding common stock. At a meeting of Orange and Rockland's shareholders on August 20, 1998, the Merger received the requisite shareholder approval.

__________________________

     /12/ Policy Statement at 30,111.

          As set forth in the Merger Agreement, the Merger is a straightforward stock purchase transaction. A special-purpose, wholly-owned subsidiary of CEI, C Acquisition Corp., will merge into Orange and Rockland, with Orange and Rockland to be the surviving corporation. Each issued and outstanding share of Orange and Rockland common stock will be cancelled in the Merger and converted into the right of the holder thereof to receive $58.50. Each share of C Acquisition Corp. will be converted into one share of the surviving corporation, Orange and Rockland./13/ Upon completion of the Merger, Orange and Rockland will be a wholly-owned subsidiary of CEI. Orange and Rockland's subsidiaries, including its two utility subsidiaries, RECO and Pike, shall remain Orange and Rockland subsidiaries. Going forward, CEI currently expects to retain Con Edison and Orange and Rockland as separate utilities operating under their respective names./14/ The Merger is scheduled to close on or about March 31, 1999.

          After the Merger, CEI will establish an advisory board, with approximately equal numbers of CEI and Orange and Rockland members, to provide advice regarding the implementation of the Merger and CEI's post-Merger operations. CEI will select one director, who was serving on Orange and Rockland's Board of Directors at the time of the Merger Agreement, to serve on CEI's Board. CEI will also maintain a subsidiary office in

__________________________

     /13/ The Fairness Opinions that CEI and Orange and Rockland obtained in connection with the Merger are included as Attachment 1 to this Application.

     /14/ Although Con Edison and Orange and Rockland intend to continue to operate as stand-alone utilities after the Merger, there may from time-to-time be opportunities to achieve savings from joint procurement of power. Included in the Merger-related submissions to the NYPSC, which are contained in Exhibit G to this Application, is a proposed procedure for such joint procurement. As the proposed arrangement, if effectuated, will not have a sale-for resale feature, it should not be subject to the Commission's jurisdiction.

Rockland County as Orange and Rockland's headquarters for at least three years following the Merger. CEI has pledged to make charitable contributions to the communities within the service territories of Orange and Rockland and its two public utility subsidiaries at a level consistent with Orange and Rockland's and such subsidiaries' contributions in the two years preceding the consummation of the Merger.

V.  THE MERGER IS CONSISTENT WITH THE PUBLIC INTEREST
    -------------------------------------------------

          In order to approve an application for a merger, the Commission must find that the merger "will be consistent with the public interest."/15/ In the Policy Statement, the Commission explained that it would evaluate three factors -- the effect of the merger on competition, rates, and regulation -- in determining whether a proposed merger was consistent with the public interest. As demonstrated in this Application and the supporting testimony and exhibits, the Merger will not adversely effect competition, rates, or regulation. Therefore, the Commission should approve it.

     A.  EFFECT ON COMPETITION

         1.  HORIZONTAL EFFECTS

         Under the Commission's Policy Statement, the horizontal effects of a merger are initially evaluated via HHI screening criteria./16/ These screening criteria measure the extent to which a merger affects concentration in generation in order "to identify proposed

_________________________________

     /15/ 16 U.S.C. (S) 824b(a).

     /16/ The "HHI" is a measure of market concentration that is calculated by summing the squares of the market shares of market participants. Thus, a market with five sellers each having a market share of 20 percent has an HHI of 2000 (20 squared is 400 and 400+400+400+400+400 = 2000). The Guidelines' screening criteria focus on the increase in HHI resulting from a particular merger.

mergers that clearly will not harm competition."/17/ Because Orange and Rockland already is divesting its generation, the Merger will not cause any material increase in market concentration./18/ Accordingly, as demonstrated in the testimony of Dr. William H. Hieronymus, who presents the Applicants' competitive analysis, with Orange and Rockland's divestiture the Merger readily passes all of the Policy Statement's screens. It therefore falls into the category of mergers that plainly will not harm competition and can be approved without the necessity of a hearing.

          Although the divestiture of all of Orange and Rockland's generation is itself sufficient for the Merger to pass the Commission's screening criteria, two additional key facts amplify the conclusion that the Merger will not harm competition. First, Con Edison also is divesting the bulk of its generating facilities. Under Con Edison's NYPSC-approved Divestiture Plan, its in-City electric generation will be sold to at least three separate buyers. Second, the companies are and will remain full participants in the NYISO structure and have subscribed to the ISO tariff. Thus, Con Edison's divestiture will further deconcentrate the market,/19/ and the merged companies' participation in the NYISO will assure that transmission will be provided on a non-discriminatory basis to all customers and competitors.

______________________________

     /7/  Policy Statement at 30,111.

     /8/ After its divestiture, the only remaining Orange and Rockland generating resource will be a small amount of purchases from facilities that it does not control.

     /19/ The Divestiture Plan packages Con Edison's in-City fossil electric generation into three major bundles. Con Edison is also divesting a smaller fourth bundle containing generation associated with its steam system. The Divestiture Plan provides that no purchaser may own any more than one of the three major bundles. Thus, under the Plan, there will be three separate independent competitors owning these assets, resulting in market deconcentration.

                       A.  APPENDIX A SCREENING ANALYSIS

          Dr. Hieronymus' analysis shows that the Merger passes the Policy Statement's HHI screens by an ample margin. There may be a short period of time, however, between the date the Merger is consummated and the date Orange and Rockland completes its divestiture. The Merger is expected to close on March 31, 1999. Orange and Rockland expects to close its divestiture on or about May 31, 1999. In the event that such a brief interim occurs, the screening criteria for Economic and Available Capacity (the measures relevant to energy markets) would be exceeded in some time intervals. As Dr. Hieronymus observes, during this interim period the Applicants will still be substantial net purchasers of electricity. Thus, they will have no incentive to attempt to increase the price of energy. Nonetheless, to eliminate any possible market power concerns, even theoretical ones, the Applicants propose interim measures that will place a variable cost-based cap on all energy bids of their generating resources and will require that those resources be made available at their historic levels.

          As to capacity, the Appendix A screening criteria for Total and Uncommitted Capacity will be passed even prior to Orange and Rockland's divestiture, as will the Commission's traditional screening criteria for the absence of capacity market power. Thus, under all of the Commission's traditional screening criteria, Applicants will have no ability during any such interim period to increase the price of capacity. As explained below, Dr. Hieronymus also went beyond the four measures in the Policy Statement to assess the capacity market that will exist under the NYISO rules. He found that while the Commission's screening criteria will likely be met, it is possible that HHI safe harbor levels could be slightly exceeded for the NYISO capacity market prior to Orange and Rockland's divestiture under certain unlikely conditions. Although Dr. Hieronymus concludes that under the Commission's traditional criteria, the Applicants would have no market power in such event, to eliminate any doubt or debate, the Applicants propose interim measures that will place an avoidable cost-based cap on bids from their generating resources into the NYISO capacity market and that accordingly will eliminate any possible issue of capacity market power in the interim prior to Orange and Rockland's divestiture.

          In sum, the Commission's horizontal market power screens are readily passed upon post-Orange and Rockland divestiture, and, in the interim, any possible concerns would be eliminated.

                           (I)  THE RELEVANT MARKETS

          Consistent with Commission precedent, Dr. Hieronymus defines the relevant product markets as long and short-term capacity and non-firm energy. Pursuant to the Policy Statement, Dr. Hieronymus performed an HHI screening analysis for Total Capacity, Uncommitted Capacity, Economic Capacity, and Available Economic Capacity. He performed his analysis of Total Capacity and Uncommitted Capacity taking into account the Applicants and their direct interconnections. For Economic Capacity and Available Economic Capacity, Dr. Hieronymus identified two relevant geographic markets: (1) the East of the Total East market, defined by the Total East transmission interface and related
transmission constraints; and (2) the New York City ("in-City") market.   These
markets reflect the key transmission interconnections and constraints that affect the Applicants and are consistent with actual trading patterns.

          The Total East interface is the primary interface through which power moves into the eastern half of New York state. When constrained, it can cause energy prices in the portion of the state that is east of Total East to separate from the rest of the state. It therefore constitutes a separate relevant geographic market. There are also transfer capability limitations in the Albany region and in Long Island Lighting Company's ("LILCO's") service territory that can limit the amount of generation in those areas that can compete inside the area east of Total East. In calculating market shares in the East of Total East market, Dr. Hieronymus took these internal constraints into account./20/ The East of Total East market represents the narrowest plausible geographic market in which both of the Applicants' generation facilities are located. It, therefore, is also the market in which the Applicants will have the largest possible market share.

          This relevant market definition is consistent with the approach that the Commission endorsed in the Connectiv/21/ and BG&E-Pepco mergers./22/ In those cases, the Commission recognized that there are circumstances in which trying to identify separate destination markets for each interconnected utility may not be appropriate. The Total East transmission constraint slices through the center of the service territories of several New


________________________

       /20/The interface between Con Edison and Orange and Rockland will be controlled by the NYISO and made available non-discriminatorily. Moreover, Messrs. Jaeger and Hartwell testify that, in the event the ISO operation is delayed by unforeseen circumstances, Con Edison and Orange and Rockland have committed not to reserve additional capacity over such interconnections in the interim prior to ISO operations. Accordingly, Dr. Hieronymus treated this interface as available on a non-discriminatory basis. This is consistent with the Commission's decision in the First Energy case, Ohio Edison Co., 80 FERC (P) 61,039, at 61,103, aff'd, 81 FERC (P) 61,109 (1997).

       /21/Atlantic City Elec. Co., 80 FERC (P) 61,126 (1997).

       /22/Baltimore Gas & Elec. Co., 79 FERC (P) 61,027 (1997).

York utilities. Some of their generation is on one side of the interface and some on the other. Hence, attempting to define and analyze individual destination markets rather than evaluate the market as it actually operates would essentially ignore the key transmission constraints in New York. Nor is such an approach necessary because neither company has any transmission-dependent utilities. As the Commission found in Connectiv, by addressing the effect on buyers in the actual economically relevant market, the competitive analysis adequately addresses the effect of the merger on individual customers./23/ Because the Merger passes the Appendix A screening criteria in this narrowly-defined market, it would necessarily pass by a wider margin in any broader markets, e.g., in New York as a whole or in the New England Power Pool.

          Dr. Hieronymus defined New York City as a separate geographic market because the City is subject to significant transmission constraints in certain hours. None of Orange and Rockland's generation is located inside New York City, and Orange and Rockland is not a major participant in that market. Prior to divestiture, however, it could theoretically compete for transmission import capability into the City to make some energy sales. Accordingly, Dr. Hieronymus also analyzed the in-City market.

          Dr. Hieronymus calculated market shares in the East of Total East and in-City markets using the delivered price test set forth in the Policy Statement. To analyze these markets under different competitive conditions, Dr. Hieronymus performed his screening



_________________

       /23/Atlantic City Elec. Co., 80 FERC at 61,407.

analysis to take into account seasonal and time-of-day price differences for peak, off-peak, and shoulder periods.

                    (II) THE SCREENING ANALYSIS IS APPLIED PRE- AND POST-DIVESTITURE

          To evaluate the effects of the planned divestitures, Dr. Hieronymus applied the Commission's screening criteria under four scenarios:


          . A pre-divestiture "base case" reflecting the Applicants' currently owned generation, and contracts in effect in 1999.

          . Scenario 2, wherein Con Edison is assumed to have divested its first three "bundles" of generation before Orange and Rockland divests any generation.

          . Scenario 3, wherein Orange and Rockland is assumed to have divested its generation before Con Edison divests, except that Con Edison's share of the Bowline Point station is assumed to be divested at the same time that Orange and Rockland sells its share.

          . Scenario 4, wherein Con Edison and Orange and Rockland are assumed to have completed their divestitures, and contracts in effect at the beginning of 2000 are taken into account.

          The following table summarizes those scenarios:

-----------------------------------------------------------------------------------------------
                                 CON EDISON       CON EDISON           O&R          CON EDISON
                                  DIVESTS          DIVESTS         DIVESTS ALL       DIVESTS
                                 BUNDLES 1-3       BUNDLE 4        GENERATION        BOWLINE
-----------------------------------------------------------------------------------------------
BASE CASE                           --              --               --                 --
("PRE-DIVESTITURE")
-----------------------------------------------------------------------------------------------
SCENARIO 2                           X              --               --                 --
("CON EDISON DIVESTS 1-3")
-----------------------------------------------------------------------------------------------
SCENARIO 3                          --              --                X                  X
("O&R DIVESTS")
-----------------------------------------------------------------------------------------------
SCENARIO 4                           X               X                X                  X
("CON EDISON AND O&R DIVEST")
-----------------------------------------------------------------------------------------------
Bundle 1 ("Arthur Kill") consists of Arthur Kill steam unit and Astoria GTs.
Bundle 2 ("Ravenswood") consists of Ravenswood steam unit and GTs.
Bundle 3 ("Astoria") consists of Astoria steam unit and Narrows and Gowanus GTs.
Bundle 4 ("Steam Electrics") consist of units producing electricity and steam for distribution.
-----------------------------------------------------------------------------------------------

                    (III)   TOTAL CAPACITY

          The overall size of the Total Capacity market exceeds 55,000 MW of generation. Con Edison's pre-divestiture share of that capacity is 20 percent; Orange and Rockland's is 2.4 percent. The market is moderately concentrated. Even prior to any divestiture, the 94 point change in the HHI brought about by the Merger passes the Appendix A screen. Accordingly, the screen is readily passed after divestiture.

--------------------------------------------------------------------------------
                                TOTAL CAPACITY
--------------------------------------------------------------------------------
                    BASE CASE      SCENARIO 2        SCENARIO 3     SCENARIO 4

                                                                    CON EDISON
                                   CON EDISON                         AND O&R
                 PRE-DIVESTITURE   DIVESTS 1-3      O&R DIVESTS       DIVEST
--------------------------------------------------------------------------------
MWs
--------------------------------------------------------------------------------
  Total               55554            55554            55554            55554
--------------------------------------------------------------------------------
  Con Edison          11085             5628            10275             4147
--------------------------------------------------------------------------------
  O&R                  1310             1310              344              344
--------------------------------------------------------------------------------
Shares
--------------------------------------------------------------------------------
  Con Edison           20.0%            10.1%            18.5%             7.5%
--------------------------------------------------------------------------------
  O&R                   2.4%             2.4%             0.6%             0.6%
--------------------------------------------------------------------------------
HHI (pre-merger)       1468             1205             1412             1163
--------------------------------------------------------------------------------
HHI (post-merger)      1562             1253             1435             1172
================================================================================
Delta HHI                94               48               23                9
================================================================================


                    (IV)    UNCOMMITTED CAPACITY

          The Merger also passes the Appendix A screen for Uncommitted Capacity prior to any divestiture. In the capacity market, there are approximately 7100 MW of uncommitted capacity./24/ Before retail capacity access and generation divestiture, Orange and Rockland has no uncommitted capacity. Thus, the Merger causes no change in market concentration, and the HHI delta is zero./25/ Moreover, as Dr. Hieronymus points out, although his analysis treats Con Edison as having 2000 MW of uncommitted capacity due to

________________________

     /24/Uncommitted capacity is total capability minus net peak load and reserve requirements, the latter being calculated using the 18 percent reserve margin requirement of the New York Power Pool ("NYPP").

     /25/Orange and Rockland's retail access program is energy only until May 1, 1999. There may be a one-month period prior to divestiture when Orange and Rockland might have some small amount of uncommitted capacity. However, as Dr. Hieronymus explains, this is so short a term that it should not be a concern for this measure of capacity. Further, as shown, infra, the Applicants not only meet the Commission's traditional criteria for lack of market power during this interim period, they have also committed to interim measures that eliminate any possible market power concerns.

retail access, in fact, all of its capacity currently is committed to load serving entities participating in its retail access program. The Merger passes this criterion even under this conservative approach.

---------------------------------------------------------------------------
                             UNCOMMITTED CAPACITY
---------------------------------------------------------------------------
                    BASE CASE       SCENARIO 2     SCENARIO 3    SCENARIO 4

                                                                CON EDISON
                       PRE-        CON EDISON        O&R         AND O&R
                    DIVESTITURE    DIVESTS 1-3      DIVESTS       DIVEST
---------------------------------------------------------------------------
MWs
---------------------------------------------------------------------------
 Total                 7102            10595           8068           13484
---------------------------------------------------------------------------
 Con Edison            1964                0           1154               0
---------------------------------------------------------------------------
 O&R                      0                0              0               0
---------------------------------------------------------------------------
Shares
---------------------------------------------------------------------------
 Con Edison            27.7%               0%          14.3%              0%
---------------------------------------------------------------------------
 O&R                      0%               0%             0%              0%
---------------------------------------------------------------------------
HHI (pre-merger)       2477             1678           1807            1185
---------------------------------------------------------------------------
HHI (post-merger)      2477             1678           1807            1185
===========================================================================
Delta HHI                 0                0              0               0
===========================================================================


                    (V)     ECONOMIC CAPACITY

          East of Total East Market.  The Merger easily passes the Appendix A
          -------------------------
screen for Economic Capacity once Orange and Rockland's generation is divested. Prior to that divestiture, however, in the downstate market the changes in HHIs for most of the time periods exceed the Appendix A criteria.

          The HHI results for Economic Capacity for all four scenarios for the downstate market are as follows:

-----------------------------------------------------------------------------------------------------------
                                            ECONOMIC CAPACITY
-----------------------------------------------------------------------------------------------------------
EAST OF TOTAL-EAST MARKET
BASE CASE                                               PRE-MERGER                      POST-MERGER
PRE -DIVESTITURE
-----------------------------------------------------------------------------------------------------------
                              PRICE          Con Ed         O&R                                   Delta
                             ($/MWH)         Market       Market         HHI          HHI          HHI
                                             Share         Share
-----------------------------------------------------------------------------------------------------------
Summer Peak                    $40            48.7%         4.6%         2717         3165          448
-----------------------------------------------------------------------------------------------------------
Summer Off-Peak                $20            28.0%         2.6%         1443         1589          146
-----------------------------------------------------------------------------------------------------------
Winter Peak                    $30            44.9%         4.7%         2416         2838          422
-----------------------------------------------------------------------------------------------------------
Winter Off-Peak                $25            27.6%         4.4%         1396         1639          243
-----------------------------------------------------------------------------------------------------------
Shoulder Peak                  $30            44.9%         4.8%         2407         2838          431
-----------------------------------------------------------------------------------------------------------
Shoulder Off-Peak              $15            27.7%         0.3%         1478         1495           17
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                            ECONOMIC CAPACITY
-----------------------------------------------------------------------------------------------------------
EAST OF TOTAL-EAST MARKET
SCENARIO 2                                              PRE-MERGER                      POST-MERGER
CON ED DIVESTS 1-3
-----------------------------------------------------------------------------------------------------------
                              PRICE          Con Ed         O&R                                   Delta
                             ($/MWH)         Market       Market         HHI          HHI          HHI
                                             Share         Share
-----------------------------------------------------------------------------------------------------------
Summer Peak                    $40            26.2%         4.6%         1215         1456          241
-----------------------------------------------------------------------------------------------------------
Summer Off-Peak                $20            28.0%         2.6%         1443         1589          146
-----------------------------------------------------------------------------------------------------------
Winter Peak                    $30            25.2%         4.7%         1178         1415          237
-----------------------------------------------------------------------------------------------------------
Winter Off-Peak                $25            27.6%         4.4%         1396         1639          243
-----------------------------------------------------------------------------------------------------------
Shoulder Peak                  $30            26.0%         4.8%         1198         1448          250
-----------------------------------------------------------------------------------------------------------
Shoulder Off-Peak              $15            27.7%         0.3%         1478         1495           17
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                            ECONOMIC CAPACITY
-----------------------------------------------------------------------------------------------------------
EAST OF TOTAL-EAST MARKET
SCENARIO 3                                              PRE-MERGER                      POST-MERGER
O&R DIVESTS
-----------------------------------------------------------------------------------------------------------
                              PRICE          Con Ed         O&R                                   Delta
                             ($/MWH)         Market       Market         HHI          HHI          HHI
                                             Share         Share
-----------------------------------------------------------------------------------------------------------
Summer Peak                    $40            44.6%         0.3%         2357         2384           27
-----------------------------------------------------------------------------------------------------------
Summer Off-Peak                $20            28.0%         0.3%         1411         1458           17
-----------------------------------------------------------------------------------------------------------
Winter Peak                    $30            41.0%         0.3%         2101         2126           25
-----------------------------------------------------------------------------------------------------------
Winter Off-Peak                $25            27.6%         0.3%         1393         1410           17
-----------------------------------------------------------------------------------------------------------
Shoulder Peak                  $30            40.7%         0.3%         2073         2097           24
-----------------------------------------------------------------------------------------------------------
Shoulder Off-Peak              $15            27.7%         0.3%         1478         1495           17
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                            ECONOMIC CAPACITY
-----------------------------------------------------------------------------------------------------------
EAST OF TOTAL-EAST MARKET
SCENARIO 4
CON EDISON AND                                          PRE-MERGER                      POST-MERGER
O&R DIVEST
-----------------------------------------------------------------------------------------------------------
                              PRICE          Con Ed         O&R                                   Delta
                             ($/MWH)         Market       Market         HHI          HHI          HHI
                                             Share         Share
-----------------------------------------------------------------------------------------------------------
Summer Peak                    $40            18.6%         0.3%          930          941           11
-----------------------------------------------------------------------------------------------------------
Summer Off-Peak                $20            28.0%         0.3%         1441         1458           17
-----------------------------------------------------------------------------------------------------------
Winter Peak                    $30            19.7%         0.3%          952          964           12
-----------------------------------------------------------------------------------------------------------
Winter Off-Peak                $25            27.6%         0.3%         1393         1410           17
-----------------------------------------------------------------------------------------------------------
Shoulder Peak                  $30            18.9%         0.3%          937          948           11
-----------------------------------------------------------------------------------------------------------
Shoulder Off-Peak              $15            27.7%         0.3%         1478         1495           17
-----------------------------------------------------------------------------------------------------------
Note:  Con Edison's market share is lower in Scenario 4 than in Scenario 2 because its share of Bowline is divested with O&R's share and its fourth bundle is divested.
-----------------------------------------------------------------------------------------------------------

          In-City Market. In the in-City market, even prior to Orange and
          --------------
Rockland's divestiture, the HHI screening criteria are met except in peak hours when they are exceeded only very slightly. After divestiture, the screen is readily passed.

                    (VI)   AVAILABLE ECONOMIC CAPACITY

          The calculation of Available Economic Capacity requires knowledge of each competitor's native and requirements load. New York utilities are in the process of both retail access and divestiture. The measure of Available Economic Capacity is thus highly sensitive to the pace of each of these activities. As Dr. Hieronymus points out, the calculation of Available Economic Capacity, therefore, is more complicated here than in some other cases.

          Two key points, however, emerge at the outset. First, after it divests all of its generation, Orange and Rockland will have no Available Economic Capacity, and the Merger will have no effect on market concentration. Hence, the only relevant time period is the interim prior to Orange and Rockland's divestiture. Second, as to that period, the interim measures that the Applicants propose to address Economic Capacity also covers Available Economic Capacity.

          Nonetheless, Dr. Hieronymus analyzes Available Economic Capacity utilizing conservative assumptions as to the pace of the other New York divestitures and retail access. The results of this analysis are similar to the analysis of Economic Capacity. They show that prior to Orange and Rockland's divestiture the analytic screen is exceeded in some time periods, and that upon Orange and Rockland's divestiture the Merger readily passes the screen.

                    (VII)  NEW YORK ISO CAPACITY MARKET

          In addition to the analysis described above that the Commission's Policy Statement dictates, Dr. Hieronymus also analyzed capacity as a product that load serving entities ("LSEs") in New York must purchase under the NYISO rules that are expected to be in place. Under these rules, the relevant geographic markets for capacity in the NYISO capacity market will be different from in the energy market. Generally, the rules will require each LSE to obtain capacity reserves equal to 118 percent of its peak load. This capacity may be located anywhere in New York or be obtained from sources outside the New York State electric system, as permitted according to the NYISO's locational requirements. Thus, under the NYISO rules, there will be a state-wide capacity market unaffected by the Total-East transmission interface. There will, however, be a locational capacity requirement pertaining to New York City. LSEs in New York City will be required to obtain specified levels of capacity reserves from generating capacity located in the City./26/ Thus, there will be a separate in-City capacity market.

          The in-City market can be dealt with summarily. Orange and Rockland does not own any capacity in New York City, and, therefore, cannot participate in the in-City capacity market. The Merger thus does not have any effect on competition in that market, and no interim preventive measures are warranted.

          For the New York State capacity market, Dr. Hieronymus finds that the merged firm will have no market power even before Orange and Rockland's divestiture. He

___________________


     /26/ There will also be a separate locational requirement for capacity in LILCO's service area; however, neither Applicant owns any capacity in that area.

performed two market structure analyses. One analyzes the most likely scenario, and thus takes account of the announced divestitures of New York State Electric & Gas Corporation and Niagara Mohawk Power Corporation, now on-going. The other consists of a "worst case" analysis that ignores both other utilities' divestitures and the Applicants' native load commitments. The most likely scenario shows an HHI of only 870, even prior to Orange and Rockland's divestiture, well within the safe harbor criteria. The worst case analysis shows a moderately concentrated market and, in the interim, prior to Orange and Rockland's divestiture, an HHI delta of 142, slightly above the screening level./27/

          Dr. Hieronymus' analysis of other relevant factors as directed by Step 2 of the Policy Statement, however, shows that even in a "worst case" scenario, Applicants will possess no market power in the New York State capacity market during this interim period. First, Applicants would have less than 20 percent of the capacity that can be bid into the New York State market. The Commission has repeatedly held in market-based rate cases that "Applicants with less than 20 percent of the market have no market power."/28/ The

_____________________

     /27/ The screening criteria are readily passed after Orange and Rockland's divestiture even in this "worst case" analysis.

     /28/ Southwestern Public Service Co., 72 FERC (P) 61,208 at p. 61,966
(1955) (Applicants with less than 20 percent of the market have no market power); Louisville Gas & Electric Co., 62 FERC (P) 61,016 at p. 61,146 (1993); accord Entergy Services, Inc., 58 FERC (P) 61,234 (1992) merged firm with 27 percent share); Southern Co. Services, Inc., 72 FERC (P) 61,324 (1995) (26 percent market share). Because of the very temporary nature of any possible market power issue concerning the NYISO state capacity market, the standard used in market rate applications is logically more appropriately applied in determining whether any interim mitigation is necessary than the merger standard used for assessing longer-term market structure. For the reasons stated above, the key issue here is not ultimate market structure - it is already established that the divestitures now in process will result in the Merger having no effect on market concentration - but rather whether the merged firm will be able to exercise market power during the very brief interim prior to these structural changes. On this issue, the key facts as to the merged firm's non-dominant market share, and the other factors discussed above, more than amply confirm the lack of interim capacity market power.

Commission has deemed such a showing to establish a lack of market power subject only to Commission review after three years. Here, the relevant period is a month or two. Second, the Applicants will still retain most of their native load, served at regulated rates. They, therefore, will have neither the incentive nor the ability profitably to raise prices. Finally, under its New York restructuring settlement, Con Edison's capacity prices are already capped by NYPSC and FERC-filed tariff rates. In short, the facts establish that the Applicants will not possess market power in the New York State capacity market in the event that there is an interim between the closing of the merger and Orange and Rockland's divestiture.

          Nonetheless, to moot any possible merger-related market power concerns during such period, Applicants commit to adhere to the interim preventive measures described below, including measures that preclude the exercise of market power in the capacity market.

               B.     PROPOSED INTERIM MITIGATION MEASURES

          As shown above, upon Orange and Rockland's divestiture, the Merger passes all of the Appendix A screens. During any brief interval between the closing of the Merger and the completion of Orange and Rockland's divestiture, the Applicants propose that:

          . All of their generation resources (i.e., both companies') sold into the wholesale energy market will be bid into the market at a capped bid reflecting their variable costs.

          . This cap will be based on heat rate curves currently used by the NYPP to provide economic dispatch and actual fuel costs.

          . All of their generation resources bid into the NYISO capacity market will be bid at a capped bid reflecting their "to go" (i.e., avoidable) costs./29/

          . These measures will also contain availability criteria to ensure that the Applicants will not withhold their generation from the market.

These interim mitigation measures,/30/ which are set forth in detail in the testimony of Andrew L. Jacob, eliminate any possible market power concerns. They will remain in effect until Orange and Rockland has completed its divestiture.


          2. THE COMMISSION NEED NOT WAIT UNTIL IT RULES ON ORANGE AND ROCKLAND'S SECTION 203 DIVESTITURE FILING TO RULE ON THE MERGER

          The Commission need not wait to ascertain who the buyer(s) of Orange and Rockland's divested generation will be to evaluate and approve the Merger for two reasons. First, as described above, Orange and Rockland will make an FPA section 203 filing with the Commission in connection with its divestiture sale. Thus, the Commission will be able to review Orange and Rockland's proposed asset transfer before it is final to ensure that the purchaser(s) meet the public interest and market power standards in the Policy Statement.

________________

     /29/ As explained in Mr. Jacob's testimony, the "to go" costs in each generating unit are the avoidable costs of keeping a station open and producing electricity, less any margins earned on the sale of energy and ancillary services. In other words, the "to go" costs represent the actual costs of keeping the unit available to provide capacity.

     /30/ The Applicants have termed these interim preventive measures "mitigation measures" in accordance with FERC's practice. However, Applicants believe that the Merger does not create any market power problems to mitigate. Rather, these measures serve to prevent any possible market power problems from arising.

          Second, the identity of the buyer(s) of Orange and Rockland's divested generation assets is irrelevant to the Commission's Appendix A criteria and the calculation of the HHI changes resulting from the Merger./31/ The change in HHI will be sufficiently low (below 50 points) that the Merger will necessarily pass the Appendix A screens. Under the Policy Statement, a merger will not harm competition if the change in HHI is less than 50 points where the post-merger HHI exceeds 1800, and less than 100 points where the post-merger HHI is between 1000 and 1800. Once Orange and Rockland divests its generation, its share of the market will be so miniscule (a .003% share of Economic Capacity) that the change in HHI will be considerably less than 50 points. The change in HHI that will result from the Merger thus will pass the Appendix A screens no matter who purchases Orange and Rockland's generation.

          3.  VERTICAL EFFECTS

          The Commission's Policy Statement also requires an inquiry into whether the vertical effects of a merger will adversely affect competition. The Commission's recent decisions and notice of proposed rulemaking concerning mergers identify two primary

________________

     /31/ The HHI screens incorporated into both the U.S. Department of Justice/Federal Trade Commission ("DOJ/FTC") Merger Guidelines and the Policy Statement to identify mergers that will not harm competition are based on the change in market concentration that results from the merger. The change in HHI that results from the Merger does not depend upon the identity of the purchaser(s) in Orange and Rockland's divestiture auction, which is not related to the Merger. Indeed, the DOJ/FTC Guidelines make clear that the increase in concentration associated with a merger can be calculated by reference only to the market shares of the two merging firms: "The increase in concentration as measured by the HHI can be calculated independently of the overall market concentration by doubling the product of the market shares of the merging firms. For example, the merger of firms with shares of 5 percent and 10 percent of the market would increase the HHI by 100 (5 x 10 x 2 = 100)." U.S. Department of Justice and Federal Trade Commission, Horizontal Merger Guidelines, 57 Fed. Reg. 41,552 at 41,558 n.18 (1992).

vertical issues in electric/gas distribution convergence mergers: (1) whether the merger will create the ability or incentive for the merged firm to raise rivals' costs by using control over gas imports to favor its own gas generation; and (2) whether the merger will likely result in anticompetitive coordination./32/ The Commission has also raised the issue of whether a convergence merger could permit a gas supplier to provide its electric marketing affiliate with preferential access to commercially valuable information about gas generator customers./33/ Dr. Hieronymus analyzes each of the relevant upstream markets and finds that the Merger will not create any of these concerns.


               A.  THE APPLICANTS LACK MARKET POWER OVER SUPPLIES OF COMMODITY
                   GAS

          The upstream market involves three activities: (1) the selling of commodity gas supplies; (2) the transportation of these supplies from gas-producing regions into the market area; and (3) the local distribution of these supplies to gas-fired utilities. Dr. Hieronymus first shows that the Applicants will have no market power over supplies of commodity gas to gas generators.

          Neither Con Edison nor Orange and Rockland owns any gas production facilities and neither is a major aggregator/supplier to unaffiliated retailers and off-system consumers. Consequently, they have no ability to control or affect the availability or price of commodity gas sold to gas marketers and suppliers to gas generators in the market.

______________________

     /32/ See, e.g., Long Island Lighting Co., 80 FERC (P) 61,035, at 61,075-76
(1997) aff'd, 82 FERC (P) 61,216 (1998); San Diego Gas & Elec. Co., 79 FERC at 62,560. Notice of Proposed Rulemaking on Revised Filing Requirements Under Part 33 of the Federal Power Act, Docket No. RM98-4-000 (Apr. 16, 1998), 63 Fed. Reg. 20,340 (Apr. 24, 1998) ("Merger NOPR").

     /33/ See, e.g., Merger NOPR, 63 Fed. Reg. at 20,353.

Dr. Hieronymus' analysis shows that gas to serve generators that can provide electricity to the downstate electricity market is produced over a large geographic area served by multiple pipelines connecting the producing basins to the gas market.

          The Applicants' role in the commodity market is as buyers, not sellers. Although they have purchase contracts for a significant amount of gas, those purchases amount to at most 6.7 percent of the commodity purchases in the region, and after the divestiture of their gas-fueled generation, will drop to 4 percent. Moreover, the Applicants have opened their gas systems to retail access. Consequently, the electric gas generators served by their systems are free to purchase from any gas marketer and are not captive to the Applicants./34/

          The Merger does not give the merged company any market power over the marketing of gas as a commodity. Orange and Rockland exited the gas marketing business in 1996, selling its gas marketing arm to Midcon, now part of KN Energy. Con Edison's subsidiary, Con Edison Solutions, does engage in marketing activities, but as Dr. Hieronymus demonstrates, its sales are relatively small. In short, after the Merger, gas generators will have the same opportunities to buy commodity gas that they had before the Merger. The market will remain unchanged -- highly competitive.

___________________

     /34/ Indeed, Dr. Hieronymus reports that as of June 1998, 41 independent gas marketers have been approved to do business with Con Edison's customers and Con Edison has distributed gas already for 21 of them. Similarly, Orange and Rockland distributes gas for 22 marketers in its service territory.

               B. THE MERGER WILL NOT GIVE THE MERGED COMPANY THE ABILITY TO EXERCISE MARKET POWER OVER ELECTRIC GENERATORS VIA CONTROL OVER GAS TRANSPORTATION

          Dr. Hieronymus' analysis demonstrates that the Merger will not give the Applicants the ability to affect downstream electricity prices by reason of control over long-haul gas transportation for gas generators. The relevant market for gas transportation consists of southeastern New York, northeastern Pennsylvania, and the northern half of New Jersey. The market is larger than simply the downstate New York area and is defined by the operating criterion of essentially interchangeable pipeline delivery points without loss of overall regional pipeline capacity. The gas transportation network in this area serving this market is extensive and highly interconnected. It includes numerous independent long-haul pipeline companies including Columbia Gas Transmission Corp., Transcontinental Gas Pipeline Co., Texas Eastern Transmission Corp., Tennessee Gas Pipeline Co., and Iroquois Gas Transmission System, Inc. -- transporting gas supplies from diverse areas. Together, these pipeline systems have a transmission capacity of approximately 5.8 billion cubic feet per day. Other FERC-certificated pipeline facilities are being added, which will have the effect of expanding the pipeline capacity to serve this market in 1999.

          The Applicants will have no market power over long-haul gas transportation. They do not own any long-haul transportation facilities. They have certain firm transportation rights, but, as Dr. Hieronymus demonstrates, these rights will not give them any ability to exercise market power. First, the merged company will have rights to only 11.1 percent of the long-haul firm delivery rights that will exist in 1999, and the Merger would result in an HHI increase of only 50 points. Thus, even if these contractual rights reflected the ability to influence long-haul capacity, the Merger would meet any possible screening criterion.

          Second, and equally important, the ownership of firm capacity entitlements does not confer the ability to withhold output or raise prices in any relevant market and is not a measure of market power. The Applicants' firm rights are principally committed to their full service retail gas customers. Moreover, the Applicants have no ability to withhold their transportation rights from the market if they are not using them for this purpose. The only way the holder of contractual rights to capacity could use them to drive up downstream gas prices would be if it could restrict available gas delivery to the market by neither using its rights nor releasing them to others. The Applicants, however, cannot withhold the pipeline capacity represented by these entitlements. Any unused capacity simply reverts to the pipeline operator as interruptible capacity for sale to others or must be released under the Commission's Order No. 636./35/ If the Applicants do not use their rights, they lose them to others./36/


               C. THE MERGER WILL NOT CREATE THE INCENTIVE OR ABILITY TO EXERCISE MARKET POWER THROUGH DISCRIMINATORY LOCAL GAS TRANSPORTATION PRACTICES

          The Merger also will not give the Applicants any enhanced incentive or ability to exercise market power by reason of their ownership of local distribution facilities. Both

_________________

     /35/ Pipeline Service Obligations and Revisions to Regulations Governing Self-Implementing Transportation; and Regulation of Natural Gas Pipelines After Wellhead Decontrol, 57 Fed. Reg. 13,267 (Apr. 16, 1992), [Regs. Preambles 1991-1996] FERC Stats. & Regs. (P) 30,939 (1992).

     /36/ Finally, Orange and Rockland has no transportation delivery rights inside New York City. Hence, the Merger also will not affect the transportation supply opportunities available to generators that locate in the City.

Orange and Rockland and Con Edison already operate local distribution businesses that provide service to competing gas generators pursuant to the strictures of NYPSC regulation. The Merger will not change this status or affect the Applicants' incentives. Nor will the Merger give the merged company any additional gas generation that it might have a new incentive or ability to treat preferentially. To the contrary, Orange and Rockland and Con Edison are divesting essentially all of their gas-fueled generation that is served over their distribution facilities. Furthermore, Dr. Hieronymus demonstrates that all of the generating stations that the Applicants' local gas distribution facilities serve have economic bypass alternatives.

          The Applicants will also be subject to code of conduct restrictions that will further protect against possible vertical market power concerns. Con Edison and Orange and Rockland each has in place Standards of Conduct that meet the requirements of Order Nos. 888 and 889 and subsequent decisions./37/ In addition, as part of the settlements of Con Edison's and Orange and Rockland's retail restructuring proceedings, the NYPSC has approved affiliate transactions rules and standards of conduct for each company. The Applicants have proposed to apply these rules to the merged company with certain amendments necessary to address the relationship between two regulated companies (i.e., Con Edison and Orange and Rockland). These rules contain various protections regarding affiliate activities, which Dr. Hieronymus details. Significantly, among them is the Applicants' commitment not to disclose any proprietary gas customer information (i.e., account-specific information) to their electric marketing affiliates without the customer's

________________________

     /37/ The Commission is well aware of the requirements of this code of conduct, and they will not be repeated here. See, e.g., Consolidated Edison Energy, Inc., 83 FERC (P) 61,236 (1998).

consent, and to make available to the affiliate's competitors contemporaneously any general customer or marketer information that is made available to the affiliate.

               D. THE MERGER RAISES NONE OF THE CONCERNS ON WHICH THE COMMISSION FOCUSED IN ENOVA/PACIFIC ENTERPRISES

          In sum, this Merger raises none of the vertical concerns on which the Commission has focused in other contexts. In particular, the facts here are clearly different from those in Enova/Pacific Enterprises. In Enova/Pacific Enterprises, the concern was that Pacific Enterprises, which had a monopoly over long-haul gas transportation and dominant control over gas storage, would, by reason of its affiliation with an electric generating company, obtain the incentive to manipulate the price and availability of gas to favor its newly acquired gas generation./38/ There was also a concern that the merged company might provide information about its gas generator customers on a preferential basis to its electric marketing affiliate./39/

          In this case, the Merger will not create any of these problems. Applicants are mere local distribution companies. Thus, they lack the market power over the supply of gas as an input that Pacific Enterprises was alleged to have. They do not own any long-haul pipelines facilities or any material amount of storage. They have no market power over commodity gas or long-haul transportation. Because the Applicants are existing local distribution companies, the Merger does not change their incentives./40/ Further, because the

___________________

     /38/ San Diego Gas & Elec. Co., 79 FERC (P) 61,372.

     /39/ Id. at 62,556.

     /40/ The Commission held in the LILCO/Brooklyn Union merger that, to the extent the merger did not change LILCO's status as a combination electric and gas distribution company on Long Island, "the proposed transaction does not affect LILCO's incentives." 80 FERC at 61,077. The
                                                                  (Continued...)

Applicants are divesting essentially all of their gas-fueled generation, the Merger does not give them gas generation that they could favor. Finally, the Applicants already have codes of conduct in place that cover sharing of customer information. In short, the Commission's holding in Enova/Pacific Enterprises is inapplicable here.

          No credible argument can be raised that the merged company will have the ability to control gas input prices and/or supply so as to impact electricity prices. This is basically a merger between two wires and pipes companies. It does not raise vertical market power concerns.

     B.   EFFECT ON RATES

          In the Policy Statement, the Commission noted that, in assessing the effects that a proposed merger could have on costs and rates, it will focus on ratepayer protection mechanisms. As set forth in the testimony of William A. Harkins and Frank P. Marino, the Merger will not have any adverse effect on wholesale rates because Con Edison has no wholesale requirements customers and Orange and Rockland's only wholesale requirements contracts are with its subsidiaries, Pike and RECO.

          Orange and Rockland sells full requirements wholesale power to its wholly-owned subsidiaries, Pike in Pennsylvania, and RECO in New Jersey. Pike and RECO have no employees of their own. They make only retail sales. As Mr. Marino explains, because of the nature of Orange and Rockland's wholesale relationship with its utility subsidiaries,

__________________________

Commission found that Brooklyn Union's incentives had been potentially changed, because it had not been in the electric business prior to the merger. Here, each of the Applicants is a combination company prior to the Merger, and as noted earlier, the Merger does not change that status of their incentives.

and given Orange and Rockland's plans to divest fully its generation and the impending availability of retail access in New Jersey and Pennsylvania, ratepayer protections of the specific type described in the Policy Statement are not relevant. The Policy Statement suggests that utilities "negotiate with customers" before filing an "open season" or other ratepayer protection mechanism to be offered in connection with a merger./41/ This provision was plainly intended to apply to third-party customers whose contractual bargain may be affected by a merger, not to the merging parties themselves. The apparent intent of the Policy Statement is to protect ultimate consumers from the unanticipated rate impacts of a merger. In this case, even assuming that the Merger could adversely affect the wholesale rates charged to Pike and RECO, the ultimate customers would not be negatively impacted. As Mr. Marino states, under Orange and Rockland's retail access plans, on May 1, 1999, all of Pike's and RECO's customers will have a choice of supplier. In effect, there will be an "open season" for those customers.

          Likewise, the Merger will not adversely affect the non-requirements wholesale power sales contracts that Con Edison and Orange and Rockland have.
As stated in the testimony of Messrs. Harkins and Marino, any service that customers under such contracts take from either Con Edison or Orange and Rockland is at their choice and governed by their assessment of the economics of a given transaction. If they believe that the price offered for electric service is too high for any reason, they simply can buy from someone else or produce the energy themselves.

_______________________

     /41/ Policy Statement at 30,124.

          Further, as Messrs. Jaeger and Hartwell explain in their testimony, the rates to firm wholesale transmission customers will not be adversely impacted by the Merger. The Applicants will offer transmission service pursuant to the ISO tariff, which the Applicants expect will be operating prior to consummation of the Merger. The ISO tariff is modeled after, and is consistent with, Order No. 888. Thus, under the ISO tariff, transmission customers will not be adversely affected by the Merger.

          In the unlikely event that the ISO tariff is not in place prior to consummation of the Merger, Con Edison and Orange and Rockland are filing, in conjunction with this Application, a joint OATT, which provides access across both companies' systems under a zonal approach. The joint OATT, which if it takes effect would only be in place until the ISO tariff takes effect, allows Con Edison and Orange and Rockland to maintain their present rates. As Messrs. Jaeger and Hartwell describe, because the rates under the joint OATT will be in effect for a short, interim period, if at all, adoption of a consolidated rate is not warranted at this time. The Applicants, therefore, proposal zonal transmission rates that will enhance access to their transmission systems by eliminating rate panicking. The Applicants believe that this approach is reasonable, especially because the proposal holds all current customers at least harmless and offers greater access at one rate to new customers. Again, under the joint OATT, rates to transmission customers will not be adversely affected.

          Finally, Con Edison has a number of long-term firm transmission contracts that were not made under its OATT, and Orange and Rockland has a non-OATT transmission agreement with NYPA under which Orange and Rockland transmits NYPA hydroelectric power to PSE&G. As noted in Messrs. Jaeger's and Hartwell's testimony, Con

Edison and Orange and Rockland commit that neither will seek to increase rates under these transmission agreements to recover any Merger-related costs.

     C.   EFFECT ON REGULATION

          The Commission focuses on two issues in deciding whether a proposed merger would impair effective regulation: (1) whether the merger would shift authority from the Commission to the SEC; and (2) whether affected states have the authority to act on the merger./42/ The Merger will not result in any shift of regulation from the Commission to the SEC. Further, each of the states that regulate the merging parties has jurisdiction to approve the Merger. Consequently, the Merger will not impair regulation.

          As described in Mr. Harkins' testimony, it is anticipated that post-acquisition transactions between Con Edison and Orange and Rockland and their affiliates will be exempt from SEC regulation because CEI will remain an exempt public utility holding company under section 3(a)(1) of PUHCA. Orange and Rockland also will continue as an exempt holding company under section 3(a)(2) of PUHCA. Accordingly, those transactions will remain subject to the Commission's oversight and will be conducted in accordance with the Commission's policies on intra-company services.

          As Mr. Harkins testifies, in those mergers where the merged company has been required to become a registered holding company under PUHCA, FERC has conditioned merger approval on the merged firm's agreement to abide by the Commission's policies with respect to intra-system transactions within the newly-formed holding company

__________________

     /42/ Policy Statement at 30,124-25.

structure. The Applicants do not believe that the SEC will require CEI to become a registered holding company. If the SEC were to require such registration as a condition of Merger approval, however, the Applicants commit that for FERC ratemaking purposes, they will follow the Commission's policies regarding treatment of costs and revenues associated with intra-company services.

          As to the issue of whether affected states have the authority to act on the Merger, the Applicants have requested approval of the Merger by the state public utility commissions in all of the relevant state jurisdictions -- New York, New Jersey, and Pennsylvania. Accordingly, any impact that the Merger might have on state regulatory authority will be addressed in the state proceedings and need not affect this proceeding. Of course, each state regulatory agency may intervene as of right in this proceeding.

VI.  THE MERGER ACCOUNTING
     ---------------------

          The Policy Statement states that "proper accounting treatment is . . . a requirement for all mergers."/43/ As described in the testimony of Hyman Schoenblum, Con Edison and Orange and Rockland will each record as a regulatory asset in FERC Account 182 the respective costs that they incur to achieve the Merger. Assuming that the Merger is approved, such costs will be amortized over the five years beginning July 1, 1999. The July 1999 date was selected to match the period when synergy savings are expected to begin, thereby matching the Merger costs with the Merger savings. The amortization of the regulatory asset will be a charge to Miscellaneous General Expenses (FERC Account 930.2).

____________________

     /43/ Policy Statement at 30,126 (footnote omitted).

Journal entries for CEI, Con Edison, and Orange and Rockland illustrating how the companies intend to account for the costs of the Merger are included in Exhibit No. APP-103 to Mr. Schoenblum's testimony. In addition, Exhibits C, E and F to the Application, which include pro forma balance sheets of CEI and Orange and Rockland, also illustrate the accounting treatment of the costs of the Merger.

          The Merger is an acquisition of the common stock of Orange and Rockland by CEI and will be recorded using the purchase method of accounting for business combinations in accordance with Accounting Principles Board Opinion No.
16. The purchase price will be compared to the fair value of Orange and Rockland's net assets (which is assumed to be book value) at the time that the transaction is completed, with the difference reflected as goodwill on CEI's books and amortized over a 40-year period. As shown on the pro forma journal entries, Con Edison and Orange and Rockland will reimburse CEI for their appropriate share of goodwill expenses. The charges for the subsidiaries' shares of goodwill will be "below-the-line" expenses charged to Miscellaneous Amortizations (FERC Account 425).

          As Mr. Schoenblum also testifies, post-Merger Con Edison and Orange and Rockland will share many of the administrative functions that are currently performed by two separate organizations. These areas include accounting, auditing, information resources, treasury, legal, and corporate. In accordance with general instruction No. 14 of the Uniform System of Accounts, records will be kept reflecting the details of the post-Merger consolidation of administrative functions.

VII. OTHER FILINGS
     -------------

          In addition to the approval and related authorizations requested from the Commission pursuant to FPA sections 203, and the joint OATT and revised Standards of Conduct for Orange and Rockland that the Applicants are filing contemporaneously with the Commission under FPA section 205, the Applicants have also filed, or will hereafter file, the following requests for Federal and State regulatory approvals in connection with the Merger:

     A.   OTHER FEDERAL FILINGS

          1.   SEC

          As stated above, CEI owns all of Con Edison's issued and outstanding common stock and is a public utility holding company under section 3(a)(1) of PUHCA. The Applicants, therefore, must file for approval of the Merger before the SEC pursuant to PUHCA section 9(a)(2). The Applicants expect to file for such approval within approximately the next 30 days. CEI and Orange and Rockland shall continue to claim their exemptions from registration under PUHCA after the Merger.

          2.   HART-SCOTT-RODINO

          Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), the Merger may not be consummated until certain information has been submitted to the DOJ and the FTC and the HSR waiting period has been satisfied. It is expected that CEI and Orange and Rockland will submit their respective notification and report forms and all required information to the DOJ and FTC in the fourth quarter of this year.

       B. STATE FILINGS

          1.  NEW YORK

          Con Edison and Orange and Rockland are subject to the jurisdiction of the NYPSC. On June 22, 1998, the Applicants filed a petition with the NYPSC requesting approval of the Merger, a copy of which is included in Exhibit G to this Application.

          2.  NEW JERSEY

          Orange and Rockland's utility subsidiary, RECO, is subject to the jurisdiction of the New Jersey Board of Public Utilities ("NJBPU"). On July 2, 1998, the Applicants filed a petition with the NJBPU requesting approval of the Merger, a copy of which is included in Exhibit G to this Application.

          3.  PENNSYLVANIA

          Orange and Rockland's other utility subsidiary, Pike, is subject to the jurisdiction of the PAPUC. On July 2, 1998, the Applicants filed a petition with the PAPUC requesting approval of the Merger, a copy of which is included in Exhibit G to this Application.

VIII.  INFORMATION SUBMITTED UNDER THE ACQUISITION
       -------------------------------------------
       AND MERGER FILING REQUIREMENTS OF 18 C.F.R. (S) 33.2
       ----------------------------------------------------

       A. SECTION 33.2(A)

          THE EXACT NAME AND ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF THE APPLICANTS.

              Consolidated Edison Company of New York, Inc.
              4 Irving Place
              New York, New York  10003

               Orange and Rockland Utilities, Inc.
               One Blue Hill Plaza
               Pearl River, New York  10965

     B.   SECTION 33.2(B)

          NAME AND ADDRESS OF THE PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS WITH RESPECT TO THE APPLICATION.

               For Con Edison:
               --------------

               Donald J. Stauber
               Associate Counsel
               Consolidated Edison Company of New York, Inc.
               4 Irving Place
               Room 1815-S
               New York, New York  10003

               For Orange and Rockland:
               -----------------------

               G.D. Caliendo
               Senior Vice President & General Counsel
               Orange and Rockland Utilities, Inc.
               One Blue Hill Plaza
               Pearl River, New York 10965

               Counsel:
               -------

               Douglas G. Green
               Steptoe & Johnson LLP
               1330 Connecticut Avenue, N.W.
               Washington, D.C.  20036

          The Applicants request that the names of these persons be placed upon the official service list compiled by the Secretary of the Commission in this proceeding.

     C.   SECTION 33.2(C)

          DESIGNATION OF THE TERRITORIES SERVED, BY COUNTIES AND STATES.

          This information is contained in Section III of this Application.

     D.   SECTION 33.2(D)

          A GENERAL STATEMENT BRIEFLY DESCRIBING THE FACILITIES OWNED OR OPERATED FOR TRANSMISSION OF ELECTRIC ENERGY IN INTERSTATE COMMERCE OR THE SALE OF ELECTRIC AT WHOLESALE IN INTERSTATE COMMERCE.

          This information is contained in Section III of this Application.

     E.   SECTION 33.2(E)

          WHETHER THE APPLICATION IS FOR DISPOSITION OF FACILITIES BY SALE, LEASE, OR OTHERWISE, A MERGER OR CONSOLIDATION OF FACILITIES, OR FOR PURCHASE OR ACQUISITION OF SECURITIES OF A PUBLIC UTILITY, ALSO A DESCRIPTION OF THE CONSIDERATION, IF ANY, AND THE METHOD OF ARRIVING AT THE AMOUNT THEREOF.

          The Merger involves the acquisition by CEI of the common stock of Orange and Rockland for the consideration of $58.50 per share, as described in
Section IV of this Application.

     F.   SECTION 33.2(F)

          A STATEMENT OF FACILITIES TO BE DISPOSED OF, CONSOLIDATED, OR MERGED, GIVING A DESCRIPTION OF THEIR PRESENT USE AND OF THEIR PROPOSED USE AFTER DISPOSITION, CONSOLIDATION, OR MERGER. STATE WHETHER THE PROPOSED DISPOSITION OF FACILITIES OR PLAN FOR CONSOLIDATION OR MERGER INCLUDES ALL THE OPERATING FACILITIES OF THE PARTIES TO THE TRANSACTION.

          A description of the facilities to be merged is set forth in Section III of this Application. As a result of the Merger, Orange and Rockland will become a wholly-owned subsidiary of CEI. Orange and Rockland will retain ownership of all of its subsidiaries, including its two public utility subsidiaries, RECO and Pike. The Merger includes all of the operating facilities of Orange and Rockland. All jurisdictional facilities shall be operated after the consummation of the Merger in substantially the same manner as they currently are operated.

     G.   SECTION 33.2(G)

          A STATEMENT (IN THE FORM PRESCRIBED BY THE COMMISSION'S UNIFORM SYSTEM OF ACCOUNTS FOR PUBLIC UTILITIES AND LICENSEES) OF THE COST OF THE FACILITIES INVOLVED IN THE SALE, LEASE, OR OTHER DISPOSITION OR MERGER OR CONSOLIDATION. IF ORIGINAL COST IS NOT KNOWN, AN ESTIMATE OF ORIGINAL COST BASED, INSOFAR AS POSSIBLE, UPON RECORDS OR DATA OF THE APPLICANT OR ITS PREDECESSORS MUST BE FURNISHED, TOGETHER WITH A FULL EXPLANATION OF THE MANNER IN WHICH SUCH ESTIMATE HAS BEEN MADE, AND A DESCRIPTION AND STATEMENT OF THE PRESENT CUSTODY OF ALL EXISTING PERTINENT DATA AND RECORDS.

          The costs of the facilities involved in the Merger are set forth in the financial statements attached hereto as Exhibit C in accordance with section
33.3 of the Commission's regulations.

     H.   SECTION 33.2(H)

          A STATEMENT AS TO THE EFFECT OF PROPOSED TRANSACTION UPON ANY CONTRACT FOR THE PURCHASE, SALE, OR INTERCHANGE OF ELECTRIC ENERGY.

          The Merger will have no material effect upon any contract of the Applicants for the purchase, sale, or interchange of electric energy.

     I.   SECTION 33.2(I)

          A STATEMENT AS TO WHETHER OR NOT ANY APPLICATION WITH RESPECT TO THE TRANSACTION OR ANY PART THEREOF IS REQUIRED TO BE FILED WITH ANY OTHER FEDERAL OR STATE REGULATORY BODY.

          The other federal and state filings required in connection with the Merger are set forth in Section VII of this Application.

     J.   SECTION 33.2(J)

          THE FACTS RELIED UPON BY THE APPLICANTS TO SHOW THAT THE PROPOSED DISPOSITION, MERGER, OR CONSOLIDATION OF FACILITIES OR ACQUISITION OF SECURITIES WILL BE CONSISTENT WITH THE PUBLIC INTEREST.

          The facts relied upon by the Applicants to show that the Merger will be consistent with the public interest are set forth in this Application, and the related exhibits and testimony herewith submitted.

     K.   SECTION 33.2(K)

          A BRIEF STATEMENT OF FRANCHISES HELD, SHOWING DATE OF EXPIRATION IF NOT PERPETUAL.

          Con Edison and Orange and Rockland each submit that it possesses franchises, consents, or other rights necessary for its provision of electric, gas or steam service in its service territory. A brief statement of the franchises held by the Applicants is hereto attached as Attachment 2.

     L.   SECTION 33.2(L)

          FORM OF NOTICE.

          A form of notice suitable for publication in the Federal Register that briefly summarizes the facts contained in this Application is hereto attached. An electronic version of the notice is also submitted herewith on a 3 1/2 " diskette, in WordPerfect 5.1 for DOS.

IX.  REQUIRED EXHIBITS UNDER 18 C.F.R. (S) 33.3
     ------------------------------------------

          The exhibits required pursuant to section 33.3 of the Commission's regulations are included with this filing as Exhibits A through I.

X.   PROCEDURAL MATTERS
     ------------------

     A.   REQUEST FOR APPROVAL WITHOUT HEARING

          The Applicants respectfully request that the Commission approve the Merger without a hearing on the basis of the facts and analyses set forth in this Application and supporting testimony and exhibits, which demonstrate that the Merger will not have an adverse effect on competition, rates, or regulation.

     B.   CLOSING DATE

          The Merger is scheduled to close on or before March 31, 1999. The Applicants shall advise the Commission of the actual closing date promptly upon its occurrence.

XI.  CONCLUSION
     ----------

          For the reasons set forth in this Application and the supporting testimony and exhibits, the Applicants respectfully request that the Commission:

          1. Find that the Merger will not have a potential adverse effect on competition, rates, or regulation, and that this filing with the Commission satisfies all applicable requirements for authorization of the Merger under section 203 of the Federal Power Act and part 33 of the Commission's regulations;

          2. Approve the Merger and grant any and all other authorizations or approvals incidental thereto that may be required;

          3. Issue such approvals and related authorizations based on the Application and supporting materials, without hearing; and

          4. Waive any filing requirement or other regulation as the Commission may find necessary or appropriate to allow this Application to be accepted for filing and granted.

                         Respectfully submitted,



                         ___________________________________
                         Douglas G. Green
                         Steven J. Ross
                         Jane I. Ryan
                         Steptoe & Johnson LLP
                         1330 Connecticut Avenue, N.W.
                         Washington, DC  20036
                         Phone:  (202) 429-3000
                         Fax:  (202) 429-3902


John D. McMahon                             G. D. Caliendo
Senior Vice President and General Counsel   Senior Vice President and General
Consolidated Edison Company                   Counsel
  of New York, Inc.                         Orange and Rockland Utilities, Inc.
4 Irving Place                              One Blue Hill Plaza
New York, New York  10003                   Pearl River, New York  10965
Phone:  (212) 460-4600                      Phone:  (914) 352-6000



September 9, 1998

                                 TESTIMONY OF
                               HYMAN SCHOENBLUM

                                 ON BEHALF OF
                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                      AND
                      ORANGE AND ROCKLAND UTILITIES, INC.


Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is Hyman Schoenblum and my business address is 4 Irving Place, New York, New York 10003.

Q.   BY WHOM ARE YOU EMPLOYED?

A. I am employed by Consolidated Edison Company of New York, Inc. ("Con Edison" or the "Company") as Vice President and Controller.

Q. PLEASE DESCRIBE YOUR EDUCATIONAL BACKGROUND, PROFESSIONAL QUALIFICATIONS AND BUSINESS EXPERIENCE.

A. I was graduated from Baruch College in 1970, with a Bachelor of Business Administration Degree in Accounting. In June 1977, I received a Masters Degree in Finance from Baruch College.

          I have been employed by Con Edison since July 1971. I worked for ten years in the Accounting Research and Procedures Section of the Corporate Accounting Department, rising to the position of Section Manager. In July 1981, I was promoted to Assistant Controller. From

     November 1993 until June 1996, I was a Director in the Corporate Planning Department working on various aspects of the electric restructuring proceeding conducted by the New York Public Service Commission ("NYPSC"). In July 1996, I returned to Corporate Accounting as a Director responsible for the accounting and financial matters associated with electric restructuring. In March 1997, I was promoted to Vice President and Treasurer, and in October 1997, I was appointed to my current position of Vice President and Controller.

Q.   HAVE YOU APPEARED AS A WITNESS BEFORE ANY REGULATORY COMMISSIONS?

A. Yes, I have appeared before the NYPSC on numerous occasions as a witness in support of Con Edison rate applications.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY IN THIS PROCEEDING?

A. My testimony is submitted in support of the proposed acquisition by Consolidated Edison, Inc. ("CEI") of the common stock of Orange and Rockland Utilities, Inc. ("Orange and Rockland") (the "Merger"). As background, I will describe Con Edison, its corporate structure, and the planned divestiture of its generation assets. I also will describe generally the reasons why CEI decided to merge with Orange and Rockland, the structure of the Merger, the expected costs and savings associated with the Merger, and the proposed accounting treatment for those costs and savings. I also will identify other witnesses testifying in support of the Merger.

EXISTING CORPORATE STRUCTURE
----------------------------

Q.   PLEASE DESCRIBE CON EDISON AS IT IS CURRENTLY ORGANIZED.

A. Con Edison is an electric, gas, and steam corporation organized under the laws of the State of New York and has its principal place of business at 4 Irving Place, New York, New York 10003. Con Edison is a public utility subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC" or "Commission") under the Federal Power Act ("FPA"). Con Edison is a wholly-owned subsidiary of CEI, whose formation FERC authorized in 1997 (81 FERC (P) 62,070 (1997)). CEI is a public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA") and is exempt from regulation by the Securities and Exchange Commission ("SEC") in accordance with section 3(a)(1) of PUHCA. The current corporate structure of CEI is reflected in Exhibit No. APP-101 to my testimony.

Q.   PLEASE DESCRIBE CON EDISON'S ELECTRIC SERVICE TERRITORY AND ITS CUSTOMERS.

A. Con Edison supplies retail electric service in all of New York City (except part of the Borough of Queens) and in most of Westchester County, New York to approximately three million customers. The Con Edison system has a projected peak load of 9,585 MW in 1998. Currently, Con Edison provides retail access to approximately 1,000 MW of customer load, with another 1,000 MW to have retail access on April 1, 1999, and the balance gaining access thereafter. Con Edison has no wholesale electric requirements customers, but does make off-system electric sales, as described in the testimony of William A. Harkins. Con Edison's wholesale transmission service arrangements are described in the joint testimony of William L. Jaeger and James Hartwell.

Q. HOW HAS CON EDISON STRUCTURED ITSELF TO RESPOND TO CHANGES IN THE ELECTRIC INDUSTRY?

A. Con Edison has functionally separated its merchant function from its transmission system operations. The merchant function activities are conducted by Con Edison's MegaWatt Hour Store. The transmission system is operated by the System and Transmission Operations Department.

          CEI has formed three unregulated subsidiaries (Con Edison Energy ("CEE"), Con Edison Solutions ("CES"), and Consolidated Edison Development ("CEDI")) to engage in energy transactions and to acquire and operate electric generation capacity. It is envisioned that any future acquisitions of generating capacity will be through CEE or CEDI, rather than by Con Edison.

          After the divestiture of its generation capacity, which I will describe shortly, Con Edison will focus chiefly on the provision of transmission and distribution services. Con Edison's restructuring is complemented by the creation of a New York Independent System Operator ("NYISO"), which will provide and administer transmission services rendered over Con Edison's system. The status of the NYISO and its impact on transmission arrangements post-Merger are discussed in the testimony of Messrs. Jaeger and Hartwell.

Q.   PLEASE DESCRIBE GENERALLY CON EDISON'S GAS BUSINESS.

A. Con Edison provides retail gas service to approximately one million customers in Manhattan, the Bronx, and parts of Queens and Westchester Counties. As of December 31, 1997, the gas distribution system included 4,189 miles of mains. The highest historical maximum firm daily gas sendout of 803 mdth (thousands of dekatherms) occurred on January 18, 1997. Con Edison has a maximum daily firm gas delivery capability of 910 mdth, which is available from the following sources: direct purchases - 584 mdth; storage withdrawals - 160 mdth, and Company LNG (liquefied natural gas) - 166 mdth.

          Con Edison has firm gas supply contracts with 16 gas suppliers for an aggregate annual quantity of approximately 128 million dth. In addition to its long-term supply sources, Con Edison purchases spot gas from producers and marketers. During 1997, Con Edison purchased 117 million dth of firm supply and 115 million dth of spot gas. Con Edison made purchases for electric generation of approximately 110 million dth of gas, or 46 percent of the total gas delivered.

          Con Edison's gas purchases are delivered under firm and interruptible transportation agreements with seven major interstate pipeline companies:
     Texas Eastern Transmission Corporation ("Texas Eastern"), Transcontinental Gas Pipeline Corporation ("Transco"), Tennessee Gas Pipeline Company ("Tennessee"), Algonquin Gas Transmission Company, Iroquois Gas Transmission System, National Fuel Gas Supply Corporation, and CNG Transmission Corporation ("CNG"). With regard to gas storage, Con Edison is part owner of the Honeoye Storage facility and a customer of the storage service provided by that facility, and has long-term firm gas storage contracts with Tennessee, Transco, Texas Eastern, and CNG.

          As of July 1998, Con Edison provides firm and interruptible gas transportation for approximately 11,500 industrial, commercial, and residential customers in its gas service territory that have elected to participate in Con Edison's gas retail access program and obtain their gas supplies from third-party suppliers. During 1997, Con Edison transported approximately 25.5 million dth of gas under this program.

          Gas for the Company's full service customers and its gas retail access program are managed on a day-to-day basis by Con Edison's Gas Supply Department. Gas purchases for electric generation are managed on a day-to-day basis by Con Edison's Energy Management Department. The distribution of gas to Con Edison's gas service customers and electric generation stations is managed on a day-to-day basis by the Gas Operations Department and the Gas Control Section of the Gas Supply Department.

Q.   PLEASE DESCRIBE ORANGE AND ROCKLAND AS IT CURRENTLY EXISTS.

A. Orange and Rockland is an electric and gas corporation, organized under the laws of the State of New York and has its principal place of business at One Blue Hill Plaza, Pearl River, New York 10965. Orange and Rockland is a public utility subject to FERC's jurisdiction under the FPA. Orange and Rockland has two wholly-owned utility subsidiaries: Rockland Electric Company ("RECO"), a New Jersey corporation; and Pike County Light & Power Company ("Pike"), a Pennsylvania corporation. Orange and Rockland is a public utility holding company that is exempt from SEC regulation under section 3(a)(2) of PUHCA.

Q.   PLEASE DESCRIBE ORANGE AND ROCKLAND'S SERVICE TERRITORY AND ITS CUSTOMERS.

A. Orange and Rockland supplies retail gas and electric service in all of Rockland County, most of Orange County, and part of Sullivan County, New York. In New Jersey, Orange and Rockland's utility subsidiary, RECO, supplies retail electric service in parts of Bergen County, Passaic County, and Sussex County. In Pennsylvania, Orange and Rockland's utility subsidiary, Pike, supplies retail gas and electric service in parts of Pike County. More details concerning Orange and Rockland and its business functions are provided in the testimony of G. D. Caliendo and Frank P. Marino. As Mr. Marino's testimony describes, Orange and Rockland's corporate structure is such that it provides full requirements wholesale service to RECO and Pike pursuant to FERC-approved tariffs. Mr. Marino also describes Orange and Rockland's off-system wholesale sales. Messrs. Jaeger and Hartwell describe Orange and Rockland's wholesale transmission service arrangements. RECO and Pike have no wholesale electric customers.

          Orange and Rockland currently owns 964 MW of installed generating capacity. In its Electric Rate and Restructuring Plan, dated November 6, 1996, which the NYPSC approved in its orders dated November 26, and December 31, 1997, Orange and Rockland agreed to divest all of its electric generating assets. On April 16, 1998, the NYPSC approved the process for the auctioning of Orange and Rockland's electric generating assets. The divestiture process, which is expected to be completed by May 31, 1999, is described in Mr. Marino's testimony.

THE MERGER
----------

Q.   PLEASE DESCRIBE THE BACKGROUND TO THE MERGER.

A. Dramatic changes are occurring in the electric and gas industries at the federal and state levels, resulting in an increasingly competitive environment in which traditionally-regulated gas and electric utilities must do business. As a consequence of this industry transformation, Con Edison and Orange and Rockland have each engaged in an on-going evaluation of the energy industry to determine how best to respond to these changes. As described further in the testimony of Mr. Caliendo, several months ago, the companies commenced exploratory discussions to determine whether some form of business combination might provide a mutually beneficial setting for responding to this evolving and increasingly competitive energy marketplace. Those discussions culminated in a series of intensive meetings, and ultimately in an agreement on the terms and conditions of a business combination that are set forth in the Agreement and Plan of Merger, dated as of May 10, 1998 ("Merger Agreement"), a copy of which is attached as Exhibit H to the Application. The Boards of Directors of Orange and Rockland and CEI, respectively, approved the Merger Agreement. Orange and Rockland's shareholders approved it on August 20, 1998. CEI shareholder approval is not required.

Q.   PLEASE DESCRIBE THE MERGER.

A. In accordance with the terms and conditions of the Merger Agreement, CEI proposes to acquire all of the common stock of Orange and Rockland for

     $58.50 per share in cash. To effect the Merger, C Acquisition Corp., a special purpose subsidiary of CEI, will merge with and into Orange and Rockland. Each outstanding share of Orange and Rockland stock will be converted into the right to receive $58.50, and each share of C Acquisition Corp. will be converted into a share of Orange and Rockland. As a result, Orange and Rockland will be the surviving corporation and will become a subsidiary of CEI. The existing subsidiaries of Orange and Rockland, both regulated and unregulated, are expected to remain Orange and Rockland subsidiaries. Attached as Exhibit No. APP-102 is a chart depicting the post-Merger corporate organization of the merging companies. It is expected that Con Edison, Orange and Rockland, RECO, and Pike each will retain its separate corporate identity and name, assets and liabilities, franchises, and certificates of public convenience and necessity. The Merger is forecasted to close on or about March 31, 1999.

DIVESTITURE OF GENERATION CAPACITY
----------------------------------

Q.   PLEASE DESCRIBE CON EDISON'S GENERATION DIVESTITURE PROGRAM.

A. Con Edison has undertaken a comprehensive restructuring of its retail electric service pursuant to a settlement agreement ("Restructuring Agreement"), which the NYPSC approved by orders issued September 23, and November 3, 1997, in Case 96-E-0897, subject to certain conditions and understandings. The Restructuring Agreement committed Con Edison to divest at least 50 percent of its New York City fossil-fueled electric generating capacity ("In-City Capacity") to unaffiliated third parties by year-end 2002. In addition, the Restructuring Agreement required Con Edison to transfer to its unregulated affiliates, by year-end 2002, all of its electric generating plants not sold to third parties, except for the Indian Point No. 2 nuclear generating facility and its associated gas turbines.

          On February 27, 1998, Con Edison filed with the NYPSC a plan ("Divestiture Plan") to implement the divestiture of its electric generating facilities. On April 15, 1998, Con Edison also proposed to divest its steam/electric (co-generating) units located in New York City, as set forth in its Steam System Plan.

          The Merger does not affect the Divestiture Plan. Pursuant to the Divestiture Plan, Con Edison will auction off its electric generating facilities in three bundles:

          . 1,434 MW consisting of the Arthur Kill generating station and Astoria gas turbines ("Arthur Kill bundle");

          . 2,168 MW consisting of the Ravenswood generating station and gas turbines ("Ravenswood bundle"); and

          . 1,858 MW consisting of the Astoria generating station plus the Gowanus and Narrows gas turbines ("Astoria bundle").

     Closing on the sales of these three bundles is expected by the end of the first quarter of 1999. No purchaser may purchase more than one of these three bundles. Under Con Edison's Steam System Plan, Con Edison will auction off the remainder of its generation in New York City in a fourth bundle consisting of 463 MW of units that produce electricity and steam for Con Edison's steam delivery system ("Steam electric bundle"). Con Edison plans to close on the sales of the fourth bundle by the end of 1999.

          The NYPSC, in its July 21, 1998 Order, gave Con Edison the option of having its unregulated affiliate participate in the auction to purchase one of the initial three bundles, subject to certain conditions. On July 24, 1998, Con Edison advised the NYPSC that its affiliate would forego its right to participate in the auction based on the understanding that Con Edison would receive certain treatment of any gains from the sales. The NYPSC approved Con Edison's proposal on August 5, 1998. Accordingly, Con Edison plans to divest all of its In-City Capacity generation to third parties. As part of the Divestiture Plan, Con Edison expects to transfer certain step-up transformers and other jurisdictional facilities. Thus, the transfers ultimately will require the Commission's approval under FPA section 203.

          Con Edison filed with FERC on June 1, 1998, localized market power mitigation measures designed to facilitate its Divestiture Plan. These localized market power measures will prevent the new owners of Con Edison's generation from exercising localized market power due to the unique local transmission constraints and reliability rules in New York City.

          Con Edison is seeking FERC approval of these measures now because the new buyers need to know the economic consequences of localized In-City constraints before they can value their bids in the divestiture auction. The individual buyers, of course, will also have to obtain market-based pricing authority from FERC before they can sell this generation at market prices in the broader markets outside the City.

          Con Edison is also divesting its two-thirds interest in the Bowline Point generating station that it co-owns with Orange and Rockland, which owns the remaining one-third interest. By agreement with Orange and Rockland, Con Edison's two-thirds (810 MW) interest will be sold (with Orange and Rockland acting as Con Edison's agent) in connection with Orange and Rockland's auction of all of its electric generation assets, as discussed in Mr. Marino's testimony. Similarly, Con Edison has announced its intention to divest its 400 MW interest in Central Hudson Gas & Electric Corporation's Roseton station in conjunction with Central Hudson's divestiture auction.

Merger Benefits
---------------

Q.   HOW DOES THE MERGER FIT WITH CON EDISON'S STRATEGIC GOALS?

A. Con Edison's plan is to enlarge its transmission and distribution business and customer base. The Merger will contribute to that goal, and it will create efficiencies and facilitate the enhancement of customer services.

Q.   WHAT BENEFITS WILL THE MERGER PRODUCE?

A. The benefits from the Merger are driven by the operating efficiencies, mostly in the administrative areas of the companies, and from expected economies of scale.

Q.   PLEASE EXPLAIN HOW INCREASED EFFICIENCIES CAN BE ACHIEVED.

A. As competition intensifies within the industry, the combined resources of Con Edison and Orange and Rockland will contribute to overall business success. The combination of resources will benefit many areas, including utility operations, product development, and corporate services. The Merger is expected to lower the costs of providing energy and related services when compared to the stand-alone costs of Con Edison and Orange and Rockland, and will improve the efficiency of the combined companies by increasing the customer base and providing synergies for the merged companies.

Q. IS BRINGING THE PERSONNEL OF THE TWO COMPANIES TOGETHER AN IMPORTANT BENEFIT OF THE MERGER TO CUSTOMERS?

A. Yes, it is. Con Edison and Orange and Rockland are expected to remain independent companies following the Merger. However, the Merger will facilitate the integration of the capabilities, talents, and strengths of the personnel of the two companies as well as the adoption of the best practices of the two companies to facilitate efficiencies. The result will be a whole that is greater than the sum of its parts, an arrangement that will facilitate each company's ability to provide reliable transmission and distribution services at reasonable rates.

ACCOUNTING MATTERS
------------------

Q.   PLEASE DESCRIBE THE COSTS ASSOCIATED WITH THE MERGER.

A. Costs associated with the Merger consist of transaction, transition, and employee costs. Transaction costs incurred to accomplish the Merger include investment banking, legal, and consulting fees. Transition costs are costs, other than transaction and employee costs, necessary to achieve the combination of the companies. Examples of such costs include information systems integration and communication costs, and the cost of regulatory approvals. Employee costs include separation costs, relocation, and training costs.

Q. HOW WILL THESE COSTS BE ACCOUNTED FOR ON CON EDISON'S AND ORANGE AND ROCKLAND'S BOOKS?

A. The costs to achieve the Merger will be incurred by both Con Edison and Orange and Rockland and will be recorded as a regulatory asset in FERC Account 182 for the respective companies. Assuming that the Merger is approved, such costs will be amortized over the five years beginning July 1,

     1999. The July 1999 date was selected to match the period when the synergy savings are expected to begin, thus matching the Merger costs with the synergy savings. The five-year amortization period is consistent with the time period that Con Edison has historically utilized, and the NYPSC has approved, to recover significant expenditures such as the costs of its demand side management and enlightened energy programs. The amortization of the regulatory asset will be a charge to Miscellaneous General Expenses (FERC Account 930.2). Attached as Exhibit No. APP-103 are pro forma journal entries for CEI, Con Edison, and Orange and Rockland that illustrate how the companies intend to account for the costs of the Merger. I also am sponsoring Exhibit Nos. C, E, and F to the Application, which include pro forma balance sheets of CEI and Orange and Rockland that also illustrate the accounting treatment of the costs of the Merger.

Q. HOW WILL THE ACQUISITION OF THE COMMON STOCK OF ORANGE AND ROCKLAND BE ACCOUNTED FOR?

A. The acquisition is a purchase of Orange and Rockland by CEI and will be recorded using the purchase method of accounting for business combinations in accordance with Accounting Principles Board Opinion No. 16. The purchase price will be compared to the fair value of Orange and Rockland's net assets (which is assumed to be book value) at the time that the transaction is completed, with the difference reflected as goodwill on CEI's books and amortized over a 40-year period. As shown by the pro forma journal entries in Exhibit No. APP-103, Con Edison and Orange and Rockland will reimburse CEI for their appropriate shares of goodwill expenses. The charges for the subsidiaries' shares of goodwill will be "below-the-line" expenses charged to Miscellaneous Amortizations (FERC Account 425).

Q. WHAT TYPES OF SERVICE WILL CON EDISON AND ORANGE AND ROCKLAND PROVIDE TO EACH OTHER POST-MERGER?

A. The two companies will share many of the administrative functions that are currently performed by two separate organizations. These areas include accounting, auditing, information resources, treasury, legal, and corporate.

Q. HOW WILL THE COSTS OF THE JOINT ADMINISTRATIVE FUNCTIONS BE ALLOCATED AMONG THE REGULATED SUBSIDIARIES?

A. In accordance with general instruction No. 14 of the Uniform System of Accounts, records will be kept reflecting the details of the post-Merger consolidation of administrative functions.

SUMMARY OF THE FILING
---------------------

Q.   PLEASE SUMMARIZE THE COMPANIES' FILING IN THIS PROCEEDING.

A. The Application, together with the supporting testimony and exhibits, demonstrate the following:

          (1)  the Merger will not adversely affect competition;

          (2)  the Merger will not subject customers to increased rates;

          (3) the Merger will not impair the effectiveness of Commission and state regulation; and

          (4) the accounting treatment for the Merger complies with the Commission's rules and generally accepted accounting principles.

     Consequently, FERC should find that the Merger is consistent with the public interest.

Q.   PLEASE DESCRIBE GENERALLY OTHER TESTIMONY SUBMITTED IN SUPPORT OF THE
     MERGER.

A.   The following additional testimony is submitted in support of the Merger:

          Exhibit No. APP-200: William A. Harkins discusses the Merger's effect on regulation and rates from the Con Edison perspective.

          Exhibit No. APP-300: G. D. Caliendo explains the Merger benefits from the Orange and Rockland perspective.

          Exhibit No. APP-400: Frank P. Marino describes the status of Orange and Rockland's state restructuring efforts and the effect of the Merger on rates from the Orange and Rockland perspective.

          Exhibit No. APP-500: William L. Jaeger and James Hartwell describe the establishment of the NYISO and the transmission service arrangements that Con Edison and Orange and Rockland currently implement and propose to implement post-Merger.

          Exhibit No. APP-600: Andrew L. Jacob describes the interim market power mitigation measures that the Applicants propose.

          Exhibit No. APP-700: William H. Hieronymus presents the results of the empirical analyses performed in accordance with the Commission's requirements to determine the effect of the proposed Merger on competition.

Q.   DOES THIS COMPLETE YOUR TESTIMONY?

A.   Yes, it does.

                                                                 EXHIBIT APP-200

                                 TESTIMONY OF
                              WILLIAM A. HARKINS

                                 ON BEHALF OF
                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                      AND
                      ORANGE AND ROCKLAND UTILITIES, INC.


Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is William A. Harkins and my business address is 4 Irving Place, New York, New York 10003.

Q.   BY WHOM ARE YOU EMPLOYED?

A. I am employed by Consolidated Edison Company of New York, Inc. ("Con Edison") as Vice President-Energy Management.

Q. PLEASE DESCRIBE YOUR EDUCATIONAL BACKGROUND, PROFESSIONAL QUALIFICATIONS AND BUSINESS EXPERIENCE.

A. I graduated from Manhattan College in 1967 with a Bachelor of Engineering degree, and from Rensselaer Polytechnic Institute in 1968 with a Master of Science degree, both with majors in Mechanical Engineering. I also received a Masters of Business Administration degree from Fordham University in 1971. I am licensed as a Professional Engineer in New York State.

          I was first employed by Con Edison in 1968, as an Assistant Engineer in Mechanical Engineering. From 1970 to 1978, I served in various positions with increasing responsibilities in the area of nuclear fuel supply. In 1978, I was promoted to the position of Chief Generation Planning Engineer in Con Edison's Planning Department. In 1983, I was elected Assistant Vice President for Fuel Supply, and in 1986, I was assigned additional responsibilities for Environmental Affairs. In 1989, I was promoted to the position of Vice President for Planning and Inter-Utility Affairs. Following a reorganization of certain functions, Planning and Inter-Utility Affairs was renamed Energy Management.

Q.   PLEASE DESCRIBE YOUR CURRENT RESPONSIBILITIES.

A. My responsibilities include, among other things, planning for the Company's electric and steam systems, managing the regulated wholesale electricity trading function, managing purchased power contracts, and overseeing the divestiture of certain Con Edison generation assets as part of its restructuring plans.

Q.   HAVE YOU APPEARED AS A WITNESS BEFORE ANY REGULATORY COMMISSIONS?

A. Yes. I have testified before the New York Public Service Commission ("NYPSC") on numerous occasions.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY IN THIS PROCEEDING?

A. My testimony addresses the questions of whether the proposed acquisition by Consolidated Edison, Inc. ("CEI") of the common stock of Orange and Rockland Utilities, Inc. ("Orange and Rockland") (the "Merger") will have an impact on (1) Con Edison's wholesale electric sales rates; and (2) state and federal regulation of Con Edison and Orange and Rockland (the "Applicants").

EFFECT ON RATES
---------------

Q.   DOES CON EDISON HAVE ANY WHOLESALE ELECTRIC REQUIREMENTS CUSTOMERS?

A.   No, it does not.

Q.   DOES CON EDISON MAKE OFF-SYSTEM SALES OF ENERGY AND CAPACITY?

A. Yes. Con Edison has several interconnection, interchange, and bilateral arrangements that provide for energy and capacity transactions. These agreements have been submitted to the Federal Energy Regulatory Commission ("FERC" or "Commission") and have designated FERC rate schedules.

Q.   HOW ARE SALES UNDER THESE AGREEMENTS PRICED?

A. The rates for customers under some arrangements are capped at average system embedded cost; some are fixed and some are set by formula and periodically updated. Sales under most of these agreements are made at negotiated rates subject to a cost-based ceiling. Sales for some customers are made at market-based rates under the appropriate rate schedule.

Q.   WILL THE MERGER HAVE ANY ADVERSE IMPACT ON THESE SALES CUSTOMERS?

A. No. Con Edison's existing cost-based interconnection and electric capacity and/or energy sales agreements are "framework" or enabling agreements that establish the ground rules under which a customer can purchase power from Con Edison whenever such a transaction would be in the customer's economic self-interest and Con Edison agrees to the particular transaction. The customer is not obligated to purchase any specified quantity of power; it
                 ---
     is always free to purchase its power from other suppliers.

          If, after the Merger, Con Edison attempted to increase the price for sales under these agreements, the customers could simply not buy any power under them. Given the Merger synergies, what is more likely to happen is a reduction in costs, resulting in lower rates being available to such customers should they choose to buy from Con Edison post-Merger.

          Customers that purchase power under Con Edison's market-based rates tariff likewise can simply choose not to purchase power from Con Edison post-Merger. Moreover, for the brief interval between the closing of the Merger and the completion of Orange and Rockland's generation divestiture, the Applicants have committed to mitigation measures that, among other things, circumscribe the pricing of their generation resources in the wholesale energy market. These mitigation measures are described in the testimony of Andrew L. Jacob. In short, no wholesale sales customer of Con Edison will be negatively impacted by the Merger.

EFFECT ON REGULATION
--------------------

Q. WHAT GOVERNMENTAL APPROVALS ARE THE APPLICANTS SEEKING SO THAT THEY CAN CONSUMMATE THE MERGER?

A. In addition to seeking FERC's approval, the Applicants are making the following governmental filings in connection with the Merger:

          (1)  Securities and Exchange Commission. Because of its ownership of
               ----------------------------------
               all the issued and outstanding common stock of Con Edison, CEI is a public utility holding company under the Public Utility Holding Company Act ("PUHCA"). Approval of the Securities and Exchange Commission ("SEC") pursuant to section 9(a)(2) of PUHCA will be required to consummate the Merger. A petition requesting such approval is expected to be filed within approximately 30 days of the date of this Application.

          (2) New York Public Service Commission. Both Con Edison and Orange and Rockland are regulated by the NYPSC. A petition requesting the NYPSC's approval of the Merger was filed on June 22, 1998. A copy is included in Exhibit G to the Application.

          (3)  New Jersey Board of Public Utilities. Rockland Electric Company,
               ------------------------------------
               a wholly-owned utility subsidiary of Orange and Rockland, is subject to the jurisdiction of the New Jersey Board of Public Utilities ("NJBPU"). A petition requesting the NJBPU's approval of the Merger was filed on July 2, 1998. A copy is included in Exhibit G to the Application.

          (4)  Pennsylvania Public Utility Commission. Pike County Light & Power
               --------------------------------------
               Company, a wholly-owned utility subsidiary of Orange and Rockland, is subject to the jurisdiction of the Pennsylvania Public Utility Commission ("PAPUC"). A petition requesting the PAPUC's approval of the Merger was filed on July 2, 1998. A copy is included in Exhibit G to the Application.

          (5)  Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust
               -----------------
               Improvements Act of 1976, as amended ("HSR"), the Merger may not be consummated until the requisite notifications and report forms have been filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission and the HSR waiting period requirements have been satisfied. It is anticipated that the necessary HSR filings will be made in the fourth quarter of this year.

Q. WILL THE NON-ENERGY SERVICES PROVIDED BY CON EDISON AND ORANGE AND ROCKLAND TO THEIR AFFILIATES BE SUBJECT TO REGULATION BY THE SEC?

A. No. It is anticipated that post-acquisition transactions between Con Edison and Orange and Rockland and their affiliates will be exempt from SEC regulation because CEI will remain an exempt public utility holding company under section 3(a)(1) of PUHCA. Accordingly, those transactions will remain subject to the Commission's and the NYPSC's oversight and will be conducted in accordance with the Commission's and the NYPSC's policies on intra-company services.

Q. IN THOSE MERGERS WHERE THE MERGED COMPANY HAS BEEN REQUIRED TO BECOME A REGISTERED HOLDING COMPANY UNDER PUHCA, FERC HAS CONDITIONED MERGER APPROVAL ON THE AGREEMENT BY THE MERGED FIRM TO ABIDE BY THE FERC'S POLICIES WITH RESPECT TO INTRA-SYSTEM TRANSACTIONS WITHIN THE NEWLY-FORMED HOLDING COMPANY STRUCTURE. WILL THE APPLICANTS MAKE SUCH A COMMITMENT IN THE EVENT THAT THE SEC REQUIRES THE MERGED FIRM TO BECOME A REGISTERED HOLDING COMPANY?

A. Yes. As I said, the Applicants do not believe that the SEC will require the merged firm to become a registered holding company. If, however, the

     SEC were to make this a condition of Merger approval, the Applicants commit that for FERC ratemaking purposes, they will follow FERC's policies regarding treatment of costs and revenues associated with intra-company services.

Q.   COULD THE MERGER IMPAIR EFFECTIVE STATE REGULATION?

A. No. As I noted earlier, the Applicants have requested approval of the Merger by the state public utility commissions in all three of the relevant jurisdictions. Accordingly, any impact that the Merger might have on state regulatory authority will be addressed in the state proceedings and need not affect this proceeding. Of course, each state regulatory agency may intervene as of right in this proceeding.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

                                                                 EXHIBIT APP-300

                                 TESTIMONY OF
                                G. D. CALIENDO

                                 ON BEHALF OF
                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                      AND
                      ORANGE AND ROCKLAND UTILITIES, INC.



Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is G. D. Caliendo and my business address is One Blue Hill Plaza, Pearl River, New York 10965.

Q.   BY WHOM ARE YOU EMPLOYED?

A. I am employed by Orange and Rockland Utilities, Inc. ("Orange and Rockland" or the "Company") as Senior Vice President, General Counsel, Corporate Secretary and Compliance Officer.

Q. PLEASE DESCRIBE YOUR EDUCATIONAL BACKGROUND, PROFESSIONAL QUALIFICATIONS AND BUSINESS EXPERIENCE.

A. I hold a B.A. from New York University and a J.D. from Fordham University Law School. Before joining Orange and Rockland in early 1995, I served as Senior Vice President, General Counsel and Secretary at Pennsylvania Power & Light Company headquartered in Allentown, Pennsylvania. At Orange and Rockland, I am responsible for the Company's legal, corporate communications, public policy, environmental services, security, safety, and regulatory affairs functions. I am admitted to practice law in New York, Pennsylvania, and the District of Columbia.

Q.   HAVE YOU APPEARED AS A WITNESS BEFORE ANY REGULATORY COMMISSIONS?

A.   No, I have not.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY IN THIS PROCEEDING?

A. I will generally describe the corporate structure of Orange and Rockland, why Orange and Rockland agreed to have its common stock acquired by Consolidated Edison, Inc. ("CEI"), and why Orange and Rockland believes that such acquisition (the "Merger") is in the public interest.

CORPORATE STRUCTURE
-------------------

Q.   PLEASE DESCRIBE ORANGE AND ROCKLAND AS IT IS CURRENTLY ORGANIZED.

A. Orange and Rockland is an electric and gas corporation organized under the laws of the State of New York and is an exempt public utility holding company under section 3(a)(2) of the Public Utility Holding Company Act of 1935. Orange and Rockland has two wholly-owned public utility subsidiaries, Rockland Electric Company ("RECO"), a New Jersey corporation, and Pike County Light & Power Company ("Pike"), a Pennsylvania corporation.

          The combined operations of Orange and Rockland and RECO and Pike supply electricity and gas to service territories covering approximately

     1,350 square miles. Orange and Rockland supplies electric and gas service in all of Rockland County, most of Orange County, and part of Sullivan County, New York. In New Jersey, RECO supplies retail electric service to the northern parts of Bergen and Passaic Counties and small areas in northern Sussex County. Pike supplies retail electric and gas service to the northeastern corner of Pike County, Pennsylvania. Orange and Rockland, RECO, and Pike furnish retail electric service to approximately 269,000 customers in 96 communities with an estimated population of 681,000 and gas service to approximately 114,000 customers in 57 communities with an estimated population of 482,000. Approximately 77 percent of Orange and Rockland's consolidated retail energy sales are from Orange and Rockland, with 21 percent of consolidated retail energy sales from RECO, and approximately one percent of consolidated retail energy sales from Pike.

          Orange and Rockland's wholesale electric sales and its natural gas business are described in the testimony of Frank P. Marino. The transmission services that Orange and Rockland provides are described in the joint testimony of William L. Jaeger and James Hartwell.

          Orange and Rockland has two wholly-owned, active non-utility subsidiaries, Clove Development Corporation ("Clove"), a New York corporation, and O & R Development, Inc., a Delaware corporation. Clove holds approximately 5,200 acres of real estate, located primarily in the

     Mongaup Valley region of Sullivan County, New York. O & R Development, Inc. was formed to promote industrial and corporate development in Orange and Rockland's service territory by providing improved sites and buildings.

          RECO has two wholly-owned, non-utility subsidiaries, Saddle River Holdings, Corp. and Enserve Holdings, Inc., both Delaware corporations. Enserve Holdings has three wholly-owned, non-utility subsidiaries, Palisades Energy Services, Inc., an energy service provider, Compass Resources, Inc., and NORSTAR Holdings, Inc. ("NHI"), all Delaware corporations. NHI has two wholly-owned, non-utility subsidiaries, NORSTAR Management, Inc. ("NMI"), a gas marketing company that is discontinuing operations, and Millbrook Holdings, Inc., which leases non-utility real
     estate in Morris County, New Jersey, both Delaware corporations.   NMI is
     the sole general partner of a Delaware limited partnership, NORSTAR Energy Limited Partnership, of which NHI is the sole limited partner. The NORSTAR partnership is the majority owner of NORSTAR Energy Pipeline Company, LLC, a Delaware limited liability company.

BACKGROUND TO MERGER AGREEMENT
------------------------------

Q. PLEASE DESCRIBE THE BACKDROP AGAINST WHICH ORANGE AND ROCKLAND AGREED TO THE MERGER.

A. As described in more detail in Mr. Marino's testimony, in Orange and Rockland's Electric Rate and Restructuring Plan dated November 6, 1997, approved by the New York Public Service Commission in orders dated November 26, and December 31, 1997, in Case 96-E-0900, Orange and Rockland has agreed to divest by auction all of its electric generating facilities.

          Prior to agreeing to divest its electric generating facilities, Orange and Rockland's management and Board of Directors ("Board"), in conjunction with Orange and Rockland's financial advisors, J. P. Morgan & Co., Inc. and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), reviewed the increasingly competitive environment in the electric utility industry. DLJ pointed out that once divestiture was complete, Orange and Rockland would be only a transmission and distribution company facing deregulation and regulatory risks, a consolidating industry, and limited growth prospects. Accordingly, the Board authorized management and DLJ to explore the possibility of combining Orange and Rockland with another entity, either through the sale of Orange and Rockland or some other strategic combination. From November through December 1997, a number of potential strategic partners were contacted in order to determine their interest in either merging with or acquiring Orange and Rockland. In

     January 1998, Orange and Rockland requested such parties to provide it with non-binding indications of interest.

          On February 3, and 4, 1998, preliminary, non-binding letters of interest were received from certain of the entities that had expressed interest in acquiring or merging with Orange and Rockland. After reviewing those preliminary, non-binding letters of interest, the Board determined to permit a limited number of the parties who expressed interest, including CEI, to meet with management and conduct due diligence. During the period February through April 1998, those parties performed due diligence and met with management.

          Between May 1, and May 4, 1998, proposals were received from each of the interested parties. Each proposal included a draft merger agreement, which contained the terms of the proposed merger, and which was revised to include any changes that would be necessary to enter into a binding agreement with Orange and Rockland.

          On May 4, 5, and 6, 1998, Orange and Rockland considered the proposals that it had received. On May 7, 1998, the Board authorized management, together with DLJ and Orange and Rockland's legal counsel, to proceed with negotiations with respect to the proposal that CEI had submitted. On May 8, and 9, 1998, representatives of management, DLJ, and Orange and Rockland's legal counsel negotiated the terms of a merger agreement with CEI and its legal counsel. On May 10, 1998, the Board held a special meeting to review the terms of the transaction that had been negotiated with CEI. After various presentations and full discussion and analysis, the Board, by unanimous vote, approved the Merger.

Q.   HOW DOES THE MERGER FIT WITH ORANGE AND ROCKLAND'S STRATEGIC GOALS?

A. The Merger will create a regional company from two companies that share a common vision of the strategic path necessary to succeed in the increasingly competitive utility and energy services marketplace. Both companies have committed to comprehensive generation divestiture programs and will focus chiefly on the provision of transmission and distribution services.

Q.   IS SHAREHOLDER APPROVAL OF THE MERGER REQUIRED?

A. Yes. The Agreement and Plan of Merger dated as of May 10, 1998, requires the approval of the holders of two-thirds of the outstanding common stock in Orange and Rockland. At a meeting held on August 20, 1998, the requisite shareholder approval was obtained.

MERGER BENEFITS
---------------

Q.   HOW WILL ORANGE AND ROCKLAND'S CUSTOMERS BENEFIT FROM THE MERGER?

A. The Merger will provide the opportunity to achieve cost savings through greater efficiencies and economies of scale and scope in areas such as utility operations, product development, advertising, and corporate services. Although post-Merger, Orange and Rockland and CEI's utility subsidiary, Consolidated Edison Company of New York, Inc. ("Con Edison") will be separate operating companies owned by CEI, the Merger should also strengthen the ability of Orange and Rockland and its affiliates to offer additional services to their customers by providing access to innovative technology and methods that Con Edison now uses. In addition, Orange and Rockland will be able to draw on Con Edison's expertise to assure continued system reliability.

          As other witnesses demonstrate in their testimony supporting this filing, the Merger will not adversely affect competition, rates, or regulation. Consequently, the Federal Energy Regulatory Commission should find the Merger to be consistent with the public interest and approve it.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes.

                                                                 EXHIBIT APP-400

                                  TESTIMONY F
                                FRANK P. MARINO

                                 ON BEHALF OF
                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                      AND
                      ORANGE AND ROCKLAND UTILITIES, INC.


Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is Frank P. Marino and my business address is One Blue Hill Plaza, Pearl River, New York 10965.

Q.   BY WHOM ARE YOU EMPLOYED?

A. I am employed by Orange and Rockland Utilities, Inc. ("Orange and Rockland" or the "Company") as Director - Compliance.

Q. PLEASE DESCRIBE YOUR EDUCATIONAL BACKGROUND, PROFESSIONAL QUALIFICATIONS AND BUSINESS EXPERIENCE.

A. I received a Bachelor of Science degree in Accounting from the State University of New York at Plattsburgh in May 1987. In May 1991, I earned a Masters of Business Administration degree in Finance from Fairleigh Dickinson University. In addition, I am licensed as a certified public accountant by the State of New Jersey. Since joining Orange and Rockland as an Associate Financial Analyst in June 1987, I have progressed through several positions of increasing responsibility. In March 1991, I was promoted to the position of Administrator - Rate Matters. In

     January 1994, I was promoted to Manager - Regulatory Affairs, where my responsibilities included coordinating and preparing rate case filings and related analyses and proposals for Orange and Rockland and its utility subsidiaries and representing Orange and Rockland and its utility subsidiaries before regulatory agencies. In October 1995, I was promoted to my current position of Director - Compliance. In my current position, I am responsible for Orange and Rockland's and its utility subsidiaries' environmental, regulatory affairs, regulatory audits, demand-side management, safety, and security functions.

Q.   HAVE YOU APPEARED AS A WITNESS BEFORE ANY REGULATORY COMMISSIONS?

A. Yes. I have testified before the New York Public Service Commission ("NYPSC") in Orange and Rockland's last two gas base rate proceedings, Cases 91-G-0128 and 92-G-0050, its last electric base rate proceeding, Case 95-E-0491, and its electric restructuring proceeding, Case 96-E-0900. I have also testified before the New Jersey Board of Public Utilities in Rockland Electric Company's ("RECO") electric restructuring proceedings, BPU Docket Nos. E97070464/E097070465/E097070466, OAL Docket No. PUC-7309-
     97/PUC-7310-97, and before the Pennsylvania Public Utility Commission ("PAPUC") in Pike County Light & Power Company's ("Pike") electric restructuring proceeding, Docket No. R-00974150.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY IN THIS PROCEEDING?

A. I will describe generally the status of Orange and Rockland's state restructuring efforts, including the planned divestiture of its generation assets. I also will describe Orange and Rockland's gas business. Finally, I will address the effects of the proposed acquisition of Orange and Rockland's common stock by Consolidated Edison, Inc. (the "Merger") on Orange and Rockland's electric wholesale sales rates.

GENERATION DIVESTITURE
----------------------

Q. PLEASE DESCRIBE GENERALLY THE RESTRUCTURING OF ORANGE AND ROCKLAND'S ELECTRIC BUSINESS.

A. On November 26, and December 31, 1997, the NYPSC issued orders approving Orange and Rockland's Electric Rate and Restructuring Plan ("Restructuring Plan"). The Restructuring Plan provides, among other things, for the sale of all of Orange and Rockland's electric generating assets. By order issued April 16, 1998, the NYPSC authorized the auction process for the divestiture of Orange and Rockland's electric generating assets.

Q. WHAT IS THE CURRENT SCHEDULE FOR THE DIVESTITURE OF ORANGE AND ROCKLAND'S ELECTRIC GENERATING ASSETS?

A. Orange and Rockland is auctioning all of its electric generating facilities (including its one-third interest in the Bowline Point Generating Station) as well as Consolidated Edison Company of New York, Inc.'s two-thirds interest in the Bowline Station. Orange and Rockland has proceeded under a two-phase auction process. Under Phase I, participants submitted non-binding bids by August 3, 1998. A subset of those bidders has been selected to proceed to Phase II. The current expected schedule provides that winning bidder(s) will be selected in mid-October 1998. At that time, filings will be made for the regulatory approvals required to effectuate the sale(s). (In addition, the individual buyers will have to obtain market-based pricing authority from the Federal Energy Regulatory Commission ("FERC") before they can sell the generation at market-based prices.) It is expected that final closings to transfer the assets will occur by May 31, 1999.

RETAIL ACCESS
-------------

Q. DOES ORANGE AND ROCKLAND'S RESTRUCTURING PLAN ADDRESS RETAIL ACCESS IN ADDITION TO PROVIDING FOR THE DIVESTITURE OF ORANGE AND ROCKLAND'S GENERATION?

A. Yes. The Restructuring Plan further provides that full retail access to a competitive energy and capacity market will be available for all Orange and Rockland customers by May 1, 1999.

          Pike, a wholly-owned utility subsidiary of Orange and Rockland, which supplies electric and gas service in parts of Pike County,

     Pennsylvania, has likewise committed to full retail access to all of its electric customers by May 1, 1999. In a recommended decision issued July 1, 1998, a PAPUC Administrative Law Judge approved a settlement, among Pike and all other parties, which provides for full retail access by May 1, 1999. That settlement now awaits PAPUC approval. Orange and Rockland's other wholly-owned utility subsidiary, RECO, also has committed to full retail access to its customers in New Jersey by May 1, 1999.

THE GAS BUSINESS
----------------

Q.   PLEASE DESCRIBE GENERALLY ORANGE AND ROCKLAND'S GAS BUSINESS.

A. Orange and Rockland and Pike distribute purchased natural gas, supplemented at times of peak load by gas produced in its propane air gas plants, to approximately 114,000 customers in Rockland and Orange Counties, New York and Pike County, Pennsylvania. As of December 31, 1997, the gas distribution system included 1,758 miles of mains. The highest historical maximum firm daily gas sendout of 206,038 Mcf occurred on January 19, 1994. Orange and Rockland and Pike have a maximum daily firm gas delivery capability of 225,839 Mcf, which is available from the following sources: direct purchases - 118,471 Mcf; storage withdrawals - 76,768 Mcf; and Company manufactured gas - 30,600 Mcf.

          Orange and Rockland has firm, long-term gas supply contracts with seven gas marketers. Together these contracts account for all of Orange and Rockland's and Pike's firm gas requirements and include a contract with a Canadian producer, which accounts for approximately 28 percent of the total contracted supply. Contracts for the remaining 72 percent of the Company's firm gas supply have been executed with six marketers for domestic gas supplies.

          In addition to its long-term supply sources, Orange and Rockland purchases spot gas from producers and marketers primarily for the Company's use in electric generation. During 1997, Orange and Rockland made spot purchases of approximately 13.7 million Mcf of gas, or 34 percent of the total gas supply.

          To supplement purchased gas, Orange and Rockland manufactures gas at its propane air gas plants located in Middletown, Orangeburg, and Suffern, New York, which have a combined capacity of 30,600 Mcf per day of natural gas equivalent. This capacity, together with gas purchases under contracts between Orange and Rockland and its suppliers, is expected to provide adequate peak day supplies to serve existing customers.

          In addition to the gas supply contracts, Orange and Rockland has provided for the transportation of gas through firm, long-term transportation agreements with four major upstream pipeline companies:

     Tennessee Gas Pipeline Company ("Tennessee"), Columbia Gas Transmission Corporation ("Columbia"), Algonquin Gas Transmission Company, and Texas Eastern Transmission Corporation ("Texas Eastern"). Orange, and Rockland has twelve points of interconnect with these four pipelines and an interconnect with Transcontinental Gas Pipeline Corporation. The Company also has entered into interruptible transportation agreements with these same pipeline companies. The Company has long-term gas storage contract arrangements with Tennessee, Columbia, and Texas Eastern.

          As of July 1998, Orange and Rockland provides firm and interruptible gas transportation for approximately 1,700 industrial, commercial, and residential customers in its gas service territory in New York who elect to obtain their own direct gas supplies. Residential and small commercial and industrial customers are currently served through aggregation groups. During 1997, approximately 4.5 Bcf of gas was transported for Orange and Rockland's gas transportation customers.

         The purchase and transportation of gas for Orange and Rockland's gas service customers is managed on a day-to-day basis by the Company's Energy Resources Department. The purchase and transportation of gas for electric generation is managed on a day-to-day basis by the Company's Electric Production Department. The distribution of gas to Orange and

     Rockland's gas service customers is managed on a day-to-day basis by the Gas Control Department.

EFFECT ON ELECTRIC RATES
------------------------

Q.   DOES ORANGE AND ROCKLAND HAVE ANY WHOLESALE ELECTRIC REQUIREMENTS
     CUSTOMERS?

A. Orange and Rockland has no third-party wholesale electric requirements customers. Due to its corporate structure, Orange and Rockland does sell to its wholly-owned utility subsidiaries, RECO and Pike, under FERC jurisdictional wholesale requirements contracts. These are designated as FERC Rate Schedules 61 and 60, respectively. RECO, which has no employees of its own, provides retail electric service in New Jersey. Pike, which has no employees of its own, provides retail electric and gas service in Pennsylvania. Neither RECO nor Pike has any wholesale electric customers.

Q.   WILL THE MERGER HAVE ANY IMPACT ON THE RATES CHARGED TO RECO AND PIKE?

A. No, it will not. First, I would note that FERC's emphasis in analyzing a merger's impact on wholesale rates has been on ratepayer protection mechanisms that the merging parties are expected to negotiate with their third-party requirements customers. Those customers are generally municipal electric companies that have long-term contracts with one of the merging parties. Orange and Rockland has no such customers. Because Orange and Rockland wholly owns RECO and Pike, it would be negotiating with itself over ratepayer protection mechanisms.

          Second, in light of Orange and Rockland's state restructuring commitments, the traditional relationship between Orange and Rockland, its utility subsidiaries, and the ultimate consumers will be changing. As noted above, Orange and Rockland has agreed to divest all of its electric generating assets. Once the divestiture is complete, Orange and Rockland will need to purchase in the wholesale market the power required for RECO and Pike to meet the obligations of providers of last resort. As of May 1, 1999, RECO's and Pike's customers will have the right to choose a different electric supplier. Consequently, if these customers become dissatisfied with either Orange and Rockland's purchasing practices or the Merger, they are free to go elsewhere for their electric supply. Full retail access is the equivalent of an "open season" for such customers.

Q.   DOES ORANGE AND ROCKLAND MAKE OFF-SYSTEM SALES OF ENERGY AND CAPACITY?

A. Yes. Orange and Rockland has several interconnection, interchange, and bilateral arrangements that provide for energy and capacity transactions.

     These agreements have been submitted to FERC and have designated FERC rate schedules.

Q.   HOW ARE SALES UNDER THESE AGREEMENTS PRICED?

A. The rates for customers under some arrangements are capped at average system embedded cost; some are fixed and some are set by formula and periodically updated. Sales under most of these agreements are made at negotiated rates subject to a cost-based ceiling. Sales for some customers are made at market-based rates under the appropriate rate schedule.

Q.   WILL THE MERGER HAVE ANY ADVERSE IMPACT ON THESE SALES CUSTOMERS?

A. No. Orange and Rockland's existing cost-based interconnection and electric capacity and/or energy sales agreements are "framework" or enabling agreements that establish the ground rules under which a customer can purchase power from Orange and Rockland whenever such a transaction would be in the customer's economic self-interest and Orange and Rockland agrees to the particular transaction. The customer is not obligated to purchase
                                                     ---
     any specified quantity of power; it is always free to purchase its power from other suppliers.

          If, after the Merger, Orange and Rockland attempted to increase the price for sales under these agreements, the customers could simply not buy any power under them. Given the Merger synergies, what is more likely to happen is a reduction in costs, resulting in lower rates being available to such customers should they choose to buy from Orange and Rockland post-Merger.

          Customers that purchase power under Orange and Rockland's market-based rates tariff likewise can simply choose not to purchase power from Orange and Rockland post-Merger. Moreover, for the brief interval between the closing of the Merger and the completion of Orange and Rockland's generation divestiture, Con Edison and Orange and Rockland have committed to mitigation measures that, among other things, circumscribe the pricing of their generation resources in the wholesale energy market. These mitigation measures are described in the testimony of Andrew L. Jacob. In short, no wholesale sales customer of Orange and Rockland will be negatively impacted by the Merger.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes.

                                                                 EXHIBIT APP-500

                                 TESTIMONY OF
                     WILLIAM L. JAEGER AND JAMES HARTWELL

                                 ON BEHALF OF
                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                      AND
                      ORANGE AND ROCKLAND UTILITIES, INC.


Q.   PLEASE STATE YOUR NAMES AND BUSINESS ADDRESSES.

A. My name is William L. Jaeger. My business address is 4 Irving Place, New York, New York 10003.

     My name is James Hartwell. My business address is 390 West Route 59, Spring Valley, New York 10977.

Q.   MR. JAEGER, BY WHOM ARE YOU EMPLOYED AND IN WHAT CAPACITY?

A. I am employed by Consolidated Edison Company of New York, Inc. ("Con Edison"). My position is Chief Engineer, Planning and Engineering, System and Transmission Operations.

Q.   PLEASE STATE YOUR QUALIFICATIONS.

A. I earned a Bachelors Degree in Electrical Engineering from the City College of the City University of New York in 1969, and have been a registered Professional Engineer licensed by the State of New York since 1976. I have been employed by Con Edison since 1969. Most of my career has been focused on overall bulk power system planning. I held a number of positions of increased responsibility and, in 1983, I was promoted to the position of Chief Engineer, Generation Planning. In 1989, I was re-assigned to Fossil Power as a Plant Manager, a position I held until 1993, when I assumed my current position.

Q.   DEFINE YOUR CURRENT DUTIES AS CHIEF ENGINEER.

A. I am responsible for the overall planning and development of the Company's bulk power transmission system, engineering for the Company's underground and overhead transmission system, load forecasting, and interfacing with the Northeast Power Coordinating Council ("NPCC") and the New York Power Pool ("NYPP") on transmission-related issues. I am currently Con Edison's representative on the NPCC Reliability Coordinating Committee and was the Chairperson of the NYPP Planning Committee during 1996. I also am currently active in the restructuring of the NYPP. Part of my responsibility includes transmission contract negotiations, dispute resolution, and the preparation of tariff rates for transmission contracts.

Q.   MR. HARTWELL BY WHOM ARE YOU EMPLOYED AND IN WHAT CAPACITY?

A. I am employed by Orange and Rockland Utilities, Inc. ("Orange and Rockland") as a Principal in the Electric Resources Department.

Q.   PLEASE STATE YOUR QUALIFICATIONS.

A. In my prior position as Manager, Inter-Utility Affairs, I was involved in power contracting and developing transmission service agreements for Orange and Rockland, and prior to that, I held the title of Chief of System Operations, System Operations Department and Manager of Engineering Services, Engineering Department.

          For the past four and one-half years, I have been assigned to work on the development of the New York Independent System Operator ("NYISO") and currently serve as the Chairman of the Transmission Issues Resolution Team of the NYPP Working Group.

          Before joining Orange and Rockland, I was a consultant with Charles T. Main, Inc., Boston, Massachusetts; a consultant for Jackson and Moreland Engineers, Boston; Design Engineer for Boston Edison Company, Boston; and, Design Engineer for Central Vermont Public Service Corporation, Rutland, Vermont.

          I hold a Bachelor of Science in Electrical Engineering from Norwich University and a Masters of Science in Engineering Management from Northeastern University. I am a licensed Professional Engineer in the State of Massachusetts.

Q.   DEFINE YOUR CURRENT DUTIES AS ELECTRIC RESOURCES PRINCIPAL.

A. As a Principal in the Electric Resources Department of Orange and Rockland, I am responsible for negotiating and administering Orange and Rockland's electric capacity and energy agreements.

Q.   MR. JAEGER, HAVE YOU PREVIOUSLY TESTIFIED BEFORE ANY REGULATORY
     COMMISSIONS?

A. Yes, I have provided testimony on behalf of Con Edison in a number of proceedings before the New York State Public Service Commission ("NYPSC") and once before the Federal Energy Regulatory Commission ("FERC" or "Commission") in support of Con Edison's open access transmission tariff ("OATT") filing in Docket No. OA96-138-000.

Q. MR. HARTWELL, HAVE YOU PREVIOUSLY TESTIFIED BEFORE ANY OTHER REGULATORY COMMISSIONS?

A.   I have provided testimony in a number of proceedings before the NYPSC.

Q.   GENTLEMEN, WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. We are submitting this testimony in support of the proposed acquisition by Consolidated Edison, Inc. ("CEI") of the common stock of Orange and Rockland (the "Merger"). Our testimony describes the establishment of the NYISO and the transmission service arrangements that Con Edison and Orange and Rockland currently implement and propose to implement upon consummation of the Merger.

          For purposes of the Section 205 fi ling, we discuss the joint open access transmission tariff ("joint OATT") that the companies are filing concurrently with the Application for Merger to be effective should the NYISO transmission tariff not yet be effective as of the date that the Merger is consummated. In addition, this testimony supports Orange and Rockland's revised Order No. 889 Standards of Conduct.

THE NYISO
---------

Q.  WHAT EFFORTS HAVE BEEN MADE TO ESTABLISH THE NYISO?

A. The eight Member Companies of the NYPP have proposed a NYISO that will replace many of the functions currently undertaken by the NYPP and will assume certain additional responsibilities. The NYISO is intended to complete the transition to full compliance with all of the requirements of Order No. 888, including open membership, a governance structure not dominated by any class of market participants, and open transmission access to all market participants. The NYISO proposal is the product of an extensive collaborative process that has taken place in New York State over several years. The NYISO's structure was conditionally accepted by the Commission in an order issued on June 30, 1998.

Q.   WHEN DO YOU ANTICIPATE THAT THE NYISO WILL COMMENCE OPERATION?

A. It is currently contemplated that the NYISO will commence operation on or about December 1, 1998.

Q.   WHAT ROLE WILL THE NYISO PERFORM AS TO TRANSMISSION SERVICE?

A. The NYISO's primary functions will be to assure the reliable and efficient operation of the bulk power system in New York State (including the coordination of maintenance outage schedules), to provide open access transmission services consistent with the principles of Order No. 888, and to administer the NYISO tariff. The NYISO will have operational control over a major portion of the bulk power system and will provide a security-constrained unit commitment and dispatch of generation facilities. It will also administer and maintain an open access same-time information system ("OASIS") for the New York State bulk power system.

Q.   PLEASE DESCRIBE THE PROPOSED NYISO TARIFF AND SERVICE ARRANGEMENTS.

A. The NYISO tariff establishes comprehensive terms and conditions for transmission service, including eligibility, application procedures, transmission operations, billing, and dispute resolution. Under the tariff, the NYISO will provide all transmission services in New York State, including ancillary services. The NYISO will be the sole point of application for transmission service in the State. The NYISO will maintain the safety and reliability of the transmission systems throughout the State.

     The NYISO will administer transmission access, pricing and settlements, and facilitate the commercial capacity, energy, ancillary service, and transmission transactions throughout the State.

Q. PLEASE DESCRIBE THE RATES THAT WILL APPLY TO TRANSMISSION SERVICE UNDER THE NYISO TARIFF.

A. When the NYISO tariff takes effect, it will supersede the individual transmission providers' OATTs and will govern transmission service over the New York transmission system, except for enumerated grandfathered transactions. The NYISO transmission charge is based on three components:

          1. Transmission Service Charge ("TSC"): This charge ensures recovery of the embedded cost of each Transmission Provider's transmission system. This charge will be assessed to customers located within each Transmission Provider's service territory and to deliveries made at the point of exit from the New York Control Area ("NYCA") for wheels through or out of the NYCA.

          2. Transmission Usage Charge ("TUC"): This charge, assessed to all transactions, covers the cost of marginal losses and, during periods when the transmission system is constrained, the cost of congestion. In general, the congestion cost is based on the difference in locational-based marginal energy prices on either side of a transmission constraint. Customers can "hedge" the cost of congestion and potentially mitigate congestion charges by purchasing Transmission Congestion Contracts.

          3. NYPA Transmission Adjustment Charge ("NTAC"): This is a surcharge on all energy transactions designed to ensure recovery of the annual transmission revenue requirement of the New York Power Authority ("NYPA"). This charge will be assessed to all load statewide, as well as to transmission customers that wheel through and out of the NYCA.

Q. WHAT ARE THE WHOLESALE TSCS THAT ARE PROPOSED FOR CON EDISON AND ORANGE AND ROCKLAND?

A. The wholesale TSCs proposed for Con Edison and Orange and Rockland as filed with FERC on December 19, 1997, are $9.1759 per MWh and $7.3726 per MWh, respectively, applied to actual energy deliveries for load served within the NYCA and/or hourly schedules for wheels through and out of NYCA.

THE APPLICANTS' CURRENT TRANSMISSION TARIFFS AND RATES
------------------------------------------------------

Q. WHAT TARIFFS CURRENTLY GOVERN TRANSMISSION SERVICE PROVIDED BY THE MERGER APPLICANTS?

A. Con Edison and Orange and Rockland each has filed with the Commission, and provides wholesale transmission service under, an OATT in accordance with the pro forma tariff required under Order No. 888. In addition, Con Edison has filed and provides retail transmission service under service agreements attached to its OATT. The Commission has approved the terms and conditions of the Con Edison OATT (including Con Edison's retail service agreements) and the Orange and Rockland OATT. It should be noted that the Orange and Rockland OATT provides for service over the transmission facilities of Rockland Electric Company and Pike County Light & Power Company, New Jersey and Pennsylvania companies, respectively, that are wholly-owned utility subsidiaries of Orange and Rockland.

Q. WHAT RATES APPLY TO WHOLESALE TRANSMISSION SERVICES UNDER THE CON EDISON OATT AND THE ORANGE AND ROCKLAND OATT?

A. Con Edison's rates on file for wholesale transmission service under its OATT are $42.81/kW-yr for firm point to point service and $44.05/kW-yr for network service. These rates are in effect subject to refund. A settlement regarding these rates was certified to the Commission on February 28, 1998, in Docket No. OA96-138-000, and currently is pending Commission approval. The settlement is supported by the active parties to the case. Three issues relating to ancillary service rates were reserved for hearing and are pending an initial decision by the presiding administrative law judge.

          Orange and Rockland's rates on file for wholesale transmission service under its OATT are $33.87/kW-yr for firm point to point service. The rate for network service is determined by multiplying the ratio of a transmission customer's network load coincident to Orange and Rockland's peak load times Orange and Rockland's annual transmission revenue requirement ($35,578,482).

Q. WHAT RATES APPLY TO RETAIL TRANSMISSION SERVICES PROVIDED UNDER THE CON EDISON OATT?

A. Con Edison's proposed rates for retail transmission service reflect a rate design methodology that the NYPSC approved and that the Commission accepted on June 12, 1998, in Docket No. ER98-2943-000.

Q. WHAT RATES APPLY TO RETAIL TRANSMISSION SERVICES UNDER THE ORANGE AND ROCKLAND OATT?

A. Orange and Rockland has not yet filed these rates. They will be filed shortly.

Q. WHAT TARIFF WILL GOVERN TRANSMISSION SERVICES ON THE CON EDISON AND ORANGE AND ROCKLAND SYSTEMS AFTER THE NYISO COMMENCES OPERATION?

A. The NYISO tariff will supersede Con Edison's and Orange and Rockland's respective OATTs. As of the date on which the NYISO commences operation, the NYISO will be the sole provider of transmission service in New York State. The NYISO tariff will govern transmission service over the Con Edison and Orange and Rockland transmission systems.

POST-MERGER TRANSMISSION TARIFFS AND RATES
------------------------------------------

Q. WILL THE MERGER AFFECT THE APPLICABILITY OF THE NYISO TARIFF TO TRANSMISSION SERVICES OVER THE CON EDISON AND ORANGE AND ROCKLAND SYSTEMS?

A. No. The application of the NYISO tariff will not be affected by the Merger. Assuming that the NYISO tariff is in effect at the time that the Merger is consummated, it will be available for all eligible customers to use for transmission service over the Con Edison and Orange and Rockland systems.

Q. WHAT TARIFF WILL BE AVAILABLE SHOULD THE NYISO TARIFF NOT BE IN EFFECT AT THE TIME THAT THE MERGER IS CONSUMMATED?

A. In accordance with the Commission's policy in other merger cases, Con Edison and Orange and Rockland are submitting for filing in a separate docket, but concurrently with the Merger Application, a single-system joint OATT.

Q. DO CON EDISON AND ORANGE AND ROCKLAND PROPOSE TO FILE CONSOLIDATED RATES UNDER THE JOINT OATT?

A. As indicated above, the current transmission rates of Con Edison and Orange and Rockland differ. Because the rates under the joint OATT will be in effect for a short, interim period, if at all, adoption of a consolidated rate is not warranted at this time. The Companies, therefore, propose zonal transmission tariff rates that will enhance access to their transmission systems by eliminating rate pancaking.

Q.   WHAT RATES WILL THE COMPANIES USE IN THEIR JOINT OATT?

A. In order to eliminate cumulative charges for transmission services that traverse the companies' systems, Con Edison and Orange and Rockland propose to waive one of the transmission rates and will assess only the transmission charge applicable at the point of withdrawal. Each company will use the rates currently on file in its existing OATT. If the joint OATT becomes effective because the NYISO tariff is not effective as of the date of the consummation of the Merger, Con Edison and Orange and Rockland will submit revised rates if necessary to reflect any changes to those rates required as a result of Commission action on Con Edison's currently pending settlement.

Q.   WHAT IS THE PROPOSED EFFECTIVE DATE OF THE JOINT OATT?

A. Con Edison and Orange and Rockland request that the joint OATT become effective on the date on which the Merger is consummated, provided that the NYISO tariff has not already become effective. In other words, if the NYISO tariff becomes effective prior to the consummation of the Merger, it will apply to transmission service over the Con Edison and Orange and Rockland systems. In that event, the joint OATT will have no applicability and should be deemed withdrawn.

Q.   IS IT LIKELY THAT THE JOINT OATT WILL BECOME EFFECTIVE?

A. No. Given the scheduled dates for consummation of the Merger and for commencement of NYISO operations, Con Edison and Orange and Rockland do not anticipate that the joint OATT will ever become effective.

Q.   PLEASE DESCRIBE THE TERMS OF THE JOINT OATT.

A. The joint OATT is predicated upon the companies' current OATTs and reflects only those changes necessary to render it jointly applicable to Orange and Rockland and Con Edison. The changes, which are shown in a redlined version, consist largely of definitional changes (Sections 1.47,

     1.51, and 1.52), changes to state separately the zonal rates for transmission and ancillary services (to eliminate pancaked rates) and real power losses (Sections 15.7, 28.5, 34, Schedules 1 through 8 ), and the incorporation of provisions regarding Orange and Rockland's PowerPick Retail Access Program (Article IV and Schedule 9).

Q.   WOULD YOU PROVIDE EXAMPLES OF HOW THIS RATE PROPOSAL WILL BE APPLIED?

A. Yes. Point to point customers making deliveries on the Con Edison system will pay Con Edison's point to point rates, even if they have power wheeled over the Orange and Rockland system in addition to the Con Edison system. Point to point customers that wheel through both systems will pay only the rate of the system at which the power exits to a third-party control area. Network customers will pay the network rate of the system from which their network loads are served. The ancillary services will track the transmission services, so that a customer paying the Orange and Rockland transmission rate would pay the Orange and Rockland rates for the applicable ancillary services.

Q.   HOW WILL A CUSTOMER APPLY FOR SERVICE UNDER THE JOINT OATT?

A. All customers requesting transmission service will submit written applications to Con Edison as set out in Section 17.1 of the tariff. Con Edison and Orange and Rockland each will determine the available transmission capacity ("ATC") applicable to its system and ensure that ATC is posted on NYPP's OASIS. Con Edison and Orange and Rockland will treat parties that previously executed a service agreement with either company as having executed a service agreement under the joint OATT; i.e., no new service agreements will be required.

Q. UNDER THE JOINT OATT, HOW DO THE COMPANIES INTEND TO TREAT THE CAPACITY AVAILABLE OVER THE INTERCONNECTIONS BETWEEN CON EDISON AND ORANGE AND ROCKLAND?

A. The companies do not intend to reserve additional capacity over such interconnections for native load uses during any time that the joint OATT is in effect. In other words, should the joint OATT go into effect, whatever capacity is then available at the time the Merger is consummated will be posted as ATC and available for third-party use.

Q. DOES CON EDISON CURRENTLY HAVE IN PLACE ANY LONG-TERM FIRM TRANSMISSION CONTRACTS THAT WERE NOT MADE UNDER THE CON EDISON OATT?

A. Yes. Con Edison has a number of long-term firm transmission contracts that were not made under its OATT.

          The most significant of these contracts provides for the delivery of NYPA power to its preference customer load located within the Con Edison service territory. NYPA has a number of other supply programs for the benefit of certain customers within the service territory for which delivery service from Con Edison is required. These include deliveries for Economic Development Power, Power for Jobs and for municipal agencies in New York City and Westchester County. Con Edison also provides firm transmission service to NYPA for its supply to selected customers on Long Island. Con Edison provides firm transmission service to New York State Electric and Gas Corporation for the supply of its load in Brewster, New York. Con Edison also provides firm transmission service to the Long Island Power Authority for delivery of firm resources located in upstate New York. Con Edison commits that it will not seek to increase the rates under these transmission agreements to recover any Merger-related costs.

Q. DOES ORANGE AND ROCKLAND HAVE IN PLACE ANY LONG-TERM FIRM TRANSMISSION CONTRACTS THAT WERE NOT MADE UNDER THE ORANGE AND ROCKLAND OATT?

A. Yes. Orange and Rockland has a transmission agreement with NYPA under which NYPA hydroelectric power is transmitted to Public Service Electric and Gas Company for redelivery to various municipal and cooperative utilities in New Jersey. The Commission accepted the most recent amendment to that contract on December 30, 1997, in Docket No.

     ER98-487-000. Orange and Rockland commits that it will not seek to increase the rates under that agreement to recover any Merger-related costs.

Q. WHAT STEPS ARE THE APPLICANTS TAKING TO COMPLY WITH THE ORDER NO. 889 STANDARDS OF CONDUCT?

A. Each of the companies previously has filed with the Commission Standards of Conduct and implementation procedures that are consistent with the requirements of Order No. 889. On June 30, 1998, Con Edison filed, in Docket No. ER98-2491-001, revised standards which, among other things, reflect the proposed Merger by treating Orange and Rockland as an "affiliate" of Con Edison. This revision will have the effect of ensuring that any dealings between Con Edison transmission personnel and Orange and Rockland merchant function personnel are restricted in the same manner as would be any dealings between Con Edison transmission personnel and Con Edison merchant function personnel. That filing also revised Con Edison's and its marketing affiliates' codes of conduct under the market-based tariffs to treat Orange and Rockland as an affiliate of Con Edison (and its marketing affiliates). Orange and Rockland made a similar filing on June 30, 1998, that was accepted by the Commission in Docket No. ER98-3560-000 on July 28, 1998.

          In the Section 205 filing being made today, Orange and Rockland is submitting revisions to its Order No. 889 Standards of Conduct that will assure that neither merchant function personnel of Con Edison nor any of Con Edison's marketing affiliates will have preferential access to transmission information or transmission service over the Orange and Rockland system. Orange and Rockland has been operating consistent with these revised standards since the Merger was announced.

Q.   DOES THIS COMPLETE YOUR TESTIMONY?

A.   Yes, it does.

                                                                 EXHIBIT APP-600

                                 TESTIMONY OF
                                ANDREW L. JACOB

                                 ON BEHALF OF
                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                      AND
                      ORANGE AND ROCKLAND UTILITIES, INC.




Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is Andrew L. Jacob. I am Chief Engineer, Energy Management for the Consolidated Edison Company of New York, Inc. ("Con Edison"), in its offices at 4 Irving Place, New York, New York 10003.

Q.   WHAT IS YOUR EDUCATIONAL AND PROFESSIONAL BACKGROUND?

A. I graduated from Manhattan College in 1969 with a Bachelor's Degree in Mechanical Engineering. I also received a Master's Degree in Business Administration from Pace University in 1974. I am licensed as a Professional Engineer in New York State. From 1969 to 1983, I was employed by American Electric Power Service Corporation in various Engineering positions with increasing responsibilities. From 1983 to 1985, I was Manager of Facilities Engineering at Columbia University. In 1985, I began my career at Con Edison as Executive Assistant to the Executive Vice President. From 1986 to 1989, I was

     Plant Engineer of Con Edison's Ravenswood Electric Generating Station. In 1989, I was named Manager of Electric Generation Planning. In 1991, I was promoted to my current position.

Q.   PLEASE DESCRIBE YOUR CURRENT RESPONSIBILITIES.

A. As Chief Engineer, Energy Management, my responsibilities include planning for Con Edison's electric and steam generating systems; estimating fuel requirements for Con Edison's generating facilities; analyzing, planning, and negotiating power purchase and sales contracts; and directing economic
     studies relating to Con Edison's electric and steam systems.   I am also
     serving as the Director of Con Edison's divestiture plan, responsible for achieving a successful and timely completion of the sale of the Company's generating plants.

Q.   HAVE YOU PREVIOUSLY TESTIFIED BEFORE ANY REGULATORY BODY?

A. Yes. I have testified on numerous occasions before the New York State Public Service Commission ("NYPSC") and two times before this Commission.


INTRODUCTION AND SUMMARY OF TESTIMONY
-------------------------------------

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is to specify Applicants' proposed Interim Market Power Mitigation Measures, consistent with Dr. Hieronymus' testimony. Dr.

     Hieronymus, applying this Commission's merger guidelines, finds that with Orange and Rockland Utilities, Inc.'s ("Orange and Rockland") divestiture of its owned generating resources, the proposed merger between Con Edison and Orange and Rockland (collectively, the "Applicants") presents no market power concerns and readily passes all of the Commission's analytical screening criteria.

          However, Dr. Hieronymus notes that there is expected to be a short (one or two month) period of time between the date the merger is consummated and the date Orange and Rockland completes its divestiture, and that during this brief interim period, certain of the Commission's screening criteria would be exceeded./1/ Applicants do not believe they would have any market power in the brief interim prior to Orange and Rockland's divestiture. Dr. Hieronymus, moreover, points out that Applicants would have no economic incentive to try to raise prices during this interval. Nonetheless, to eliminate any possible market power concerns, Applicants are committing to abide by certain mitigation measures during any such interim period./2/



________________________

     /1/ Of course, there may not be such an interval if the consummation date of the merger slips slightly or if Orange and Rockland can complete its divestiture ahead of schedule.

     /2/ Applicants term these measures "interim mitigation measures" in accordance with FERC practice. However, as noted above, Applicants do not believe that the merger creates any interim market power problems that require "mitigation." These preventive measures are intended to preclude any possible problem from arising.

          My testimony describes Applicants' proposed Interim Mitigation Measures. These measures cap Applicants' bids for energy at variable costs, cap Applicant's bids for capacity at their "to-go" (i.e., avoidable) costs, and specify certain minimum availability criteria.

INTERIM MITIGATION MEASURES
---------------------------

Q. HAVE YOU SET OUT APPLICANTS' PROPOSED INTERIM MITIGATION MEASURES AS AN EXHIBIT TO THIS TESTIMONY?

A.   Yes.  These measures are attached to my testimony as Exhibit APP-601.

Q.   WHAT IS THE TERM OF THESE INTERIM MITIGATION MEASURES?

A. These measures will extend from the closing of the merger until the completion of Orange and Rockland's divestiture program.

Q. WHAT GENERATING RESOURCES WILL BE SUBJECT TO THESE MEASURES DURING THIS INTERIM PERIOD?

A. The interim mitigation measures will be applicable to all of Applicants' generating resources, both Con Edison's and Orange and Rockland's.

Q.   PLEASE DESCRIBE THE INTERIM MITIGATION MEASURES THAT THE APPLICANTS
     PROPOSE.

A. Applicants propose interim measures regarding both energy and capacity. With respect to energy, these measures will cap all bids the Applicants submit to the

     New York Independent System Operator ("NYISO") for the sale of energy./3/ More specifically, the interim mitigation measures will require that all of Applicants' bids into the NYISO's Day Ahead and Balancing (or Real Time) Energy Markets be capped at variable costs. The variable costs will be determined on the basis of the units' established heat rate curves and the applicable fuel cost for the type of unit in question.

          With respect to capacity, the proposed measures require that any capacity that the Applicants bid into the NYISO capacity market will be bid at the applicable generator's "to-go" (i.e., avoidable) costs. The "to go" costs for each owned generating unit are the avoidable costs of keeping a station open and producing electricity, less any net revenues earned on the sale of energy and ancillary services. In other words, the "to go" costs represent the actual costs of keeping the unit available to provide capacity. As described below, the NYPSC is developing procedures for calculating such "to go" costs.

Q. PLEASE DESCRIBE THE AVAILABILITY CRITERIA THAT WILL BE IMPOSED BY THE PROPOSED INTERIM MEASURES.

________________________

     /3/ The interim measures would cover bids into the ISO directly or through a power exchange.

A. Applicants, over any 60 day period, must make the subject generating resources available to the NYISO energy market (on a self-scheduled or bid basis) at the level of availability achieved on average during the same period over the last three years or explain any shortfall to the satisfaction of the NYISO. Applicants must also make the resources available to the capacity market. This will ensure that Applicants will not withhold their generation from the market during any interim period prior to Orange and Rockland's divestiture. In addition, the NYISO monitoring program will be able to review the overall operation of these resources and may investigate any anomalous behavior given overall market conditions.

Q. WILL APPLICANTS RETAIN THE RIGHT TO SELF-SCHEDULE THE GENERATORS COVERED IN THE INTERIM MITIGATION MEASURES?

A. Yes. Orange and Rockland expects to self-schedule its generation to meet the needs of its remaining regulated retail customer base. The interim mitigation measures will apply to the extent Orange and Rockland has any generation remaining after meeting load pocket and native load requirements. Con Edison is required by its retail restructuring settlement approved by the NYPSC to bid all of its owned electric generation (fossil fueled and nuclear generation) into the NYISO energy and capacity markets, and the mitigation measures will cover such bids. Con Edison reserves the option to self-schedule its remaining generating resources to meet retail customer requirements.

Q. YOU MENTIONED THAT THE NYPSC IS IN THE PROCESS OF DEVELOPING A METHODOLOGY FOR CALCULATING "TO GO" COSTS? PLEASE ELABORATE.

A. As a condition of its retail restructuring Settlement Agreement with the New York Public Service Commission in Case 96-E-0897, Con Edison is already required to bid its electric capacity (fossil-fired and nuclear generation) into the capacity market at no less than its "`to go' or avoidable costs." Settlement Agreement at para. 11(d), Exhibit No. APP 602. The interim mitigation measures proposed here would cap Applicant's capacity bids at this level until completion of Orange and Rockland's divestiture. Con Edison's NYPSC Settlement requires Con Edison to calculate its "to go" costs according to procedures that will be verified and approved by the NYPSC Staff. In complying with the proposed mitigation measures, Applicants plan to calculate the "to go" costs of their generating resources in accordance with these procedures. Their bids will be auditable by the NYPSC and by NYISO's monitoring program.

Q.   DOES THIS COMPLETE YOUR TESTIMONY?

A.   Yes.

                                                                 EXHIBIT APP-700


                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION


Consolidated Edison Company of New York, Inc.  )  Docket No. _________
Orange and Rockland Utilities, Inc.            )

                           PREPARED DIRECT TESTIMONY
                                AND EXHIBITS OF
                             WILLIAM H. HIERONYMUS


Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is William H. Hieronymus. I am a managing director of Putnam, Hayes & Bartlett, Inc. ("PHB") in its office at One Memorial Drive, Cambridge, MA 02142.


I.   QUALIFICATIONS

Q.   WHAT IS YOUR EDUCATIONAL AND PROFESSIONAL BACKGROUND?

A. I received a bachelor's degree from the University of Iowa in 1965, a master's degree in economics in 1967, and a doctoral degree in economics in 1969 from the University of Michigan, where I was a Woodrow Wilson Fellow and National Science Foundation Fellow. After serving in the US Army, I began my consulting career.

     In 1973, I joined Charles River Associates Inc. and specialized initially in antitrust economics. By the mid-1970s, my focus was principally on the economics of energy and network industries. In 1978, I joined PHB where my consulting practice has continued to focus on network industries, particularly electric utilities.

     During the past twenty-odd years, I have completed numerous assignments for electric utilities, state and federal government agencies and regulatory bodies; energy and equipment companies; research organizations and trade associations; independent power producers and investors; international aid and lending agencies; and foreign governments. While I have worked on most economics-related aspects of the utility sector, a major focus has been public policies and their relation to the operation of utility companies.

     Since 1988, I have focused primarily on electric utility industry restructuring, regulatory innovation and privatization. In that year I began consulting on the restructuring and privatization of the electric utility industry of the United Kingdom, an assignment on which I worked nearly full-time through the completion of restructuring in 1990. During that period, as well as after, I also have completed major assignments related to utility restructuring in other western European countries, eastern and central Europe, the former Soviet Union and New Zealand.

     With my return to the United States in 1993, I began work on the restructuring and regulatory reform of the US electricity industry. Much of this work has focused on market power; I have testified before the FERC and state commissions on market power issues concerned with mergers, power pools and market rate applications. Included in that body of testimony is testimony in Docket Nos. ER97-705-000, ER97-707-000 and ER97-1523-000,
     which assesses the effects of transmission constraints on Con Edison's potential market power in the context of FERC's grant of market rate authority to Con Edison and its marketing subsidiary, ProMark Energy, Inc., which since has changed its name to Consolidated Edison Solutions, Inc. I also recently filed testimony in connection with mitigation measures associated with Con Edison's divestiture of generation in New York City. More generally, I have testified before state and federal regulatory commissions, federal and state courts, and legislatures on numerous matters concerning the electric utility and other network industries. My resume is attached as Exhibit No. APP-701.

II.  INTRODUCTION AND SUMMARY OF TESTIMONY

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. I have been asked by Consolidated Edison, Inc. ("Con Edison") and Orange and Rockland Utilities, Inc. ("O&R") (collectively, the "Applicants") to determine the potential competitive impact of their proposed merger on electricity markets. My analysis is conducted to be consistent with the Competitive Analysis Screen described in Appendix A to the Commission's Merger Policy Statement ("Order No. 592")/1/ which in turn is intended to comport with the Department of Justice and Federal Trade Commission ("DOJ/FTC") Merger Guidelines ("Guidelines"). I also have analyzed potential vertical market power issues arising from the market, particularly those arising from Applicants' status as combination utilities owning local gas distribution companies.

Q.   WHAT ARE YOUR PRINCIPAL CONCLUSIONS?

A. Based on the results of the analyses I have conducted, I conclude that the proposed merger poses no market power concerns except, perhaps, for minor concerns in the short period prior to O&R's generation divestiture in the first half of 1999. O&R is a relatively small utility that has agreed to full divestiture of its owned generation. Closing is scheduled for the end of May 1999, approximately the anticipated date of merger completion. No affiliate of either O&R or Con Edison will bid on the divested facilities. As a consequence of this divestiture, the merger will combine Con Edison's remaining generation (i.e., that which remains after its own divestiture of significant generation, most of which also is scheduled in the first half of 1999) with only the very small amount of purchases that O&R still will be required to make from existing long-term contracts. Even these small purchase amounts are from facilities that are not controlled by O&R. Most or all purchases that constitute O&R's remaining Economic or Available Economic

     Capacity will either be scheduled bilaterally or be bid into the New York pool by unaffiliated parties, with the result that they cannot be used by the post-merger company to affect prices in the New York electricity market. Further, none of O&R's existing owned or purchased capacity is located in the constrainable New York City area, which I treated as a separate destination market. For these reasons, the merger results in virtually no change in Con Edison's pre-existing share of any relevant electricity market. With O&R's divestiture, the merger easily passes all of the HHI screens in the Commission's merger guidelines.

     In evaluating the merger, notice also should be taken of the fact that Con Edison is divesting virtually all of its In-City generation, which constitutes about 70 percent of its total owned generation. Nearly all of Con Edison's divestiture is scheduled to be completed in the first quarter of 1999./2/ The merged company will be a participant in the New York Independent System Operator ("NYISO" or "ISO"), turning over effective control over most transmission facilities to it. At the conclusion of their planned divestiture, the merged Applicants will be principally a wires company with some retained nuclear generation and power purchases, with regulated provider-of-last-resort responsibilities and competitive retail and wholesale marketing functions.

     Other New York utilities also are divesting the bulk of their generation. While the ownership patterns in New York markets cannot be predicted with certainty, it is highly likely that relevant New York power markets will be at most moderately concentrated. In

___________________________________________


/1/  Inquiry Concerning The Commission's Merger Policy Under The Federal Power
     Act: Policy Statement, Order No. 592, & 31,044 (1996).

/2/ As detailed below, Con Edison is divesting its In-City generation in two phases: three of the four In-City bundles will be divested in the first quarter of 1999; and the fourth bundle (the steam-producing units) will be sold subsequently, most likely in late 1999. The divestiture of Con Edison's share of Bowline will be completed contemporaneously with O&R's divestiture of the station. Its divestiture of its steam-producing units will likely occur late in 1999. It also is divesting its unit power contract share of the Roseton station contemporaneously with Central Hudson Electric & Gas's divestiture of the station. At the end of this process, the merged company will retain only a residuary ownership of a nuclear unit and responsibility to take power under power purchase contracts.

     any event, upon O&R's divestiture, this merger passes the Commission's HHI screens even without taking into account the de-concentrating effect of other utilities' divestitures./3/

     However, there may be a short period of time between the date the merger is consummated and the date O&R completes its divestiture in which the screening criteria for Economic and Available Economic Capacity set out in Appendix A of FERC's Order No. 592 are failed in some time periods (generally high price, on-peak periods). O&R is scheduled to select its winning bidders on October 15, 1998, and plans to close the sale on or about May 31, 1999. The merger is expected to close in April 1999, one to two months earlier. During this period, Applicants will still retain sufficient native load or "supplier of last resort" load such that they remain substantial net purchasers. For this reason, they have no incentive to increase power prices. Nonetheless, Applicants have proposed interim mitigation measures requiring 1) that all generation bid into the ISO/4/ be bid on an auditable variable cost basis, 2) that all generation be made available to the market at its historic levels of availability, and 3) that capacity bid into the New York ISO capacity auction be bid at a capped rate that is based on the "to go" costs of the generating unit and is substantially below the FERC-approved tariff rate for Applicants' capacity. This mitigates any potential market power concerns. Thus, the Commission's horizontal market power screen is passed for the post-O&R divestiture period and any possible interim market power is mitigated fully.

____________________________


/3/ It is not necessary to wait to see to whom O&R sells its generation to in order to reach this conclusion. The delta HHI will be sufficiently low (i.e., less than 50 points) such that there is no appearance of market power created by the merger even if the market structure changes. The divestiture is not merger related, so changes in market concentration resulting from the divestiture are not merger-related. Moreover, O&R will file a section 203 application at FERC in connection with its divestiture and also has been required by the New York Public Service Commission ("NYPSC") to demonstrate that the buyer(s) of its generation satisfy the Commission's Appendix A screen.

/4/ Bidding into the ISO could be accomplished by bidding such generation into a power exchange, which would then bid the generation to the ISO.

     My analysis was conducted to conform to the requirements of Appendix A of Order No. 592. For the Economic and Available Economic Capacity products, I examined market structure and the effect of the merger on it for multiple time periods and market price levels. The geographic markets considered were the City of New York, a constrainable subset of Con Edison's service area in which Con Edison owns or controls most of the generation, and the downstate portion of New York state (that portion that is East of the Total-East transmission constraint). Con Edison and O&R generation is physically located in the East of Total-East market. The focus on the East of Total-East market, to the exclusion of other "destination markets" that might have been defined, follows from the fact that the operation of transmission constraints causes Applicants' share of this market to be higher than in any other market. This approach is consistent with recent Commission precedent.

     I also examined the effect of the merger on FERC's traditional Total Capacity and Uncommitted Capacity measures. For both measures, the screening criteria are passed for all relevant time periods, including prior to divestiture. O&R has no uncommitted capacity before retail access for capacity and divestiture, both of which are scheduled for May 1999.

     In addition to examining the market measures described in Order No. 592, I examined the effect of the merger on the capacity markets established by the rules of the New York Power Pool and proposed New York ISO. In New York, capacity is a separate product with defined geographic areas that differ somewhat from the energy market areas that I examined. Specifically, there will be a New York State capacity market in which all in-State capacity and eligible out-of-State capacity compete, and an In-City market, for which only In-City capacity qualifies./5/ The merger has no effect on the latter, since O&R

______________________________


/5/ There also is expected to be a Long Island capacity market in which Applicants cannot compete but which is taken into account in my analysis of the New York State market since it reduces the ability of capacity on Long Island to bid into the broader New York market.

     has no In-City capacity. With respect to the former, I examined the structure of sellers of such capacity. Currently, the merger has no impact on this market. Prior to May 1, 1999, O&R has no capacity to sell and Con Edison, which is currently selling its capacity to load serving entities ("LSEs") at auction-based prices, likely will have no uncommitted capacity for the New York State market. Post-divestiture, the screen is easily passed.

     Any possible failure of the screening criteria will result from slight differences in the timing for divestiture and reductions in capacity responsibility. This period will be limited to the period between May 1, 1999 when the merger is scheduled to close, and the completion of O&R's divestiture, forecast to occur at the end of May. I analyzed two cases pertinent to this period. The most conservative case ignores the effect on market structure of the ongoing generation divestiture in New York. In this case, the market is moderately concentrated and the Guidelines' change in HHI is slightly exceeded. However, Applicants' share of the total market is less than 20 percent, (i.e., less than the threshold FERC has applied in granting market rate authority). In the second case, which takes the generation divestitures by other New York utilities into account, the market is unconcentrated even in the post-merger period before the O&R divestiture is completed, and the Guidelines' test is passed.
     Nevertheless, as summarized above, Applicants propose to mitigate any possible market power in the New York state capacity market during this interim period by capping their bids into the market at the "to go" cost of the generating units./6/

     I also have examined potential vertical market power issues arising from the merger and concluded that the merger does not create any competitive problems in this regard. Transmission access for new generators is assured both by the Commission's open access policies and by the NYISO control over the operation of the transmission system and the

_______________________


/6/ While Con Edison is required under the terms of its Settlement to bid all capacity into the auction, the Applicants are considering requesting authorization from the NYPSC for it to self-schedule capacity to serve native load and its retail access load in the event that the ISO capacity market is not fully operational on a timely basis.

     transmission system expansion process. Applicants will not possess dominant control over potential generating sites.

     Applicants are both combination utilities, but neither has gas production facilities and neither owns or operates long-distance pipelines or large storage facilities. Applicants have no ability to exercise sellers' market power for commodity gas; even if their role as buyers of gas, principally on behalf of their regulated retail customers, was deemed relevant to commodity gas market power, their share of purchases from relevant basins
     is far too low to cause concern.   Con Edison has a subsidiary that is one
     of many gas marketers; O&R has exited the gas marketing business, so the merger has no impact on the gas marketer "market."

     While both Con Edison and O&R have firm transmission rights on the gas pipelines serving the area, their combined share is less than 13 percent. This will be reduced to about 11 percent in 1999-2000 due to new pipeline construction. Moreover, Applicants cannot withhold these rights to reduce supply since failure to use rights simply increases the amount of non-firm capacity that the pipelines can sell to any willing buyer, including competitors in both the gas and electricity marketing business. Further, O&R has no transportation rights that could be used to deliver gas into New York City.

     Applicants both have regulated gas distribution operations. These operations serve some of the gas-fired generation facilities located in the downstate area. Con Edison provides distribution service to two of its own large gas-fired steam units plus its gas-fired peakers. It also distributes gas to the New York Power Authority's ("NYPA's") Poletti station. O&R distributes gas to its Bowline station (currently co-owned with Con Edison), the gas-fired unit at its Lovett steam station, its peakers and the Lederle cogeneration facility./7/ O&R has no ability to deliver gas to generation located in the constrained New York City electricity market.

     There is no basis for concern that Applicants will use self-dealing or other means of using the gas LDC to favor affiliated activities. Applicants are divesting all of the owned gas-fired facilities to which they provide distribution service. Even if they were not, distribution tariffs are regulated by the NYPSC, and New York statutes forbid discriminatory pricing of distribution. Price transparency required by NYPSC policies would make any discrimination easy to detect for both the New York Commission and affected generators. Further, there are low cost bypass alternatives that constrain distribution tariffs for all major gas-fired generation facilities to below cost-of-service rates. Finally, codes of conduct required by existing NYPSC orders bar any information flowing from the regulated gas distribution company to any affiliate, such as an electricity or gas marketer, that theoretically could benefit from preferential access to such information. In short, none of the vertical concerns that the Commission focused upon in the Enova-Pacific Enterprises merger exist in this merger and the transaction does not create or enhance vertical market power.

Q.   HOW IS THE REMAINDER OF YOUR TESTIMONY ORGANIZED?

A. In Section III, I outline the Applicants' business operations. Section IV provides a framework for the analysis. In Section V, I focus on the analysis of horizontal market power, including first, a description of the data, assumptions and methodology I used in conducting the analysis and, second, my analysis of the merger's impact on competition. Section VI contains my analysis of vertical market power issues.

_______________________


/7/ The facilities for which O&R provides gas service include about 1,284 MW of mid-merit gas steam (including 1,215 MW jointly-owned Bowline station), 74 MW of gas-fired peakers and 19 MW of NUGs, adding a total of 1,378 MW of gas-fired generation to that which is served by or controlled by Con Edison. While all three units at Lovett are capable of burning gas, the two larger units use coal as their primary fuel.

III. DESCRIPTION OF THE PARTIES

Q.   PLEASE DESCRIBE CON EDISON.

A. Con Edison is an energy company whose primary subsidiary, Consolidated Edison Company of New York, Inc., provides regulated electric service to customers in New York City (with the exception of part of Queens) and Westchester County, New York; gas service in Manhattan, the Bronx and parts of Queens and Westchester County; and steam service in parts of Manhattan. Other subsidiaries include Con Edison Solutions, an energy services company; Con Edison Development, which invests in energy infrastructure projects;/8/ and Con Edison Energy, which will market energy, capacity and risk management services to wholesale customers.

     At the beginning of 1999, Con Edison will have approximately 7,001 MW of capacity that it owns and operates, 1,292 MW of entitlements to jointly owned units, 2,059 MW of non-utility generation ("NUG") contracts and 733 MW of other contracts, including a contract of 208 MW for part of the output of the Indian Point 3 and Poletti stations that expires in 1999./9/ This total of 11,085 MW serves an expected peak load of 9,730 MW (10,973 MW before load management)./10/ Nearly 1,000 MW of Con Edison area load is served by other LSEs pursuant to Con Edison's retail access program. However, nearly all LSEs have chosen to purchase energy and capacity from Con Edison under tariff rates set by FERC and the NYPSC, in most cases, all of their requirements. Up to 2,000 MW of customer load of Con Edison's customers (about 20 percent) will have retail access beginning on April 1, 1999, with the balance gaining retail access subsequently.

_______________________


/8/ None of Con Edison Development's current generation investments are located in New York.

/9/  All load and capacity data are from the New York Power Pool's Load and
                                                                   --------
     Capacity Data, dated July 1, 1998.
     -------------

/10/ Con Edison's latest forecast projects a 1998 peak load of 11,375 MW.

     Con Edison has no traditionally defined transmission-dependent utilities ("TDUs") in its service area, although some NYPA customers are located within Con Edison's service territory. NYPA has its own generating facilities and transmission rights that permit it to serve its customers.

     Con Edison is directly interconnected with O&R, NYPA, Niagara Mohawk ("NiMo"), Central Hudson Gas & Electric ("CHG&E"), New York State Electric and Gas Corporation ("NYSEG"), and Long Island Lighting Company ("LILCO"). Rochester Gas and Electric (RG&E) could be deemed to be directly connected by reason of the tariffs of the New York Power Pool. It also is directly connected to the Connecticut Light and Power Company (Northeast Utilities) in the New England Power Pool ("NEPOOL"); and Public Service Electric and Gas Company ("PSE&G") in the Pennsylvania-New Jersey-Maryland Interconnection ("PJM").

     Con Edison plans to divest, in four bundles,/11/ essentially all of its In-City generation. Con Edison expects to accomplish its divestiture in two phases: three of the four In-City bundles will be divested in the first quarter of 1999; and the fourth bundle (the steam-producing units) will be sold subsequently, most likely in late 1999. Con Edison also is selling its share of the Bowline Station which it owns jointly with O&R as part of the O&R divestiture which is scheduled to be completed by the end of May 1999./12/

     After divestiture, Con Edison will retain control over 1,002 MW in New York City, consisting of (i) NUG contracts (926 MW); and (ii) a small amount of generation (76

____________________________

/11/ The four bundles include (1) 1,433 MWs consisting of Arthur Kill steam station and Astoria gas turbines ("Arthur Kill"); (2) 2,168 MWs consisting of Ravenswood steam station and gas turbines ("Ravenswood"); (3) 1,856 MWs consisting of Astoria steam station plus Gowanus and Narrows gas turbines ("Astoria"); and (4) 463 MW of units that produce electricity as well as steam for Con Edison's steam delivery system in New York City ("Steam Electrics").

/12/ Con Edison also plans to divest its contract share of CHG&E's Roseton station. However, this divestiture is not likely to be completed within the 1999 timeframe of my analysis. It also plans to sell or close its small remaining stations, totaling 76 MW, at some future date.

     MW). Outside of the City, Con Edison will maintain interests totaling an additional 3,146 MW of capacity, consisting of (i) owned generation (1,488
     MW); (ii) power purchase contracts (525 MW, of which 400 MW is summer only); and (iii) NUG contracts (1,133 MW). This capacity is primarily gas and oil fired, except for Indian Point 2, a 931 MW nuclear station.

     With respect to its gas business, Con Edison sells and transports natural gas to its customers through its distribution facilities located in Manhattan, the Bronx, Westchester County and the northwest corner of Queens. Con Edison owns a liquefied natural gas peak shaving facility in Queens and a 28.8 percent interest in the Honeoye Storage facility in upstate New York. All of Con Edison's gas customers have had retail access since 1996. Con Edison has contracts for the purchase of firm transportation and storage services with seven interstate pipelines; firm gas purchase contracts with 17 merchant and pipeline suppliers; and interruptible gas purchase and transportation contracts. None of its long term firm contracts are assigned to supply in its electricity generation. It distributes gas to two of its large steam stations (Astoria and Ravenswood) and to NYPA's Poletti station, as well as to a number of its combustion turbines. Its NUGs, Narrows (a large peaking facility) and its third large steam station, Arthur Kill, are supplied by other gas distributors.

Q.   PLEASE DESCRIBE O&R.

A. O&R's utility subsidiaries supply electricity and gas in portions of southeastern New York, northern New Jersey; and northeastern Pennsylvania. Both O&R and Rockland Electric Company, one of its subsidiaries, have non-utility subsidiaries that are engaged in energy services ventures and land development.

     Prior to divestiture, O&R will have approximately 1,310 MW of total generation capacity. This includes 965 MW of owned and operated capacity (374 MW of coal-fired capacity at the Lovett units 4&5, 474 MW of oil/gas steam, 43 MW hydro and 74 MW of combustion turbines), 19 MW of NUG contracts and 325 MW of firm purchases (300 MW of which is summer-only and expires in 2000) against a 1999 peak load forecast of

     1,140 MW (1,265 before load management). In 1997, O&R purchased almost 50 percent of its energy requirements.

     O&R's customers have full retail access for energy which began in May 1998 and are scheduled to have full retail access for energy and capacity in May 1999. O&R has no TDU customers.

     In addition to its direct interconnection with Con Edison, O&R is also interconnected with CHG&E in the NYPP and PSE&G in PJM, both of which are also direct interconnections of Con Edison.

     O&R expects to complete the divestiture of all of its generation, according to the terms of its offering letter, by the end of May 1999. This includes the sale of Bowline, co-owned with Con Edison. After divestiture, it will have purchase rights to only 344 MW, consisting of (i) its NUG contract (19
     MW); (ii) a contract with PSE&G expiring in 2000 (300 MW);/13/ and (iii) a contract with NYPA's Blenheim-Gilboa pumped storage facility (25 MW)./14/

     With respect to its gas business, O&R has firm, gas supply contracts with seven gas marketers, and also purchases spot gas supplies. O&R also has firm, long-term transportation agreements with four pipelines (Tennessee Gas Pipeline, Columbia Gas Transmission, Algonquin Gas Transmission, and Texas Eastern Transmission); interruptible transportation agreements; and long-term gas storage contracts with Tennessee, Columbia and Texas Eastern. It supplies interruptible gas and interruptible

________________________


/13/ While formally this contract is a summer capacity and energy contract, the contract price of energy is such that energy is rarely purchased. Hence, this contract contributes no Economic Capacity. When O&R is not taking energy from the facilities that implicitly stand behind this contract, PSE&G is free to sell the energy on its own account.

/14/ Under the market rules for the NYISO, partial ownership in a generating facility will not confer control over the bidding and generation dispatch of that facility. Only one entity will be permitted to submit bids and/or schedules for a generating facility.

     transportation to its gas-fired stations and spot gas sales delivered under a firm withdrawable contract to its 19 MW NUG. Firm gas transportation to its electricity generation is sufficient only to provide ignition fuel.

     Both utilities participate in the NYPP and in the NYISO. Salient features of the ISO arrangements are discussed later in my testimony.


IV.  FRAMEWORK FOR THE ANALYSIS

Q.   WHAT ARE THE GENERAL MARKET POWER ISSUES RAISED BY MERGER PROPOSALS?

A. Market power analysis of a merger proposal examines whether the merger would cause a material increase in the merging firms' market power or a significant reduction in the competitiveness of relevant markets. Market power is defined as the ability of a firm or group of firms to profitably sustain a small but significant increase in the price of their products above a competitive level.

     In assessing mergers, the critical issue is the change in market competitiveness due to the merger. While the pre-merger competitiveness of markets may, as under the DOJ/FTC Guidelines, affect the amount of such change that is acceptable, the focus remains on the change in market
                                                         ------
     competitiveness caused by the merger.

     This focus on the effects of the merger means that the merger analysis examines those business areas where the merging firms are competitors. In most instances, the merger will not affect competition in markets in which the merging firms do not compete. This is recognized in Commission procedures which exempt mergers between firms that do not compete in relevant geographic and product areas from the need to submit a screening analysis. Analysis of the effects of a merger on market power in businesses in which the merging firms both participate is sometimes referred to as horizontal market power assessment. In FERC merger analyses, the primary horizontal focus is on competition in bulk power markets.

     It is also necessary to consider the possibility of vertical market power. Vertical market power relates to the effect of the merger on the merging firms' ability and incentives to use their market position in a related business to affect competition. For example, vertical market power could result if the merger of two electric utilities created an opportunity and incentive to operate transmission in a manner that created market power for the generation activity of the merged company that did not exist previously. The Commission also has identified market power as potentially arising from dominant control over potential generation sites or over fuels supplies and delivery systems. The Commission has stated that these forms of vertical market power could undercut the presumption that long-run generation markets are competitive./15/

Q.   WHAT ARE THE MAIN ELEMENTS IN DEVELOPING AN ANALYSIS OF MARKET POWER?

A. Understanding the competitive impact of a merger first requires defining the relevant market (or markets) in which the merging firms participate. Participants in a relevant market include all suppliers and, in some instances potential suppliers, who can compete to supply the products produced by the merging parties and whose ability to do so diminishes the ability of the merging parties to increase prices. Hence, determining the scope of a market is fundamentally an analysis of the potential for competitors to respond to an attempted price increase. Typically, markets are defined in two dimensions: geographic and product. Thus, the relevant market is composed of companies that can supply a given product (or its close substitute) to customers in a given geographic area. Once markets are defined, the analysis proceeds to examine the structure of sellers to determine if a merger might significantly increase market power.

_________________________


/15/ Under some circumstances, the control over fuels supplies and delivery systems also may be found potentially to affect short term energy markets. See the Order in Docket No. EC-97-12-001 et al. (Enova-Pacific Enterprises).

Q. HOW HAS THE COMMISSION TYPICALLY EXAMINED PROPOSED MERGERS INVOLVING ELECTRIC UTILITIES?

A.   Historically, under its Commonwealth standards, the Commission examined
                             ------------
     mergers by focusing on specific product markets and by using a "hub-and-spoke" screening test to evaluate whether a further examination of potential market power was warranted. With the issuance of Order No. 592 in December 1996, the Commission changed its analytic approach and adopted a "delivered price test." Appendix A (the "Competitive Analysis Screen") of Order No. 592 outlines in detail the analytic method that applicants are required to follow in their applications and that the Commission will use in screening the competitive impact of mergers. If a proposed merger raises no market power concerns (i.e., passes the Appendix A screen), the inquiry is generally complete. If a proposed merger raises potential market power concerns, applicants can propose mitigation measures at the time of application.

Q.   WHAT PRODUCTS HAS THE COMMISSION GENERALLY CONSIDERED?

A. With electric markets, the Commission generally has defined the relevant product markets to be long-term capacity, short-term capacity ("Uncommitted Capacity"), and non-firm energy ("Available Economic Capacity" and "Economic Capacity"). The Commission has determined that long-term capacity markets are presumed to be competitive, unless special factors exist that limit the ability of new generation to be sited or receive fuel.

     The Commission recently has considered vertical issues arising from mergers. The principal issue that it has identified is whether the merger may create or enhance the ability of the merged firm to exercise market power in downstream electricity markets by control over the supply of inputs to rival producers of electricity./16/ Three potential

_________________________


/16/ In addition to Enova, a recent discussion can be found in the Notice of
                    -----
     Proposed Rulemaking on Revised Filing Requirements Under Part 33 of the Federal Power Act, Docket No. RM98-4-000.

     abuses have been identified: the upstream firm acts to raise rivals costs or foreclose them from the market in order to increase prices received by the downstream affiliate; the upstream firm acts to facilitate collusion among downstream firms; or transactions between vertical affiliates are used to frustrate regulatory oversight of the cost/price relationship of prices charged by the downstream electricity supplier./17/

Q.   HOW HAS THE COMMISSION ANALYZED GEOGRAPHIC MARKETS?

A. To examine geographic markets, the Commission traditionally has focused on the utilities that are directly interconnected to the applicant companies. This "destination market" approach was continued in Order No. 592. Each utility that is directly interconnected to the Applicants is considered a separate "destination market." Additionally, the Commission has suggested that utilities who historically have been customers of Applicants are also potential "destination markets." In some recent cases, the Commission has found that analyses based on geographic markets larger than a single destination market are appropriate./18/

     The supply alternatives to each destination market are defined using the "delivered price test," which identifies suppliers that can reach a destination market at a cost no more than 5 percent over the pre-merger market price. The supply is considered economic if a supplier's generation can be delivered to a destination market, including delivery costs (which include transmission rates, transmission losses and ancillary services), at a cost that is within 105 percent of the destination market price.
     Physical transmission constraints also are taken into consideration in determining the potential supply to the destination market. Thus, unlike the "hub-and-spoke" methodology, competing suppliers are no longer defined by bright lines. Competing suppliers are defined as those who have

____________________________


/17/ Id. at pp. 45-49
     --

/18/ In BG&E-Pepco, the relevant market was PJM utilities collectively (79 FERC
        ----------
     (P)61,027 at 61,116). In Conectiv, the relevant markets were PJM and
                              --------
     eastern PJM (80 FERC (P)61,126 at 61,407).

     capacity (energy) that is physically and economically deliverable to the destination market. Their importance in the market (i.e., their market share) is determined by the amount of such capacity.

     This test is intended to be a conservative screen to determine whether further analysis of market power is necessary. If the Appendix A analysis shows that a company will not be able to exercise market power in its first-tier generation markets, it generally follows that the applicants will not have market power in more broadly defined and more geographically remote markets. The screen is the first step in determining whether there is a need for further investigation. If the screening test is not passed, leaving open the issue of whether the merger will create market power, the Commission invites applicants to propose mitigation remedies targeted to reduce potential anti-competitive effects to safe harbor levels. In the alternative, the Commission will initiate a proceeding to determine whether unmitigated market power concerns mean that the merger is contrary to the public interest.

Q. WHAT FRAMEWORK DOES THE COMMISSION USE TO DETERMINE WHETHER A MERGER POSES POTENTIAL MARKET POWER CONCERNS?

A. In Order No. 592, the Commission adopted the DOJ/FTC Guidelines for measuring market concentration levels by the Herfindahl-Hirschman Index./19/ To determine whether a proposed merger will have a significant anti-competitive impact, the DOJ and FTC consider the level of the HHI after the merger (the post-merger HHI) and the change in the HHI that results from the merger. Markets with a post-merger HHI of less than 1000 are considered "unconcentrated." The DOJ and FTC generally consider mergers in such markets to have no anti-competitive impact. Markets with post-merger HHIs of 1000 to 1800 are considered "moderately concentrated." In those markets, mergers that result in

_____________________________


/19/ The HHI is calculated as the sum of the squares of each company's market share, expressed in percentage terms.

     an HHI change of 100 points or fewer are considered unlikely to have anti-competitive effects. Finally, post-merger HHIs of more than 1800 are considered to indicate "highly concentrated" markets. The Guidelines suggest that in these markets, mergers that increase the HHI by 50 points or fewer are unlikely to have a significant anti-competitive impact, while mergers that increase the HHI by more than 100 points are considered likely to reduce market competitiveness.

Q. DOES YOUR ANALYSIS OF HORIZONTAL MARKET POWER IN THIS CASE FOLLOW THE GUIDELINES SET DOWN IN ORDER NO. 592?

A. I have generally followed this framework. There are three departures from a "cookbook" adherence to Appendix A, all of which were made to better inform the Commission concerning the effects of the merger. In each instance these arise from the specific factual setting in which the merger is occurring. First, rather than analyzing each destination market separately, I have focused on two geographic markets: inside New York City and the downstate region of New York. The In-City market is smaller than a destination market as defined in Order No. 592; I have analyzed it since it is a transmission constrained subset of the Con Edison destination market. The relevant market contains Applicants' generation and is defined by constraints limiting imports into it during high load periods. The factual basis for selecting these destination markets is discussed more fully later in my testimony. I believe that this modification to the Appendix A methodology is warranted factually and consistent with Commission precedent.

     Second, because of the pending divestiture of generation by both Applicants, and the rapid introduction of retail access in New York, the structure of Economic Capacity and Available Economic Capacity markets is changing rapidly. In order to fully investigate horizontal market power, including that which the merger might facilitate during the transition period before completion of divestiture, I have examined market conditions ranging from the pre- to full post-divestiture markets.

     Third, because there currently is a separate identifiable capacity product in the NYPP, I have analyzed a separate capacity market consistent with the proposed rules of the

     NYISO. This is in addition to analyzing Uncommitted Capacity, the Commission's usual measure of short-term capacity.

V.   ANALYSIS OF HORIZONTAL MARKET POWER

     DATA SOURCES AND METHODOLOGY FOR THE COMPETITIVE ANALYSIS SCREEN

Q. PLEASE DESCRIBE THE NATURE OF THE ANALYSIS UNDERTAKEN TO COMPLETE THE APPENDIX A COMPETITIVE ANALYSIS SCREEN.

A. PHB has developed the Competitive Analysis Screening model ("CASm") to facilitate Appendix A analyses. This model implements the delivered price test and other calculations required in Appendix A by determining potential supply both pre- and post-merger for each (i) destination market, (ii) relevant time period and (iii) relevant supply measure. From these results, the model also calculates pre- and post-merger HHIs. The relevant geographic market is determined based on the economics of supply (including generation costs, transmission rates, losses and ancillary services) and the physical transmission capacity available to the competing suppliers on an open access basis. In CASm, each transmission path has a fixed maximum capacity; CASm also incorporates simultaneous transmission constraints. To determine the potential supply to a destination market, the model determines an economic delivery route for supply that meets the delivered price test via existing transmission paths, each of which has a capability, transmission rate and transmission losses associated with it. CASm determines the maximum supply that can be delivered to the destination market within the parameters of the delivered price test and consistent with cost minimization. The model is described in Exhibit No. APP-702.

Q.   WHAT DATA ARE REQUIRED TO CONDUCT A COMPETITIVE ANALYSIS SCREEN?

A.   The key data requirements for implementing the screening analysis include:

     .    Generating capability

     .    Capacity purchases and sales

     .    Variable costs of generation

     .    Transmission capability

     .    Transmission rates

     .    Transmission line losses

     .    Native loads

     .    Market prices

     To the maximum practical extent, I have used publicly available data consistent with those detailed in Appendix B of Order No. 592. My study generally is based on historic data (e.g., loads and fuel costs), but my modeling assumptions are intended to approximate a future (1999 or 2000) market structure.

Q.   WHAT UTILITIES DID YOU INCLUDE IN YOUR DATA SET?

A. I included utilities in the NYPP, PJM, and NEPOOL, as well as Hydro Quebec ("HQ") and Ontario Hydro ("OH") (see Exhibit No. APP-703).

     Notably, this list of candidate suppliers does not pre-judge the question of the geographic scope of the market. CASm determines (based on economics of supply, transportation and deliverability) which of these candidate suppliers, and to what degree, are competitors to serve a particular destination customer.

     For ease of modeling, I did not include in my data set generation owned by small municipalities or cooperatives located within the regions. This exclusion tends to increase Applicants market shares and is, therefore, conservative.

Q. ARE THERE ANY OTHER PERTINENT ASSUMPTIONS IN YOUR TREATMENT OF POTENTIAL COMPETITORS?

A. I have modeled both PJM and NEPOOL as single suppliers, treating all suppliers from each region as single entities. This assumption increases HHIs and is thus conservative.

     Most New York utilities are in the process of divesting generating capacity. In general, these divestitures are likely to decrease concentration in New York electricity markets. NYSEG has announced the winning bidders in its divestiture auctions and Niagara

     Mohawk has completed the first round of its auction and the restructuring of most of its NUG contracts, including the divestiture of the majority of them. However, until the divestitures are completed, it is not possible to know precisely what the post-divestiture structure of generation ownership will be. In calculating energy market HHIs, I have assumed ownership of assets is unchanged, except to the extent that Applicants divest their own generation. This is a highly conservative assumption and will overstate concentration in the market. For example, I assume that NYSEG continues to own its generation, whereas there will actually be three owners. For purposes of modeling, I assume that Applicants' divested generation is purchased by suppliers that do not control other generation in New York./20/

     Although I calculate and report HHIs, I recognize that the level of the HHIs depends on the outcomes of the New York utilities' divestiture auctions and cannot be predicted with great confidence. However, the change in HHIs due to the merger does not. The change in HHIs is caused by the combining of Applicants' previously separate shares and can be calculated readily by what is generally referred to as the "2ab method."/21/

Q.   WHAT DID YOU ASSUME ABOUT THE TIMING OF DIVESTITURE?

A. Both Applicants have firm expectations as to the timing of the sale of their assets. In O&R's case, which is the most critical to evaluating the effects of the merger, the date is May 31, 1999. Con Edison anticipates completing the divestiture of Bowline in concert

_______________________

/20/ Specifically, I have assumed O&R's generation, other than Bowline, is divested in a single bundle. (This may be conservative from the standpoint of calculating concentration statistics, given that O&R is actually selling its assets bundled in four packages.) Con Edison's generation is divested in the bundles described above. Bowline, jointly owned by Applicants, is divested as a single unit.

/21/ "2ab" refers to the change in HHI resulting from the merger of company A
     (with market share a) and Company B (with market share b). This formula is derived from the HHI calculation as follows:

         Applicants' pre-merger HHI = a/2/ + b/2/

         Applicants' post-merger HHI = (a+b)/2/ = a/2/ + b/2/ + 2ab

     Thus, the change in HHI resulting from the merger equals 2ab.

     with O&R's divestiture and the divestiture of three In-City bundles in the first quarter of 1999. The steam cogenerating units will be sold later, most likely toward the end of 1999. This is the schedule upon which I have based my analysis.

     However, I recognize that there is no certainty as to exact dates for which sales will be consummated. During the pendency of the merger proceeding, new information concerning schedules may become available. In order better to assure that this analysis will still be pertinent in view of that new information, I have analyzed the market and the potential for market power under four scenarios that relate to the status of the divestiture efforts. In the pre-divestiture "Base Case," I have assumed the status quo continues, with both Applicants retaining all currently owned generation. Contracts in effect during 1999 are also taken into account. Scenario 2 assumes that Con Edison has successfully completed the divestiture of Bundles 1, 2 and 3 before O&R divests its assets. Scenario 3 assumes that O&R divests its generation before Con Edison, except that Con Edison's share of Bowline is divested at the same time that O&R sells its share. Finally, Scenario 4 shows the effects of the merger after both Con Edison and O&R have completed the planned divestiture of all assets scheduled to be divested in 1999. In Scenario 4, I reflect Applicants' contracts in effect at the beginning of 2000./22/

     These scenarios can be summarized as follows:

________________________

/22/ This means that, in Scenario 4, Con Edison's 208 MW purchase from NYPA's
     Indian Point3/Poletti unit also has terminated.

-----------------------------------------------------------------------------------------------
                              CON EDISON     CON EDISON           O&R       CON EDISON
                                DIVESTS        DIVESTS        DIVESTS ALL     DIVESTS
                              BUNDLES 1-3      BUNDLE 4        GENERATION     BOWLINE
-----------------------------------------------------------------------------------------------
Base Case                          --            --               --            --
("Pre-Divestiture")
-----------------------------------------------------------------------------------------------
SCENARIO 2                         X             --               --            --
("CON EDISON
DIVESTS 1-3")
-----------------------------------------------------------------------------------------------
SCENARIO 3                         --            --               X             X
("O&R DIVESTS")
-----------------------------------------------------------------------------------------------
SCENARIO 4                         X             X                X             X
("Con Edison and O&R Divest")
-----------------------------------------------------------------------------------------------
Bundle 1 ("Arthur Kill") consists of Arthur Kill steam unit and Astoria GTs.
Bundle 2 ("Ravenswood") consists of Ravenswood steam unit and GTs.
Bundle 3 ("Astoria") consists of Astoria steam unit and Narrows and Gowanus GTs.
Bundle 4 ("Steam Electrics") consist of units producing electricity and steam for distribution.
-----------------------------------------------------------------------------------------------

     All the bundles being divested by Con Edison consist of In-City generation.

     The interpretation of these scenarios is as follows. The Base Case shows the effects of the merger if it is approved and consummated before any divestiture takes place. This is the starting point for designing mitigation. Scenario 2 is appropriate for the period April 1 through May 31, 1999, assuming that the existing schedules are adhered to. Scenario 3 is intended to show conditions if, counter to current plans, O&R completes its divestiture first. Scenario 4 is the longer run outcome, reflecting conditions from roughly the end of 1999.

Q.   WHAT SOURCES DID YOU USE FOR GENERATING CAPABILITY DATA?

A. Data on generating plant capability (winter and summer capacity), including NUGs, were obtained from NYPP's 1998 report Load & Capacity Data. I took
                                                 --------------------
     into account planned retirements and capacity additions through 1999.

Q.   HOW DID YOU RATE THE PRODUCTION CAPACITY OF GENERATORS?

A. When appropriate for the particular supply measure (i.e., measures of non-firm energy markets), I assumed that generation capacity would be unavailable during some hours of the year for either (planned) maintenance or forced (unplanned) outages. I assumed that maintenance would be scheduled during the non-peak seasons and forced outages would occur uniformly throughout the year. For this purpose, I used data reported in the NERC Generating Availability Data System ("GADS") for the average equivalent availability factor to estimate total outages, and the average equivalent forced outage rate to estimate forced outages for fossil and nuclear plants. GADS reports five-year average availability and outages based on unit type and size. These data were supplemented, for new technology combined cycle units, by data in the Electric Power Research Institute Technical Assessment Guide.

Q.   HOW DID YOU TREAT PURCHASES AND SALES?

A. Data on long-term capacity purchase and sales were obtained primarily from Load & Capacity Data. These transactions are long-term (one year or more)
     --------------------
     firm transactions.

     To the extent a utility has sold capacity under a long-term agreement, it is assumed that control over that resource passes to the buyer. Generation ownership is adjusted to reflect the transfer of control by assuming that the sale resulted in a decrease in capacity for the seller and a corresponding increase in capacity for the buyer. /23/ Sales are assumed to be comprised of the lowest-cost supply for the seller. Therefore, the seller's lowest-cost supply was reduced by the amount of the sale and the buyer's supply was increased by the amount of the purchase./24/ Prices for purchase contracts were based on published data (from FERC Form 1 data) where available, or an estimate if not available. To the extent that long-term sales could be identified specifically as unit sales, I have tied the sale to the capacity of a specific generating unit.

     As noted earlier, Applicants have several long-term contracts. Con Edison purchases power under contracts with NYPA (Gilboa and Indian Point 3/Poletti), HQ and six NUGs

________________________

/23/ Consistent with this assumption, NUGs were assumed to be under the control of the purchasing utility.

/24/ "[T]he lowest running cost units are used to serve native load and other firm contractual obligations" (Appendix A, p. 11).

     (Indeck, Selkirk, Sithe and, within New York City, Cogen Technologies, Brooklyn Navy Yard Cogeneration and York Warbasse.) The Indian Point 3/Poletti contract terminates at the end of 1999.

     O&R has a contract with PSE&G, NYPA (Gilboa) and a small amount of NUG purchases (19 MW). The PSE&G contract ends after the summer of 2000. For all these contracts, I have treated Applicants as controlling the asset. This overstates the amount of capacity that Applicants have available to potentially affect electric energy prices. Under NYISO rules, a single bid must be submitted for each unit. Hence, the pricing of Gilboa and Con Edison's share of Roseton (co-owned with CHG&E) are not within their control. Nor are Applicants capable of controlling the level of output of these units. The same is true for O&R's PSE&G purchase. Thus, Applicants can neither bid up the prices of this purchased electricity nor withhold its supply from the market./25/

     Further, Applicants have at most limited dispatch rights concerning their NUG contracts. These are primarily "must take"; the Power Purchase Agreements specify the level of output and Applicants must schedule it or bid it into the pool in a way that assures that it runs when power is produced according to the terms of the Power Purchase Agreement.

     In this merger analysis, the relevant competitive issue concerns the effect of Con Edison's acquisition of O&R. The merger can enhance Con Edison's pre-merger ability to increase prices only if O&R can (a) withhold any of its post-divestiture purchases from the market, or (b) bid any of its purchases into the market in a way that even theoretically could increase prices in NYPP. As explained above, the purchase of O&R in fact brings zero post-divestiture megawatts of capacity that could be used to exercise market power to the merger. Nonetheless, in order to comply literally with the Commission's

_______________________


/25/ If O&R or Con Edison elected not to schedule their entitlements, and if they were economic, the owner of this generation (e.g., NYPA in the case of Gilboa) could sell it into the marketplace. As I noted earlier, with respect to O&R's contract with PSE&G, the contract is effectively a capacity-only contract because energy is priced such that it is generally not economic to purchase.

     guidelines, the HHI calculations in my analysis treat these purchases as indistinguishable from owned generation.

Q.   WHAT SOURCES DID YOU USE FOR THE COST OF GENERATION?

A. I used data from several sources to estimate the incremental cost of generation.

     .    Heat rates from EIA Form 860.

     . 1997 Fuel costs from Form 423, supplemented by data from other sources, mainly RDI's COALDAT(R). I based the estimated dispatch cost on spot or interruptible fuel prices. To the extent all fuel purchases in 1997 had been made under contract rather than at spot prices, I estimated an incremental price based on reported spot or interruptible prices in the relevant region.

     .    An estimate of variable O&M (by type of unit) and an SO2 adder./26/

     . For NUGs, I set the variable costs at zero, in effect assuming NUGs were must-run. I did not identify any NUGs as dispatchable./27/

Q.   WHAT SOURCES DID YOU USE TO DETERMINE TRANSMISSION CAPABILITY?

A. I relied primarily on transfer capability data published by the NYPP in Load & Capacity Data. These data reflect transfer capabilities between
     --------------------
     market areas within New York (under normal conditions) as well as import capability into New York.

Q.   WHY DID YOU USE THESE DATA INSTEAD OF OASIS DATA ON ATCS OR TTCS?

A. As I noted earlier, geographic markets larger than a single destination market are sometimes appropriate in conducting an Appendix A analysis; as I discuss immediately below, this is the appropriate approach in this case due to transmission constraints that do

_________________________

/26/ I used an estimate for variable O&M of $1/MWh for gas and oil steam units, $3/MWh for scrubbed coal-fired units and $2/MWh for other coal-fired units. The SO2 adder reflects the value of allowances.

/27/ Several New York utilities, including, for example, NiMo, are restructuring their NUG contracts. However, I was unable to identify which contracts have been restructured to include dispatchability provisions.

     not coincide with utility boundaries. However, this being the case, OASIS data are difficult to re-state in a manner consistent with this broader geographic market approach. OASIS postings are typically individual utility-to-utility transfer limits, whereas the only transmission constraints relevant to this merger is primarily internal to utilities. However, the Load & Capacity Data report does include the necessary
                  --------------------
     information to conduct an Appendix A analysis for the relevant geographic markets.

RELEVANT GEOGRAPHIC MARKETS
---------------------------

Q.   PLEASE DESCRIBE THE RELEVANT GEOGRAPHIC MARKETS.

A. I examined two relevant geographic markets for the analysis of Economic Capacity and Available Economic Capacity: (1) the "East of Total-East" market, defined by the Total-East transmission interface and related transmission limitations, and (2) an "In-City" (that is, New York City) market. For the Total Capacity and Uncommitted Capacity measures, I used a traditional "hub-and-spoke" method to define the market to include those utilities directly interconnected with Applicants. Additionally, since the NYISO will apply a capacity requirement for New York overall and for the In-City area, I also evaluated these capacity markets.

Q.   WHY IS THE EAST OF TOTAL-EAST MARKET A RELEVANT MARKET?

A. The "Total-East" interface within NYPP is the primary interface through which power moves into the eastern half of New York State. This interface constitutes a transmission constraint that can cause marginal production costs to differ, sometimes substantially, between the downstate and upstate portions of the state, thus creating a separate market. On the representation in Exhibit No. APP-704, transmission areas F through K are included in the East of Total-East region. The Total-East interface runs from Vermont through New York and into New Jersey. Total-East cuts New York roughly in half, dividing the western portion of the state from the eastern and southern portion. At the southern end of the interface, Total-East cuts into PJM. The current Total-East transfer limit is 5300 MW./28/ The other corridor through which power moves into eastern New York is through the interface between NYPP and NEPOOL, which has a transfer limit of 1,575 MW.

     There also are potential transmission constraints within the east of Total-East area that I have accounted for in my analysis. In particular, there are transfer capability limitations between the Albany sub-region and the rest of the East of Total-East area and between LILCO's service area and the rest of the region. These can limit the amount of generation within these two sub-areas that can compete inside the rest of East of Total-East. Accordingly, in my analysis, I have included as located within the East of Total-East market only that amount of generation located in the Albany and LILCO areas that can reach the market within the limits of these internal constraints./29/ This approach defines the East of Total-East market as that area in which O&R and Con Edison, absent the merger, would potentially compete when transmission constraints exist both at the Total-East interface and at the interfaces with the Albany and LILCO areas. This approach to market definition isolates the smallest area in which Con Edison's and O&R's generation is located. It represents the area of maximum competitive overlap. Since both Applicants are located within the constraint into downstate New York (and up from Long Island) there is no other market in which their shares will be greater. That is, Applicants are on the upstream ("wrong") side of any transmission constraint affecting any other market.

Q.   PLEASE EXPLAIN WHY THE IN-CITY MARKET IS A RELEVANT MARKET.

________________________

/28/ The NYPSC Staff's Load Pocket study reports the total import limit into the East of Total-East market as 6,600 MW, including imports across total east and from NEPOOL. This is consistent with the NYPP estimate of 5,300 MW plus 1,300 MW of direct interconnection between NEPOOL and the East of Total-East market.

/29/ As noted above, the East of Total-East region covers areas F-K as defined by the State load pocket study. In calculating market shares for this market, I have taken into account the transfer limits from the Albany region (area F) and the LILCO region (area K) and I have included as in the market only the Economic Capacity that is deliverable within those transfer limits.

A. In some hours, there also are constraints within Con Edison's territory. According to Con Edison's "load pocket" study, there are six load pockets in Con Edison's service territory, including the city as a whole (area J) and sub-areas within the City./30/ I have examined the In-City market as a separate relevant market for purposes of my study. I did not find it necessary to consider the individual load pockets within the city as individual destination markets. Since O&R owns no generation inside the City, its ability to affect prices within sub-areas of the City is restricted by the City import limit and it will have a correspondingly and commonly restricted share of sub-markets within the City.

Q. WHY DIDN'T YOU FEEL IT WAS NECESSARY TO SEPARATELY ANALYZE EACH TRADITIONAL DESTINATION MARKET SEPARATELY?

A. The markets I have examined should provide sufficient evidence of whether or not the merger creates the potential for market power and, as I noted earlier, defining a geographic market larger than a single destination market is consistent with the approach the Commission has accepted in similar circumstances./31/ The geographic markets I have defined take into account transmission constraints. With the exception of the transmission limits that my analysis takes into account in defining these areas, there are no identified constrained facilities. That is, O&R, the non-City parts of Con Edison, and the portions of other utilities' service areas located in the East of Total-East market are not constrained from each other. Where there are constraints that I have identified for example, between Con Edison and LILCO or westward across Total-East or into PJM or NEPOOL Applicants are both located on the upstream ("wrong") side of the constraint.

__________________________

/30/ A load pocket is a geographic load area that, because of transmission limitations, must have internal generation to ensure reliable service in the area under normal and contingency conditions.

/31/ Conectiv, 80 FERC (P)61,126 at 61,407; Pepco/BGE, 79 FERC (P)61,027 at
     --------                               ---------
     61,116.

     The constraints will reduce their shares of Economic and Available Economic Capacity in these other markets relative to their shares in the East of Total-East market.

     Conversely, had I used traditional destination markets, defined as utility service areas, I would have essentially ignored the key constraints in New York. Utilities that straddle the Total-East constraint and the constraint that sometimes separates northeast New York from the downstate area can be accessed from either side of the constraints, thereby enlarging the amount of capacity that can reach them. Because my East of Total-East analysis focuses only on the portions of the destination markets that are within the constraints (hence unconstrained with respect to Applicants but constrained relative to capacity on the other side of constraints), it follows necessarily that an Appendix A analysis of the East of Total-East market is a more rigorous screen than a traditional service area-based destination market analysis.

Q. IN CHOOSING THE DESTINATION MARKETS TO EVALUATE, DID YOU CONSIDER APPLICANTS' HISTORICAL TRADING PARTNERS?

A. Yes, although this did not alter my conclusion as to the appropriate destination markets to consider. Exhibit No. APP-705 shows the Applicants' recent purchases and sales. Notably, both Applicants are net purchasers. The Applicants have historically made very few non-firm energy sales into markets outside of the NYPP. O&R sold a de minimis amount of energy outside of New York, totaling 700 MWh to PSE&G during 1995 and 1996. Although Con Edison had somewhat more significant sales outside of New York, the combination of the two firms clearly will not impact competition in any market outside of the NYPP. Since O&R has not traditionally sold power outside of New York, no competitor is being removed from the market.

Q. WHAT IMPORT LIMITS DID YOU ASSUME INTO THE EAST OF TOTAL-EAST MARKET THAT YOU ANALYZED?

A. As noted above, the Total-East interface limit is 5,300 MW. Once in the East of Total-East area, the interface limits (essentially moving from North to South) are 4,950 MW UPNY-SENY (area F to area G on Exhibit No. APP-704); 5,650 MW UPNY-Con Edison (area G to area H); 8,000 MW Millwood-South (area H to area I) and, finally, 5,000 MW

     Sprainbrook/Dunwoodie South (area I to area J). I assumed that the interface limit into the downstate area (areas G through J) was the minimum of the transfer limit F-G, G-H, H-I, and I-J, which is 4,950 MW./32/

     The import limit from PJM to NYPP overall is 2,000 MW, and I used an import limit into the East of Total-East market of 1,000 MW./33/ The import limit from NEPOOL is 1,575 MW into NYPP overall, and I used an import limit into the East of Total-East market of 1,135 MW./34/ Finally, the import limit from LILCO is 1,050 MW. Thus, the overall import capability I assumed into the East of Total-East market was 8,135 MW.

Q. HOW DID YOU TAKE INTO ACCOUNT FIRM COMMITMENTS ON THESE TRANSMISSION INTERFACES?

A. I reduced these import by the amount of the firm sales to utilities in the downstate region from power sources outside of that region for which they have firm long-term contracts or participation shares. In my analysis, as described below, I explicitly made this adjustment for Con Edison's purchase from Sithe, Selkirk and Indeck, all located outside of the relevant market. Con Edison's purchase from HQ, however, is treated as a resource outside of Total-East that must compete for transmission into the East of Total-East market because Con Edison must compete to schedule energy over that interface. This is consistent with the grandfathering policies of the NYISO.

     The difference between total transfer capability into southeastern New York and any relevant reservations is available transfer capacity ("ATC") and is available for prorating the economic energy from all outside sources.

_______________________

/32/ Mechanically, imports from West of Total-East are limited to 5,300 MW and then squeezed into the 4,950 MW UPNY/SENY interface. This assumption is conservative relative to an assumption that 5,300 MW can be imported into the relevant market from West of Total-East.

/33/ See Exhibit TEM-17, Testimony of Timothy E. McClive, Request for Market-
     Based Authority, Market Power Analyses, and Proposed Monitoring Plan (Docket No. ER97-1523-000 and OA97-470-000).

/34/ Based on information from Con Edison's transmission department.

Q. IN ALLOCATING THE AVAILABLE TRANSMISSION, HOW DID YOU TREAT NON-NEW YORK UTILITIES?

A. They were treated in a broadly similar fashion. For the Economic and Available Economic Capacity measure, transfers into New York were prorated according to the amount of capacity that could be economically delivered into the relevant market. Specifically, the import capability from PJM into West of Total-East was adjusted to reflect NYSEG's share of Homer City. I did not make a similar adjustment for import capability from PJM to reflect O&R's contract with PSE&G because O&R does not have firm rights for this transaction and, indeed, it is rarely economic to import energy under the contract.

Q.   PLEASE EXPLAIN FURTHER HOW YOU ALLOCATE TRANSMISSION.

A. Shares are allocated at each interface, diluting as they get closer to the destination market. In other words, when there is economic supply competing to get through a constrained transmission interface into market area, the transmission capability was allocated to the suppliers in proportion to the amount of economic supply each supplier has outside the interface./35/

     Specifically, CASm uses the amount of power that each supplier could deliver to the edge of the constrained interface as the basis for assigning shares on the transmission path in question. The algorithm does this for each constrained path on the system, thereby "squeezing down" the amount of power supplied by more distant utilities.

     This method of prorationing favors suppliers who are closer to the destination market since their supply will not be "squeezed" down by the transmission limits behind the constrained interface. Since applicants' resources are generally close to the relevant destination markets, allocating transmission capacity in this manner is conservative in that applicants' capacity tends to subjected only to the last "squeeze down." That is, this

________________________

/35/ This is consistent with the Commission's approach in FirstEnergy (80 FERC
                                                          -----------
     (P)61,039 at 61,104).

     method of allocating transmission capacity puts a greater share of the applicants' supply into the destination market as compared to other possible methods. Thus, all of Applicants' capacity located in the East of Total-East market and most of the Economic Capacity with generation located in other areas is not subject to proration and is fully counted in the East of Total-East market.

Q. HOW DID YOU TREAT THE "INTERNAL" LINE THAT WILL CONNECT CON EDISON AND O&R POST-MERGER?

A. I treat Con Edison and O&R, as I do all other utilities within the East of Total-East market, as having unconstrained transmission within that East of Total-East market. The interconnection between Con Edison and O&R will be controlled by the ISO, and no native load preference exists for interconnections controlled by the ISO. This will not change as a result of the merger./36/ This treatment is consistent with the Commission's decision in FirstEnergy./37/

TRANSMISSION CHARGES AND TRANSMISSION CONGESTION CONTRACTS
----------------------------------------------------------

Q.   WHAT DID YOU ASSUME ABOUT TRANSMISSION CHARGES AND LOSSES?

A. As stated in the NYISO Tariff, transmission charges in the restructured New York Power Pool have three components a congestion charge, a charge for losses and a Transmission Service Charge ("TSC").

___________________________

/36/ The ISO is expected to be operational by the end of 1998. The merger is not expected to close until April 1999. Thus, the ISO will be operational before the merger. In the event that the ISO operation is delayed by unforeseen circumstances, Con Edison has committed, as described in the Jaeger/Hartwell testimony, not to reserve any native load priority over that interface in the interim prior to ISO operations.

/37/ (P)61,039 at 61,103.

     The congestion and losses charges of the NYISO Tariff are designed to ensure economically efficient pricing of transmission at the short-run marginal cost of service./38/ My analysis presented herein implicitly accounts for congestion by modeling sub-regions of New York the East of Total-East market and New York City as separate destination markets. Losses are modeled with a simplifying assumption; imports into the East of Total-East market from other New York regions incur 2.5 percent losses (an approximation of one wheel).

     The TSC recovers the fixed cost of the transmission system. While the TSC may be different for each of the New York utilities, there is no pancaking of charges for transmission across multiple regions of New York State. Rather, each LSE pays the TSC of the service provider where its customer is located, regardless of the location of the generation source within the state.

Q. WHAT DID YOU ASSUME ABOUT TRANSMISSION CHARGES INTO NEW YORK FROM REGIONS OUTSIDE THE STATE?

A. LSEs in the New York markets that purchase energy from outside the state may be subject to transmission charges for "through or out" service from the region from which they purchased the energy. Consistent with Appendix A, I used the maximum filed rates including ancillary services for imports from PJM and NEPOOL.

     For imports from HQ, I used its filed rates;/39/ for imports from OH (for which I could not locate a separate transmission tariff, I used an estimate of $5/MWh, which approximates the maximum filed rates that I have seen for utilities in the ECAR and Northeast regions.

________________________

/38/ The congestion charge for each hour is equal to the difference in the hourly locational based marginal pricing ("LBMP") between the point of receipt and the point of delivery within New York State. The charge for losses is the incremental cost of the losses incurred between the point of receipt and the point of delivery.

/39/ H.Q. Energy Services (U.S.) Inc., Docket No. ER97-851-000.

Q. DID YOU CONSIDER FIRM TRANSMISSION RIGHTS IN YOUR ANALYSIS OF THE ENERGY MARKET IN THE EAST OF TOTAL-EAST REGION?

A. Yes. Under the NYISO Tariff, grandfathered transmission rights are conferred through the ownership of Transmission Congestion Contracts ("TCCs"). Con Edison has a NUG contract with Sithe, located on the west side of Total-East, for 740 MW. The contract is for the delivery of energy to the border of Con Edison's service territory, and Sithe owns grandfathered transmission rights (TCCs) which are specified in Attachment H of the NYISO Tariff for delivery of energy across the Total-East interface. Therefore, economically the Sithe contract can be treated as a NUG contract located at Pleasant Valley (the border of Con Edison's control area) which is East of Total-East. I accounted for this in my analysis by adjusting the transfer capability of the Total-East interface to account for the Sithe transmission rights. I treated Con Edison's share of Selkirk and Indeck, located in the Albany region, similarly.

Q. OTHER THAN THE THESE NUG CONTRACTS, DID YOU CONSIDER OWNERSHIP OF FIRM TRANSMISSION RIGHTS OR TCCS IN YOUR STRUCTURAL ANALYSIS OF THE MARKET?

A. No. The NYISO treats revenues associated with grandfathered TCCs owned by transmission providers as an offset against that transmission provider's TSC. Thus, any economic value conferred to a transmission provider through grandfathered TCCs is automatically transferred to all customers of that transmission provider regardless of whether the transmission provider is the retail service provider as well. That is to say, for instance, that Con Edison's grandfathered TCCs can in no way benefit Con Edison's shareholders nor its retail service customers at the expense of retail customers who chose an alternative retail access provider.

     Further, it is impossible to know at this time who will own the TCCs. The NYISO Tariff requires transmission providers to periodically sell, at a minimum, the TCCs in excess of their native load responsibility./40/ This may occur at the TCC Auction run by the NYISO, in which excess TCCs that are not grandfathered will also be sold. Thus, it is impossible to assign TCC ownership to any specific market participant.

     Finally, a structural analysis that considers TCCs instead of imports allocated on a pro rata basis does not appropriately reflect the extent of potential competition in a given geographic area when transmission is unconstrained.

Q. GOING BACK TO THE SITHE, SELKIRK AND INDECK CONTRACTS, WHY ARE YOU TREATING THESE DIFFERENTLY THAN OTHER GRANDFATHERED FIRM TRANSMISSION RIGHTS?

A. These contracts are designated Third-party TWA (Transmission Wheeling Agreement) in the NYISO Tariff. As such, revenues from these TCCs are not credited against Con Edison's TSC as is the case with other Con Edison-owned grandfathered TCCs. In this particular case, the transmission rights are defined and easily assignable. Furthermore, by treating power delivered under these contracts as being from units located within the East of Total-East market, I conservatively have increased Con Edison's share in this market.

Q.   ARE THERE OTHER THIRD-PARTY TWAS LISTED THE NYISO TARIFF?

A. Yes. There are 1,417 MW of Third-party TWAs over the Total-East interface, of which Sithe accounts for 837 MW./41/ However, other than the Sithe contract, most of these grandfathered rights are owned by unaffiliated small parties such as municipal utilities, most of which are not explicitly modeled in CASm. Again, exclusion of these parties is a conservative assumption. Indeck and Selkirk have TWAs over the interface into downstate from the Albany region, which I have taken into account.

______________________

/40/ Revenue from the sale of these TCCs is also credited against the TSC.

/41/ The difference between the 740 MW of capacity that Con Edison has contracted with Sithe and the 837 MW of its grandfathered transmission rights arises because Sithe apparently has TCCs relating to contracts with NiMo (continued)

     There are also Third-Party TWAs for the New York City cable interface, most of which belong to NYPA customers in the City. None are owned by Con Edison or companies with Con Edison contracts. Again, excluding consideration of these TCCs is conservative since the amount of capacity represented by these TWAs is assumed to be available for prorationing, including to Con Edison generation located outside of the City.

OTHER RELEVANT DATA
-------------------

Q.   WHAT DATA SOURCES DID YOU USE FOR NATIVE LOADS?

A. For analyses in which such data were required, I used hourly load data from FERC Form 714. These are 1996 data; I estimated 1999 loads based on average annual load growth reported in the Load & Capacity Data.
                                                --------------------

     With respect to Total Capacity and Uncommitted Capacity, I analyzed peak supply conditions based on data from the 1998 Load & Capacity Data report.
                                                   --------------------

Q.   WHAT DID YOU ASSUME ABOUT RESERVE MARGIN REQUIREMENTS?

A. Reserve margin requirements are relevant only for the Uncommitted Capacity measure and for assessing demand in the NYPP capacity market. For summer peaking companies in the NYPP, the required reserve margin is 18 percent (against summer Net Load after demand-side management). For winter peaking companies, the required reserve margin is also 18 percent, but is adjusted to a maximum no greater than 27 percent above summer net load.

__________________________

     as well. To be conservative, I treat the remaining 97 MW of Sithe capacity as also being located at Pleasant Valley, in the East of Total-East market.

Q. DID YOU USE THE FILED SYSTEM LAMBDA DATA TO DERIVE MARKET PRICES IN YOUR DESTINATION MARKETS?

A. No. Filed system lambdas were not available for these relevant destination markets. To the best of my knowledge, New York utilities do not file individual system lambda data and NYPP files a single system lambda for all its reporting companies and, therefore, does not provide information on market prices for either Applicant or for the relevant markets I have identified. Indeed, it is not clear whether the filed system lambda is for the east or west of Total-East or is some average. Given the prevalence of transmission constraints in New York, no single filing can be appropriate for all areas.

     As the best available data, I relied on 1997 data published by Power Markets Week, which reports daily prices and a weekly range of low and high on- and off-peak prices for East New York as the starting point for estimating the market prices that I used. Based on these data, I developed a series of on- and off-peak prices which provide a range of competitive market prices for all seasons that bracket the Power Markets Week data.
     The table below shows both the high and low prices reported for East New York and the range of prices I analyzed for each peak and off-peak period. As is shown in this table, I analyzed HHIs over a substantially broader range of prices than would have been necessary had I simply relied on prices reported in Power Markets Week.

        --------------------------------------------------------------
              PERIOD           PRICE RANGE
                            REPORTED IN POWER
                              MARKETS WEEK       PRICE RANGE ANALYZED
                                ($/MWH)               ($/MWH)
        --------------------------------------------------------------
         Summer Peak             $26-30            $25, $30, $35, $40
        --------------------------------------------------------------
         Summer Off-Peak         $18-21            $12, $15, $20, $25
        --------------------------------------------------------------
         Winter Peak             $30-34            $25, $30, $35, $40
        --------------------------------------------------------------
         Winter Off-Peak         $20-23            $12, $15, $20, $25
        --------------------------------------------------------------
         Shoulder Peak           $24-29            $25, $30, $35, $40
        --------------------------------------------------------------
         Shoulder Off-Peak       $16-19            $12, $15, $20, $25
        --------------------------------------------------------------

     THE IMPACT OF THE MERGER ON COMPETITION IN ELECTRICITY MARKETS

Q.   PLEASE IDENTIFY THE RELEVANT PRODUCT MARKETS YOU ANALYZED.

A. Consistent with the product markets the Commission has typically evaluated in the context of mergers, I considered the relevant product markets to be long-term capacity, short-term capacity and non-firm energy. Consistent with Commission guidance, the product measures on which I concentrated were deliverable Economic Capacity and Available Economic Capacity. These are used to measure market structure in energy markets. Consistent with Commission guidance, I also considered Uncommitted and Total Capacity measures. Finally, I analyzed capacity as a separate product market.

     Because each of the New York utilities, including Applicants, is in the process of implementing retail access plans, I also took into consideration partial retail access scenarios that fall within the range of the Economic Capacity analysis (no native load obligation) and the full retention of native load obligation. Under the terms of the various Settlements with the NYPSC, incumbent utilities are likely to retain responsibility to serve some portion of existing customers that choose to remain with the utility. I assumed that, for relevant periods after merger closure but prior to O&R's divestiture

     (presumed to occur in the second quarter of 1999), Con Edison would retain 80 percent of its retail load (equivalent to the planned 2,000 MW of retail access/42/) and O&R would retain 70 percent of its retail load (based on an assessment I described in my August 1997 testimony on behalf of Con Edison)./43/ Relevant excerpts from this testimony are included in Exhibit No. APP-706. For purposes of the testimony here, I made the following assumptions:

  -----------------------------------------------------------------------------------------
                                  Retail Access Assumptions
  -----------------------------------------------------------------------------------------
                   Base Case          Scenario 2        Scenario 3           Scenario 4

                                                                             Con Edison
                                      Con Edison                              and O&R
                Pre-Divestiture       Divests 1-3       O&R Divests            Divest
  -----------------------------------------------------------------------------------------
   Con Edison      2000 MW                2000 MW           2000 MW             2000 MW
  -----------------------------------------------------------------------------------------
   O&R [1]               0                      0               30%                 30%
  -----------------------------------------------------------------------------------------
   CHG&E               12%                    12%               12%                 12%
  -----------------------------------------------------------------------------------------
   NYSEG                 0                      0                 0                 10%
  -----------------------------------------------------------------------------------------
   NiMo                15%                    15%               15%                 15%
  -----------------------------------------------------------------------------------------
   RGE [2]               0                      0                 0                 17%
  -----------------------------------------------------------------------------------------
   [1]  O&R customers have energy retail access now, but capacity access begins May 1,
        1999.  In my energy analyses, I used 30 percent for all scenarios.
   [2]  RGE customers have energy retail access as of July 1, 1998, but capacity access begins July 1, 1999. In my energy analyses, I used 17 percent for all scenarios.
   ----------------------------------------------------------------------------------------

     Because the Commission has determined that long-term capacity markets are presumed to be competitive, and because neither Applicant has dominant control over sites for new generation or fuel supplies, as described in the section of my testimony on vertical issues, I did not conduct a quantitative analysis of long-term capacity markets. In any event, in


___________________

/42/ Con Edison's Settlement calls for only 500 MW of retail access in April
     1998 and 1,500 MW of retail access in April, 1999. Because its 1998 access program was over-subscribed, Con Edison increased the amount of access to 1,000 MW effective June 1, 1998. I have assumed that it will add the 1,000 MW of incremental access for 1999 that the Settlement specifies to that higher base.

/43/ O&R's responsibility will be reviewed and proposals made to the NYPSC by May 1999.

     long term (i.e., post-divestiture), it is clear from my analysis that Applicants will lack market power in the NYPP capacity market.

Q. WHAT DID YOU ASSUME ABOUT THE SCOPE OF THE RELEVANT GEOGRAPHIC MARKET IN YOUR ANALYSIS OF UNCOMMITTED CAPACITY AND TOTAL CAPACITY?

A. The scope of the geographic market for purposes of an analysis of Uncommitted Capacity or Total Capacity is not addressed in Order No. 592 and Appendix A. Neither of these tests are based on economic deliverability, and, as the Commission notes, Total Capacity merely provides a "sense of the overall size of a supplier"/44/ to be included in the market. These tests are part of the old Commonwealth standards, and I have relied on the geographic definitions used in filings under that standard. For both of these measures I included the Applicants and utilities directly interconnected to them as being in the relevant market./45/ Consistent with the practice under Commonwealth, capacities were not adjusted to take transmission limitations into account.


ANALYSIS OF TOTAL CAPACITY
--------------------------

Q.   WHAT DOES YOUR ANALYSIS OF TOTAL CAPACITY SHOW?

A. Even in the pre-divestiture base case, the merger is within the safe harbor of the Appendix A screens for Total Capacity. After divestiture of either of the Applicants' generation, it passes the screen by a wide margin.

     The overall size of the market (consisting of Applicants and their direct interconnections) is in excess of 55,000 MW, with Con Edison, pre-divestiture, controlling 20.0 percent of


_______________________

/44/  Order No. 592, page 65.

/45/ The actual Commonwealth methodology included all utilities directly
                ------------
     connected to the destination market, including those that could reach it via Applicants' open access tariff. Applicants and their direct interconnections thus are included in the market definition. Utilities that are directly connected to the destination market but not to Applicants also would be included. By not including this latter group of competitors in my analysis, I conservatively increase Applicants' market share.

     the capacity and O&R controlling 2.4 percent of the capacity. The market is moderately concentrated and the change in HHI resulting from the merger is 94, within the HHI screen. Applicants' combined share falls and the delta HHI is well within the HHI screen in each of the divestiture scenarios. This is shown below and in Exhibit No. APP-707.

  --------------------------------------------------------------------------------------------
                                         Total Capacity
  --------------------------------------------------------------------------------------------
                  Base Case             Scenario 2         Scenario 3         Scenario 4

                                        Con Edison                          Con Edison and
               Pre-Divestiture         Divests 1-3         O&R Divests         O&R Divest
  --------------------------------------------------------------------------------------------
   MWs
  --------------------------------------------------------------------------------------------
    Total                55554                 55554               55554              55554
  --------------------------------------------------------------------------------------------
    Con Edison           11085                  5628               10275               4147
  --------------------------------------------------------------------------------------------
    O&R                   1310                  1310                 344                344
  ============================================================================================
   Shares
  --------------------------------------------------------------------------------------------
    Con Edison           20.0%                 10.1%               18.5%               7.5%
  --------------------------------------------------------------------------------------------
    O&R                   2.4%                  2.4%                0.6%               0.6%
  ============================================================================================
   HHI (pre-merger)       1468                  1205                1412               1163
  --------------------------------------------------------------------------------------------
   HHI (post-merger)      1562                  1253                1435               1172
  ============================================================================================
   Delta HHI                94                    48                  23                  9
  ============================================================================================

ANALYSIS OF UNCOMMITTED CAPACITY
--------------------------------

Q.   PLEASE DESCRIBE YOUR ANALYSIS OF UNCOMMITTED CAPACITY.

A. I considered Uncommitted Capacity to be a relevant measure for assessing short term capacity markets. "Uncommitted" capacity for purposes of this calculation is capability minus net peak load and capacity reserve requirements, based on an 18 percent reserve margin.

     Before retail capacity market access and generation divestiture, O&R has no uncommitted capacity. O&R's energy-only retail access program presently in effect does not create uncommitted capacity./46/ Moreover, although technically Con Edison has about 2,000 MW of uncommitted capacity (i.e., post-merger and pre-divestiture), it really has none./47/ Con Edison's retail access program is designed to allocate access pro rata between City and non-City loads. Hence, about 85 percent of its initial 1,000 MW of access is within the city of New York. Under its settlement, the LSE serving In-City load must buy capacity equal to 70 percent (for the first phase) of their In-City load from In-City generation, effectively from Con Edison, at a capped rate limited by a FERC-approved cost of service-based tariff./48/ In fact, for the current tranche of retail access, which goes until March 31, 1999, nearly all of the capacity purchased by LSEs (including capacity for out-of-City customers) has been purchased from Con Edison. Hence, contrary to the assumption underlying the analysis below, retail access has not materially reduced Con Edison's tariff sales of capacity to its historic native load customers.

     In any event, as is shown below and in Exhibit No. APP-708, the change in HHI is zero since O&R has no uncommitted capacity.



______________________

/46/ Recall that O&R's retail access program is energy only as of May 1, 1998 and energy and capacity as of May 1, 1999. There may be a one-month period, following the introduction of retail access for capacity for O&R and prior to divestiture, when O&R may have uncommitted capacity. However, this is so short-term that it should not be a concern even for this measure of capacity. In any event, I analyze the capacity market in this period below, and Applicants have mitigated any potential market power issues arising during it.

/47/ If I analyzed Uncommitted Capacity with zero retail access (the typical
     Appendix A calculation), Con Edison would have no uncommitted capacity in 1999. For example, based on the latest Load & Capacity Data, Con Edison's
                                             --------------------
     reserve margin in 1999 would be 13.9 percent, below the NYPP required reserve of 18 percent.

/48/ NYPA is the only other owner of In-City generation, given that Con Edison is treated as the owner of contracted NUG capacity. NYPA is short of In-City capacity and has none to sell. Further, it is barred from selling energy and capacity to LSEs serving Con Edison's retail loads.

   ---------------------------------------------------------------------------------------------
                                        Uncommitted Capacity
   ---------------------------------------------------------------------------------------------
                           Base Case          Scenario 2         Scenario 3        Scenario 4

                                                                                   Con Edison
                              Pre-            Con Edison            O&R             and O&R
                          Divestiture        Divests 1-3          Divests            Divest
   ---------------------------------------------------------------------------------------------
    MWs
   ---------------------------------------------------------------------------------------------
      Total                     7102               10595              8068              13484
   ---------------------------------------------------------------------------------------------
      Con Edison                1964                   0              1154                  0
   ---------------------------------------------------------------------------------------------
      O&R                          0                   0                 0                  0
   =============================================================================================
    Shares
   ---------------------------------------------------------------------------------------------
      Con Edison               27.7%                  0%             14.3%                 0%
   ---------------------------------------------------------------------------------------------
      O&R                         0%                  0%                0%                 0%
   =============================================================================================
    HHI (pre-merger)            2477                1678              1807               1185
   ---------------------------------------------------------------------------------------------
    HHI (post-merger)           2477                1678              1807               1185
   =============================================================================================
    Delta HHI                      0                   0                 0                  0
   =============================================================================================

ANALYSIS OF ECONOMIC CAPACITY
-----------------------------

Q. WHAT DOES YOUR ANALYSIS SHOW FOR ECONOMIC CAPACITY IN THE EAST OF TOTAL-EAST MARKET?

A. The results indicate that the merger readily passes the Appendix A screen once O&R's generation is divested (Scenarios 3 and 4). However, the screen is failed in most time periods prior to divestiture of O&R's generation even if Con Edison has completed its divestiture of the three In-City electric generation bundles. (Base Case and Scenario 2).

     The tables on the following pages summarize the results in the East of Total-East market at a representative range of prices. The results for all scenarios, including at all price levels analyzed (as described earlier in my testimony), are contained in Exhibit No. APP-709./49/


___________________________


/49/ It should be noted that these figures attribute all purchases and NUGs to
     Applicants' market share, which, as described supra, under NYISO rules and
                                                   -----
     the terms of their contracts overstates Applicants' market position.

-------------------------------------------------------------------------------------------------------------
                                                 Economic Capacity
-------------------------------------------------------------------------------------------------------------
 East of Total-East Market
 BASE CASE                                            Pre-Merger                        Post-Merger
 Pre Divestiture
-------------------------------------------------------------------------------------------------------------
                             Price        Con Ed          O&R                                       Delta
                                          Market         Market
                            ($/MWh)        Share          Share          HHI           HHI           HHI
-------------------------------------------------------------------------------------------------------------
 Summer Peak                  $40           48.7%           4.6%          2717          3165           448
-------------------------------------------------------------------------------------------------------------
 Summer Off-Peak              $20           28.0%           2.6%          1443          1589           146
-------------------------------------------------------------------------------------------------------------
 Winter Peak                  $30           44.9%           4.7%          2416          2838           422
-------------------------------------------------------------------------------------------------------------
 Winter Off-Peak              $25           27.6%           4.4%          1396          1639           243
-------------------------------------------------------------------------------------------------------------
 Shoulder Peak                $30           44.9%           4.8%          2407          2838           431
-------------------------------------------------------------------------------------------------------------
 Shoulder Off-Peak            $15           27.7%           0.3%          1478          1495            17
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                              Economic Capacity
-------------------------------------------------------------------------------------------------------------
 East of Total-East Market
 Scenario 2                                              Pre-Merger                       Post-Merger
 Con Ed Divests 1-3
-------------------------------------------------------------------------------------------------------------
                             Price        Con Ed          O&R                                       Delta
                                          Market         Market
                            ($/MWh)        Share          Share          HHI           HHI           HHI
-------------------------------------------------------------------------------------------------------------
 Summer Peak                  $40           26.2%           4.6%          1215          1456           241
-------------------------------------------------------------------------------------------------------------
 Summer Off-Peak              $20           28.0%           2.6%          1443          1589           146
-------------------------------------------------------------------------------------------------------------
 Winter Peak                  $30           25.2%           4.7%          1178          1415           237
-------------------------------------------------------------------------------------------------------------
 Winter Off-Peak              $25           27.6%           4.4%          1396          1639           243
-------------------------------------------------------------------------------------------------------------
 Shoulder Peak                $30           26.0%           4.8%          1198          1448           250
-------------------------------------------------------------------------------------------------------------
 Shoulder Off-Peak            $15           27.7%           0.3%          1478          1495            17
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                              Economic Capacity
-------------------------------------------------------------------------------------------------------------
 East of Total-East Market
 Scenario 3                                              Pre-Merger                       Post-Merger
 O&R Divests
-------------------------------------------------------------------------------------------------------------
                             Price        Con Ed          O&R                                       Delta
                                          Market         Market
                            ($/MWh)        Share          Share          HHI           HHI           HHI
-------------------------------------------------------------------------------------------------------------
 Summer Peak                  $40           44.6%           0.3%          2357          2384            27
-------------------------------------------------------------------------------------------------------------
 Summer Off-Peak              $20           28.0%           0.3%          1411          1458            17
-------------------------------------------------------------------------------------------------------------
 Winter Peak                  $30           41.0%           0.3%          2101          2126            25
-------------------------------------------------------------------------------------------------------------
 Winter Off-Peak              $25           27.6%           0.3%          1393          1410            17
-------------------------------------------------------------------------------------------------------------
 Shoulder Peak                $30           40.7%           0.3%          2073          2097            24
-------------------------------------------------------------------------------------------------------------
 Shoulder Off-Peak            $15           27.7%           0.3%          1478          1495            17
-------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                              Economic Capacity
-----------------------------------------------------------------------------------------------------------
 East of Total-East Market
 Scenario 4                                              Pre-Merger                       Post-Merger
 Con Edison and
 O&R Divest
-----------------------------------------------------------------------------------------------------------
                             Price        Con Ed          O&R                                       Delta
                                          Market         Market
                            ($/MWh)        Share          Share          HHI           HHI           HHI
-----------------------------------------------------------------------------------------------------------
 Summer Peak                  $40           18.6%           0.3%           930           941            11
-----------------------------------------------------------------------------------------------------------
 Summer Off-Peak              $20           28.0%           0.3%          1441          1458            17
-----------------------------------------------------------------------------------------------------------
 Winter Peak                  $30           19.7%           0.3%           952           964            12
-----------------------------------------------------------------------------------------------------------
 Winter Off-Peak              $25           27.6%           0.3%          1393          1410            17
-----------------------------------------------------------------------------------------------------------
 Shoulder Peak                $30           18.9%           0.3%           937           948            11
-----------------------------------------------------------------------------------------------------------
 Shoulder Off-Peak            $15           27.7%           0.3%          1478          1495            17
-----------------------------------------------------------------------------------------------------------
 Note:  Con Edison's market share is lower in Scenario 4 than in Scenario 2 because its share of Bowline is divested with O&R's share and its fourth bundle is divested.
-----------------------------------------------------------------------------------------------------------

Q.   IS THERE A MORE COMPACT WAY TO SHOW THESE RESULTS?

A. Yes. Under the Economic Capacity test, load levels do not matter; all that matters is the market price in the destination market./50/ Hence, I can summarize results by price levels independently from season or from on-peak and off-peak conditions. Results for each price level are as follows:


-----------------------------------------------------------------------------------------------------------
                                    East of Total-East Market: Economic Capacity
-----------------------------------------------------------------------------------------------------------
     Price         Base Case                  Scenario 2              Scenario 3             Scenario 4
    ($/MWH)                                                                               Con Edison and
                Pre-Divestiture         Con Edison Divests 1-3       O&R Divests             O&R Divest
-----------------------------------------------------------------------------------------------------------
      $12         No problem                 No problem              No problem             No problem
-----------------------------------------------------------------------------------------------------------
      $15         No problem                 No problem              No problem             No problem
-----------------------------------------------------------------------------------------------------------
      $20     Exceeds HHI screen         Exceeds HHI screen          No problem             No problem
-----------------------------------------------------------------------------------------------------------
      $25     Exceeds HHI screen         Exceeds HHI screen          No problem             No problem
-----------------------------------------------------------------------------------------------------------
      $30     Exceeds HHI screen         Exceeds HHI screen          No problem             No problem
-----------------------------------------------------------------------------------------------------------
      $35     Exceeds HHI screen         Exceeds HHI screen          No problem             No problem
-----------------------------------------------------------------------------------------------------------
      $40     Exceeds HHI screen         Exceeds HHI screen          No problem             No problem
-----------------------------------------------------------------------------------------------------------

     These results demonstrate that the Appendix A screen is passed by a wide margin once O&R's generation is divested. Hence, mitigation can be limited to the period prior to that divestiture.

Q.   HAVE YOU ALSO EXAMINED ECONOMIC CAPACITY IN THE IN-CITY DESTINATION MARKET?

A. Yes. O&R has no generation located in the City, and can access this market only by competing with other generation for transmission access into the City. For this reason, O&R's share of the In-City market is generally small. During high priced periods, however, Con Edison's share of deliverable Economic Capacity in the City is high.


_________________________

/50/ There is some seasonal difference in the amount of energy available, relating to different assumptions about outages.

     Hence, it still is possible that O&R's small increment of Economic Capacity could cause the screen to be violated.

     As is shown below, and in Exhibit No. APP-710, in the Base Case the market is highly concentrated in peak periods. However, even in those periods, O&R's contribution to changing the HHI is relatively small, leading to a change of 36 to 71 points, at the bottom of the range that indicates a basis for concern. The partial divestiture of Con Edison's In-City generation sufficiently reduces its share such that even in these periods, there is no basis for concern. As was the case in the analysis of the East of Total-East market, there are no market power concerns whatsoever once O&R's generation is divested (Scenarios 3 and 4).

     The four tables below summarize the results in the In-City market at a range of prices. The results for all scenarios are contained in Exhibit No. AP-710.

-------------------------------------------------------------------------------------------------------------
                                           Economic Capacity
-------------------------------------------------------------------------------------------------------------
 In-City Market
 BASE CASE                                             Pre-Merger                        Post-Merger
 Pre Divestiture
-------------------------------------------------------------------------------------------------------------
                             PRICE        Con Ed          O&R                                      Delta
                            ($/MWH)       Market         Market         HHI           HHI           HHI
                                           Share          Share
-------------------------------------------------------------------------------------------------------------
 Summer Peak                  $40           59.4%           0.6%          3808          3879            71
-------------------------------------------------------------------------------------------------------------
 Summer Off-Peak              $20           31.9%           0.5%          1689          1721            32
-------------------------------------------------------------------------------------------------------------
 Winter Peak                  $30           55.5%           0.6%          3430          3497            67
-------------------------------------------------------------------------------------------------------------
 Winter Off-Peak              $25           30.7%           0.7%          1626          1669            43
-------------------------------------------------------------------------------------------------------------
 Shoulder Peak                $30           54.2%           0.6%          3283          3348            65
-------------------------------------------------------------------------------------------------------------
 Shoulder Off-Peak            $15           22.9%           0.2%          1421          1430             9
-------------------------------------------------------------------------------------------------------------

                                                  Economic Capacity
-------------------------------------------------------------------------------------------------------------
 In-City Market
 Scenario 2                                              Pre-Merger                          Post-Merger
 Con Ed Divests 1-3
-------------------------------------------------------------------------------------------------------------
                             Price         Con Ed           O&R                                       Delta
                            ($/MWH)        Market          Market          HHI           HHI           HHI
                                            Share          Share
-------------------------------------------------------------------------------------------------------------
 Summer Peak                  $40           23.8%            0.6%          1303          1332            29
-------------------------------------------------------------------------------------------------------------
 Summer Off-Peak              $20           31.9%            0.5%          1689          1721            32
-------------------------------------------------------------------------------------------------------------
 Winter Peak                  $30           23.1%            0.6%          1264          1292            28
-------------------------------------------------------------------------------------------------------------
 Winter Off-Peak              $25           30.7%            0.7%          1626          1669            43
-------------------------------------------------------------------------------------------------------------
 Shoulder Peak                $30           24.0%            0.6%          1262          1291            29
-------------------------------------------------------------------------------------------------------------
 Shoulder Off-Peak            $15           22.9%            0.2%          1421          1430             9
-------------------------------------------------------------------------------------------------------------


                                                  Economic Capacity
-------------------------------------------------------------------------------------------------------------
 In-City Market
 Scenario 2                                              Pre-Merger                        Post-Merger
 O&R Divests
-------------------------------------------------------------------------------------------------------------
                             Price         Con Ed           O&R                                     Delta
                            ($/MWH)        Market          Market        HHI           HHI           HHI
                                            Share          Share
-------------------------------------------------------------------------------------------------------------
 Summer Peak                  $40           59.0%           0.1%          3756          3768            12
-------------------------------------------------------------------------------------------------------------
 Summer Off-Peak              $20           31.9%           0.2%          1689          1702            13
-------------------------------------------------------------------------------------------------------------
 Winter Peak                  $30           55.1%           0.1%          3383          3394            11
-------------------------------------------------------------------------------------------------------------
 Winter Off-Peak              $25           30.7%           0.2%          1626          1638            12
-------------------------------------------------------------------------------------------------------------
 Shoulder Peak                $30           53.7%           0.1%          3223          3244            10
-------------------------------------------------------------------------------------------------------------
 Shoulder Off-Peak            $15           22.9%           0.2%          1421          1430             9
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                             Economic Capacity
-------------------------------------------------------------------------------------------------------------
 In-city Market
 Scenario 4                                          Pre-Merger                      Post-Merger
 Con Edison And
 O&R Divest
-------------------------------------------------------------------------------------------------------------
                             Price         Con Ed           O&R                                     Delta
                            ($/MWH)        Market          Market        HHI           HHI           HHI
                                            Share          Share
-------------------------------------------------------------------------------------------------------------
 Summer Peak                  $40           17.8%           0.1%          1115          1119             4
-------------------------------------------------------------------------------------------------------------
 Summer Off-Peak              $20           31.9%           0.2%          1689          1702            13
-------------------------------------------------------------------------------------------------------------
 Winter Peak                  $30           20.0%           0.1%          1139          1143             4
-------------------------------------------------------------------------------------------------------------
 Winter Off-Peak              $25           30.7%           0.2%          1626          1638            12
-------------------------------------------------------------------------------------------------------------
 Shoulder Peak                $30           18.9%           0.1%          1108          1112             4
-------------------------------------------------------------------------------------------------------------
 Shoulder Off-Peak            $15           22.9%           0.2%          1421          1430             9
-------------------------------------------------------------------------------------------------------------
 Note:  Con Edison's market share is lower in Scenario 4 than in Scenario 2 because its share of Bowline is divested with O&R's share and its fourth bundle is divested.
-------------------------------------------------------------------------------------------------------------

Q. CAN YOU SUMMARIZE THESE RESULTS IN A SIMILAR FASHION TO YOUR PREVIOUS SUMMARY FOR THE EAST OF TOTAL-EAST MARKET?

A.   Yes.  The results can be summarized across price bands as follows:


------------------------------------------------------------------------------------------------------------
                                            In-City Market:  Economic Capacity
------------------------------------------------------------------------------------------------------------
    Price              Base Case              Scenario 2             Scenario 3             Scenario 4
   ($/MWH)          Pre-Divestiture       Con Edison Divests        O&R Divests         Con Edison and O&R
                                                  1-3                                         Divest
------------------------------------------------------------------------------------------------------------
     $12            No problem                 No problem             No problem              No problem
------------------------------------------------------------------------------------------------------------
     $15            No problem                 No problem             No problem              No problem
------------------------------------------------------------------------------------------------------------
     $20            No problem                 No problem             No problem              No problem
------------------------------------------------------------------------------------------------------------
     $25            No problem                 No problem             No problem              No problem
------------------------------------------------------------------------------------------------------------
     $30         gray area (65-68)             No problem             No problem              No problem
------------------------------------------------------------------------------------------------------------
     $35         gray area (65-68)             No problem             No problem              No problem
------------------------------------------------------------------------------------------------------------
     $40         gray area (59-71)             No problem             No problem              No problem
------------------------------------------------------------------------------------------------------------

     The only prices at which potential market problems occur in the Base Case are potentially at $30/MWh and above, which are on-peak prices. At these price levels, the change in HHIs is in the "gray area" between 50 and 100 points where the screen is neither passed nor failed. The results shown above and in Exhibit No. APP-710 conclusively demonstrate that the screen is passed for the In-City market after either Con Edison or O&R divests their generation. Any concerns that there may be about the In-City energy markets in the short transition period between completion of the merger and divestiture are mooted by the proposed mitigation.


ANALYSIS OF AVAILABLE ECONOMIC CAPACITY
---------------------------------------

Q.  HAVE YOU ANALYZED AVAILABLE ECONOMIC CAPACITY?

A. Yes, although at the outset it is worth noting that the rapidly moving restructuring of the New York electricity industry complicates the analysis of Available Economic Capacity since the balance between retained load and generation will change, literally month to month, during the period of interest. Post-divestiture, O&R will not have Available Economic Capacity, so that any possible concerns raised by this measure are limited to the interim period prior to divestiture. Moreover, the mitigation designed to deal with Economic Capacity also will moot any concerns that might arise from an analysis of Available Economic Capacity.

Q. WHAT IS IT ABOUT THE NEW YORK RESTRUCTURING THAT MAKES AN ANALYSIS OF AVAILABLE ECONOMIC CAPACITY PROBLEMATIC?

A. The main reason is that the calculation of Available Economic Capacity requires knowledge of each competitor's native and requirements load and economic level of generation for each time period analyzed. New York utilities are in the process of both retail access and divestiture. The Available Economic Capacity measure is highly sensitive to the relative pace of these two activities. Any analysis, particularly if there is a short time period during the New York transition that is of interest (i.e., the period between the consummation of this merger and the O&R divestiture), will be highly dependent on assumptions that are quite uncertain.

     In the longer run, when the announced divestitures have been completed, the level of HHIs still will be sensitive to the (unknown) nature of who buys which assets and to the amount of remaining native load responsibility of New York utilities under Supplier of Last Resort provisions. Further, the assumption that each utility uses its lowest cost capacity to meet native load, that is part of the Appendix A Available Economic Capacity methodology, will be incorrect once restructuring is completed and supplier of last resort responsibilities are met on a market basis. Indeed, in this longer run, when all or nearly all load is met with market-priced resources, the test will be irrelevant in its current form.

Q. WHY DO YOU CONCLUDE THAT O&R WILL NOT HAVE ANY MATERIAL AMOUNT OF AVAILABLE ECONOMIC CAPACITY POST-DIVESTITURE?

A. Since O&R is divesting all of its generation (but likely will retain at least some native load obligation under supplier of last resort provisions), it cannot have any significant Available Economic Capacity post-divestiture. All that it will retain are its purchases. As the analysis of Economic Capacity demonstrated, these purchases provide very little Economic Capacity. Even if all of it is assumed to be "available," O&R still will contribute very little to the post-merger share of the Applicants.

     Even before divestiture, O&R has little Available Economic Capacity. In 1997, O&R purchased almost 50 percent of its energy requirements. O&R is a net buyer about 75-80 percent of the time, and tends to be a net seller only when its gas/oil units (primarily in 400 MW share of Bowline) are economic.

     In fact, because O&R will be purchasing from the market in order to meet its remaining native load obligations, any incentive to raise market prices is eliminated.

Q. WHAT DID YOU ASSUME ABOUT THE RETAIL ACCESS AND DIVESTITURE PLANS IN YOUR AVAILABLE ECONOMIC CAPACITY ANALYSIS?

A. I assumed that Con Edison retained responsibility for 80 percent of its load (all but 2,000 MW) and that O&R retained 70 percent of its load; assumptions for other New York utilities were as I discussed earlier. I calculated market shares for the two scenarios in which O&R retains its generation: Base Case (Pre-Divestiture) and Scenario 2 (Con Edison Divests 1-3). Thus, the only divestiture factored into the analysis is Con Edison's divestiture of the first three bundles of generation.

Q.   WHAT DID YOU ASSUME ABOUT AVAILABLE TRANSMISSION CAPACITY IN YOUR ANALYSES?

A. I reduced the transmission capacity values used in the economic capacity analysis to reflect the fact that some of the Total-East transmission capacity is used by utilities to meet their own loads. Consistent with the Commission's guidelines, I assumed that each utility dispatched its lowest cost units to fulfill their native load responsibilities; any generating capacity available after this amount was potentially available to supply the market.

     Since I divided New York into regions based on transmission constraints, a significant amount of transmission capacity was used to allow each utility to meets its own native load. For example, during the summer peak about 2,800 MW of transmission capacity into Area J is used by Con Edison and NYPA to meet their In-City loads. Thus, transmission capacity into the city was reduced to account for these existing flows. Also, almost 2,000 MW of transmission capacity into across the Total East interface is used by New York utilities to serve load in the East of Total-East area and nearly 1,400 MW of the transmission capacity into downstate (Area F to G) is used by NYPA and NYSEG (and some NUGs). This reduces the amount of imports that can physically flow into the East of Total-East and In-City markets. This approach is generally conservative in determining Available Economic Capacity in the East of Total-East market since imports into that market are limited by the reduced amount of available transmission capacity.

Q.   WHAT ARE YOUR RESULTS FOR THE EAST OF TOTAL-EAST MARKET?

A. As summarized the tables below and Exhibit No. APP-711, the HHI screen is violated mainly during peak (i.e., higher-priced) periods in the East of Total-East market. This result is due largely to the conservative assumption that I have made regarding O&R's native load responsibilities, i.e., that O&R has only 70% of its native load obligation, but all of its generation. At relatively high market prices, O&R's share in the Bowline units becomes economic, thereby giving O&R a small share of the market. The combination of O&R's small amount of Available Economic Capacity combined with Con Edison's existing share induces changes in the HHI that exceed the safe-harbor level.

     The only change between the Base Case and Scenario 2 is that Con Edison is assumed to divest three bundles, which reduces Con Edison's market share in Scenario 2. Since the purchaser of the bundles will not have any native load obligations, all of the capacity of these bundles becomes potential supply for the Available Economic Capacity measure. Hence, Con Edison's share is reduced both because it controls less generation and because the Available Economic Capacity market is larger.


----------------------------------------------------------------------------------------------
                                      AVAILABLE ECONOMIC CAPACITY
----------------------------------------------------------------------------------------------
EAST OF TOTAL-EAST MARKET
BASE CASE                                        PRE-MERGER                   POST-MERGER
PRE-DIVESTITURE
----------------------------------------------------------------------------------------------
                         PRICE         Con Ed       O&R                                Delta
                        ($/MWH)        Market      Market        HHI         HHI        HHI
                                       Share       Share
----------------------------------------------------------------------------------------------
Summer Peak               $40          59.2%       4.3%          3934        4443       509
----------------------------------------------------------------------------------------------
Summer Off-Peak           $20           0.0%       0.0%          2284        2284         0
----------------------------------------------------------------------------------------------
Winter Peak               $30          50.6%       4.8%          3094        3577       486
----------------------------------------------------------------------------------------------
Winter Off-Peak           $25           0.0%       0.0%          1983        1983         0
----------------------------------------------------------------------------------------------
Shoulder Peak             $30          51.0%       4.6%          2930        3399       469
----------------------------------------------------------------------------------------------
Shoulder Off-Peak         $15           0.0%       0.0%          2956        2956         0
----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                      AVAILABLE ECONOMIC CAPACITY
-----------------------------------------------------------------------------------------------
EAST OF TOTAL-EAST MARKET
SCENARIO 2                                       PRE-MERGER                 POST-MERGER
CON ED DIVESTS 1-3
-----------------------------------------------------------------------------------------------
                         PRICE         Con Ed       O&R                                Delta
                        ($/MWH)        Market      Market       HHI         HHI         HHI
                                       Share       Share
-----------------------------------------------------------------------------------------------
Summer Peak                $40           0.0%       3.0%        1085        1085          0
-----------------------------------------------------------------------------------------------
Summer Off-Peak            $20           0.0%       0.0%        2284        2284          0
-----------------------------------------------------------------------------------------------
Winter Peak                $30           1.4%       3.7%        1015        1025         10
-----------------------------------------------------------------------------------------------
Winter Off-Peak            $25           0.0%       0.2%        1995        1995          0
-----------------------------------------------------------------------------------------------
Shoulder Peak              $30          14.7%       4.2%         947        1070        123
-----------------------------------------------------------------------------------------------
Shoulder Off-Peak          $15           0.0%       0.0%        2956        2956          0
-----------------------------------------------------------------------------------------------

Q.   ARE THE RESULTS SIMILAR FOR THE IN-CITY MARKET?

A. Because the Available Economic Capacity that O&R has is fully counted in the East of Total-East market, but is allocated a pro rata share of the transmission capacity into the In-City market, the changes in HHI are lower in the In-City market than in the East of Total-East market. This is shown below and in Exhibit No. APP-712.

-----------------------------------------------------------------------------------------------
                                      AVAILABLE ECONOMIC CAPACITY
-----------------------------------------------------------------------------------------------
IN-CITY MARKET
BASE CASE                                        PRE-MERGER                   POST-MERGER
PRE DIVESTITURE
-----------------------------------------------------------------------------------------------
                         PRICE         Con Ed       O&R                                Delta
                        ($/MWH)        Market      Market        HHI        HHI         HHI
                                       Share       Share
-----------------------------------------------------------------------------------------------
Summer Peak                $40          49.5%       0.4%         2937       2977         40
-----------------------------------------------------------------------------------------------
Summer Off-Peak            $20           0.0%       0.0%         2404       2404          0
-----------------------------------------------------------------------------------------------
Winter Peak                $30          43.6%       0.1%         2921       2930          9
-----------------------------------------------------------------------------------------------
Winter Off-Peak            $25           0.0%       0.1%         2745       2745          0
-----------------------------------------------------------------------------------------------
Shoulder Peak              $30          54.7%       0.5%         3584       3639         55
-----------------------------------------------------------------------------------------------
Shoulder Off-Peak          $15           0.0%       0.0%         4449       4449          0
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                      AVAILABLE ECONOMIC CAPACITY
-----------------------------------------------------------------------------------------------
IN-CITY MARKET
SCENARIO 2                                                                    POST-MERGER
CON ED DIVESTS 1-3                               PRE-MERGER
-----------------------------------------------------------------------------------------------
                         PRICE         Con Ed       O&R                                Delta
                        ($/MWH)        Market      Market       HHI         HHI         HHI
                                       Share       Share
-----------------------------------------------------------------------------------------------
Summer Peak                $40          0.0%        0.7%        1409        1409          0
-----------------------------------------------------------------------------------------------
Summer Off-Peak            $20          0.0%        0.0%        2397        2397          0
-----------------------------------------------------------------------------------------------
Winter Peak                $30          1.8%        1.0%        1292        1296          4
-----------------------------------------------------------------------------------------------
Winter Off-Peak            $25          0.0%        0.1%        2745        2745          0
-----------------------------------------------------------------------------------------------
Shoulder Peak              $30          7.3%        0.9%        1238        1251         13
-----------------------------------------------------------------------------------------------
Shoulder Off-Peak          $15          0.0%        0.0%        3966        3966          0
-----------------------------------------------------------------------------------------------

Q. WILL O&R HAVE ANY AVAILABLE ECONOMIC CAPACITY AFTER IT HAS DIVESTED ITS GENERATION?

A. No. The tables below show the derivation of O&R's Available Economic Capacity with retail access but with O&R's current ownership of generating capacity, and the post-divestiture. As shown, O&R has Available Economic Capacity from its Bowline units during the peak periods; during winter off-peak, load is low enough that, at the specified price, Lovett 5 is economic./51/ These results are consistent with the historical facts: in 1999, O&R purchased almost 50 percent of its energy requirements; and O&R is a net buyer about 75-80 percent of the time, and tends to be a net seller only when its gas/oil units (Bowline) are economic.


------------------------------------------------------------------------------------------------------------------------
RETAIL ACCESS (NO DIVESTITURE)                                             SEASON
------------------------------------------------------------------------------------------------------------------------
O&R Profile                             SUMMER        SUMMER       WINTER          WINTER      SHOULDER       SHOULDER
                                         PEAK        OFF-PEAK       PEAK          OFF-PEAK       PEAK         OFF- PEAK
------------------------------------------------------------------------------------------------------------------------
1999 LOAD (MW)                            792          572           648            508           618            464
------------------------------------------------------------------------------------------------------------------------
70% OF 199 LOAD (MW)                      555          400           454            355           433            325
------------------------------------------------------------------------------------------------------------------------
MARKET PRICE ($/MWH)                      $40          $20           $30            $25           $30            $15
------------------------------------------------------------------------------------------------------------------------
AVAILABLE ECONOMIC UNITS              Bowline 1
                                                       None      Bowline 1      Lovett 5      Bowline 1          None
                                      Bowline 2                  Bowline 2                    Bowline 2
                                                                                              Lovett 5
                                                                 Lovett 3                     Gilboa
------------------------------------------------------------------------------------------------------------------------
AVAILABLE ECONOMIC CAPACITY (MW)          278            0           346             10           420              0
------------------------------------------------------------------------------------------------------------------------

     The table below shows O&R's Available Economic Capacity after it has completed its divestiture. Indeed, post-divestiture, O&R's minimum load,
                                                                 -------
     at the assumed 30 percent retail access, is 327 MW, as compared to the capacity it will control of 43 MW (not counting the 300 MW purchase from PSE&G, which is never economic under the delivered price test). Thus, the merger can have no effect on concentration.

_________________

/51/ The incremental costs of the Bowline units are $28.81/MWh for unit 1 and $30.09/MWh for unit 2. The incremental cost of Lovett 5 is $21.96/MWh.

---------------------------------------------------------------------------------------------------------------------
RETAIL ACCESS (DIVESTITURE)                                             SEASON
---------------------------------------------------------------------------------------------------------------------
O&R Profile                            SUMMER       SUMMER        WINTER       WINTER       SHOULDER     SHOULDER
                                        PEAK       OFF-PEAK        PEAK       OFF-PEAK        PEAK       OFF- PEAK
---------------------------------------------------------------------------------------------------------------------
1999 LOAD (MW)                           792         572            648         508            618         464
---------------------------------------------------------------------------------------------------------------------
70% OF 199 LOAD (MW)                     555         400            454         355            433         325
---------------------------------------------------------------------------------------------------------------------
MARKET PRICE ($/MWH)                     $40         $20            $30         $25            $30         $15
---------------------------------------------------------------------------------------------------------------------
AVAILABLE ECONOMIC UNITS                 None        None           None        None           None        None
---------------------------------------------------------------------------------------------------------------------
AVAILABLE ECONOMIC CAPACITY (MW)           0           0              0           0              0           0
---------------------------------------------------------------------------------------------------------------------

Q. DID YOU PREPARE A SUMMARY TABLE FOR THE AVAILABLE ECONOMIC CAPACITY RESULTS SIMILAR TO YOUR SUMMARY TABLES FOR ECONOMIC CAPACITY?

A. No. The Available Economic Capacity measure does not lend itself to such a summary because price is not the only relevant parameter; native load must be taken into consideration as well.

Q. GIVEN THAT APPENDIX A ISSUES ARE LIMITED TO THE PRE-DIVESTITURE BASE CASE, IS THERE ANY PERIOD OF TIME FOR WHICH THE SCREEN IS LIKELY TO BE VIOLATED?

A. No. Since Con Edison is expected to complete its divestiture of the three In-City bundles prior to completion of the merger, there is no post-merger period to which the base case applies. In the unlikely event that the merger is consummated before the divestiture of the In-City bundles, the mitigation designed to cure screen violations of the Economic Capacity test will also cure any violation of the Available Economic Capacity test.

ANALYSIS OF NYISO CAPACITY MARKETS
----------------------------------

Q.    DID YOU CONDUCT ANY OTHER ANALYSES?

A. Yes. As stated earlier, I conducted an analysis of capacity as a product that LSEs in New York must purchase. The relevant geographic markets are determined by the NYISO rules and consist of a New York state and an In-City market. The In-City market can be dealt with summarily. Only capacity that is physically located within the City can compete in this NYISO local capacity market./52/ Hence the merger cannot increase concentration in the market or otherwise contribute to Con Edison's market power.

     Applicants advise me that the NYISO's capacity market is now not expected to commence prior to May 1, 1999 at the earliest. In any event, O&R will have no capacity to sell prior to May 1, 1999. According to the terms of O&R's settlement, there will be no retail access in capacity prior to that date; all of its existing capacity is needed to meet its native load requirements under NYPP rules. Also according to the settlement, if the NYISO's energy and capacity markets are not fully operational by December 1998, as now appears highly likely, O&R can petition the NYPSC on an expedited basis to defer capacity market retail access. In any event, O&R is likely to have little capacity to sell into the NYISO capacity market prior to its divestiture. O&R remains responsible for supplying customers who do not elect retail access. There has been little take-up of energy market retail access by O&R's customers, despite the fact that all customers have the option to select other energy suppliers. The lack of movement to alternative suppliers reflects the fact that O&R has little industrial load and few large customers, facts that will militate against any material movement to retail access for some time into the future.

Q.   HAVE YOU PERFORMED AN ANALYSIS OF THE NYISO'S NEW YORK STATE CAPACITY
     MARKET?

A. Yes. I have performed two analyses of this market. The first is a worst case analysis that assumes that neither Con Edison nor O&R retains native load requirements and that neither has divested any capacity that can be bid into the New York state capacity market.

__________________

/52/ The In-City capacity market reflects the existence of locational capacity requirements in New York City for reliability purposes. Con Edison's NYPSC-approved restructuring settlement provides that prior to June 1999, LSEs in the City will have to purchase capacity equal to 70 percent of their In-City load from In-City resources. Con Edison must make up the remaining 10 percentage points of the In-City 80 percent requirement.
     After June 1999, the LSEs will be responsible for the full In-City capacity requirement (80 percent or such other level as the NYISO may determine to be appropriate).

     It similarly assumes that no other generation owner in New York reserves capacity for native load purposes, and has assumed away all of the announced generation divestiture. This analysis is, at most, pertinent to the month of May 1999, assuming that the O&R divestiture schedule is maintained. Even for May 1999, the analysis is correct only if one assumes that the deconcentrating effect of other utilities' divestitures has not occurred. Under these worst case assumptions, I also analyzed cases reflecting Applicants' divestiture of generation that parallel the cases analyzed for the energy markets. The second analysis that still assumes no divestiture by Applicants in the relevant period and no native load reservation, but takes into account the effect of the announced divestitures of other parties' market structure.

Q. HOW DID YOU DETERMINE CAPACITY SHARES IN THESE ANALYSES OF THE NYISO CAPACITY MARKET?

A. For the New York capacity market, I determined the amount of capacity that each generation owner controls that can be used to meet NYPP reserve requirements, plus capacity that could be imported from PJM and NEPOOL. I took into account the capacity that must be reserved to meet the locational capacity requirements for New York City and Long Island. This analysis is an update of the analysis contained in my August 1997 testimony in Docket No. ER97-1523-000. As stated previously, I ignored all native load commitments in this analysis.

Q. WHAT DOES YOUR "WORST CASE" ANALYSIS OF THE NEW YORK STATE CAPACITY MARKET SHOW?

A. It shows that the New York state capacity market is only moderately concentrated; pre-divestiture, Con Edison's share is 14.7 percent and O&R's is 4.9 percent. As shown below and in Exhibit No. APP-713, the merger produces a change in HHI of 142 during the period prior to O&R's divestiture./53/ I should emphasize that this result assumes no remaining native load responsibility for either Con Edison or O&R, whereas both will in fact retain substantial native load. After divestiture of O&R's generation, the screen is readily passed, with an HHI delta of 30.

_______________________

/53/ Con Edison's divestiture of generation in the first quarter of 1999
     (Scenario 2) has no affect on the analysis due to the fact that all of the divested capacity is within New York City and is unavailable to serve the more general New York capacity market.

     remaining native load responsilbility for either Con Edison or O&R, whereas both will in fact retain substantial native load. After divestiture of O&R's generation, the screen is readily passed, with a HHI delta of 30.

          --------------------------------------------------------------------------------------------
                                            NEW YORK CAPACITY MARKET
          --------------------------------------------------------------------------------------------
                                     BASE CASE          Scenario 2        Scenario 3        Scenario 4

                                                                                           Con Edison
                                        Pre-            Con Edison         O&R               and O&R
                                     Divestiture        Divests 1-3       Divests             Divest
          --------------------------------------------------------------------------------------------
          MWs
          --------------------------------------------------------------------------------------------
             Total                         26977              26977            26977             26977
          --------------------------------------------------------------------------------------------
             Con Edison                     3956               3956             3146              3146
          --------------------------------------------------------------------------------------------
             O&R                            1310               1310              344               344
          ============================================================================================
          Shares
          --------------------------------------------------------------------------------------------
             Con Edison                     14.7               14.7             11.7              11.7
          --------------------------------------------------------------------------------------------
            O&R                              4.9                4.9              1.3               1.3
          ============================================================================================
          HHI (pre-merger)                  1642               1642             1566              1566
          --------------------------------------------------------------------------------------------
          HHI (post-merger)                 1784               1784             1596              1596
          ============================================================================================
          Delta HHI                          142                142               30                30
          ============================================================================================

Q. WHAT ARE THE RESULTS OF THE ANALYSIS THAT TAKES ANNOUNCED DIVESTITURE BY UTILITIES OTHER THAN CON EDISON AND O&R INTO ACCOUNT?

A. As is shown below and in Exhibit No. APP-714, the primary result is that the New York capacity market is unconcentrated both before and after the merger. The announced divestitures by Niagara Mohawk and NYSEG reduce their shares substantially. Specifically, I have taken into account NYSEG's announced sale of its share of Homer City to Edison Mission Energy and its sale of its fossil capacity to AES. In the case of Niagara Mohawk, I have reflected sale of the fossil stations and hydro units that it is selling, as well as the announced termination of contracts with 1100 MW of NUGs. My understanding is that Niagara Mohawk has received the bids on its generation sales but has not yet announced the winners. Taking these divestitures into account results in a pre-merger HHI of 728 and a post-merger (but pre-Con Edison and O&R divestiture)

     HHI of 870. Thus, the post-merger HHI is less than 1,000, within the safe harbor limits of the Merger Guidelines test.

          --------------------------------------------------------------------------------------------
                         NEW YORK CAPACITY MARKET  (TAKING INTO ACCOUNT NY DIVESTITURE)
          --------------------------------------------------------------------------------------------
                                       BASE CASE            Scenario 2        Scenario 3    Scenario 4

                                                                                            Con Edison
                                         Pre-              Con Edison          O&R           And O&R
                                      Divestiture           Divests 1-3       Divests       O&R Divest
          --------------------------------------------------------------------------------------------
          MWs
          --------------------------------------------------------------------------------------------
             Total                         26977              26977            26977             26977
          --------------------------------------------------------------------------------------------
             Con Edison                     3956               3956             3146              3146
          --------------------------------------------------------------------------------------------
             O&R                            1310               1310              344               344
          ============================================================================================
          Shares
          --------------------------------------------------------------------------------------------
             Con Edison                     14.7               14.7             11.7              11.7
          --------------------------------------------------------------------------------------------
            O&R                              4.9                4.9              1.3               1.3
          ============================================================================================
          HHI (pre-merger)                   728                728              652               652
          --------------------------------------------------------------------------------------------
          HHI (post-merger)                  870                870              682               682
          ============================================================================================
          Delta HHI                          142                142               30                30
          ============================================================================================

Q.   WHAT CONCLUSIONS FLOW FROM THIS ANALYSIS?

A. The merger passes all analytical screening criteria prior to May 1, 1999 and after O&R's divestiture. It also is apparent that the merged firm will not possess market power in the New York state capacity market during any brief period that might exist between merger closing and O&R's divestiture. If such an interim occurs, the likely event that Niagara Mohawk and NYSEG will have completed their currently on-going divestiture of generating plant will result in an unconcentrated market, with an HHI well under 1000. Even the strictest screening criterion will be passed. If those divestitures are wholly uncompleted, my "worst case" analysis shows a moderately concentrated market and an HHI delta of 142, slightly in excess of the screening level. However, an analysis of other relevant factors, as directed by Step 2 of the DOJ/FTC Merger Guidelines adopted by the Commission shows that even in such a "worst case" Applicants will possess no market power in the New York state capacity market during this brief period.

     First, Applicants would have less than 20 percent of the capacity that can be bid into the market. The Commission has long held that firms with such a market share do not have market power./54/ The Commission has found such a showing adequate to resolve market power concerns for a period of three years. Here the relevant period is expected to be only 30 days (May 1 to May 31). Second, Applicants in fact still will retain most of their native load, served at regulated prices, to which they will need to dedicate their capacity. Con Edison's first round of retail access is completed and the amount of out-of-City retail access that it will have in 1999 is known./55/ It will only be about 150 MW until April 1999 and 300 MW for a year thereafter. O&R's retail access program, as noted above, is energy only at least until May 1, 1999. O&R's current experience suggests that it will have very little capacity retail access in the period between May 1 and the expected completion of its divestiture. The merged firm thus will have very little actual uncommitted capacity. Third, during this period the NYISO capacity market will be oversupplied due to upstate utilities' significant excess capacity. None of Applicants' uncommitted capacity will be needed in order to meet demand in the New York state market./56/ Finally, I note that, under Con Edison's settlement, its capacity prices are capped by NYPSC and FERC-filed tariff rates. For all of these reasons, Applicants will

________________________

/54/ Southwestern Public Service Co., 72 FERC (P) 61,208 at p. 61,966 (1955)
     -------------------------------
     (Applicants with less than 20 percent of the market have no market power); Louisville Gas & Electric Co., 62 FERC (P) 61,016at p. 61,146 (1993);
     -----------------------------
     accord Entergy Services, Inc., 58 FERC (P)61,234 (1992) merged firm with 17 percent share); Southern Co. Services, Inc., 72 FERC (P)61,324 (1995) (26
                     ---------------------------
     percent market share). Because of the very temporary nature of any possible market power issue concerning the NYISO state capacity market, the standard used in market rate applications is logically more appropriately applied in determining whether any interim mitigation is necessary than the merger standard used for assessing longer-term market structure.

/55/ By design, Con Edison's retail access program prorates access such that the percentage of retail access outside of the City equals the percentage of its total load that is outside of the City. That percentage is approximately 15 percent; out-of-City retail access thus is 15 percent of the total April, 1999 retail access of 2,000 MW, or 300 MW. Moreover, to date nearly all participating LSEs have elected to take service under Con Edison's tariff, whereby it is obligated to provide capacity to such LSEs. Thus, the first tranche of Con Edison's retail access has not created any uncommitted Con Edison capacity, and it is not clear that further retail access will un-commit any Con Edison capacity.

/56/ This conclusion holds under any plausible assumptions about Applicants' retail access and the serving LSEs purchase of capacity from them.

     not possess the ability profitably to raise prices in the New York state capacity market, even in the event that there is an interim period between the closing of the merger and O&R's divestiture.

     Nevertheless, in order to dispel any possible market power issues, Applicants are proposing to adhere to the interim mitigation measures described below that will effectively moot any merger-related market power concerns in the NYISO capacity market in the event that the merger closes prior to O&R's divestiture.

     PROPOSED INTERIM MITIGATION MEASURES PENDING O&R'S DIVESTITURE

Q. YOU MENTIONED EARLIER THAT THE MERGER SATISFIED THE APPENDIX A SCREENING CRITERIA IN ALL CASES ONCE O&R'S DIVESTITURE OCCURS, AND IN THE INTERIM EXCEEDS CERTAIN SCREENS (GENERALLY ONLY BY MODEST AMOUNTS). WHAT DOES THE COMMISSION MERGER POLICY SAY ABOUT SUCH CIRCUMSTANCES?

A. Order No. 592 states that if the screening criteria are exceeded, the Commission invites applicants to propose mitigation remedies targeted to reduce potential anti-competitive effects. Among the potential remedies specifically identified is divestiture, but the Order does not identify in what circumstances interim measures may be necessary if such divestiture is not coincident with merger consummation.

Q. WHAT IS THE EXPECTED TIMING OF O&R'S DIVESTITURE VIS-A-VIS THE CLOSING OF THE MERGER?

A. O&R's winning bidders will be identified on October 15, 1998 and final closing of the divestiture is expected on May 31, 1999. The targeted closing date of the merger is in April 1999. Thus, there is potentially a one to two month period between the closing of the merger and the closing of O&R's divestiture, at which time any market power problems resulting from the merger are eliminated.

Q. IF O&R'S DIVESTITURE DOES NOT OCCUR UNTIL AFTER CONSUMMATION OF THE MERGER, ARE APPLICANTS PROPOSING MITIGATION THAT DEALS EFFECTIVELY WITH THE BREACHES OF THE APPENDIX

     A screen for short-term energy as measured by Economic and Available Economic Capacity?

A. Yes. Applicants' proposed mitigation is described in Mr. Jacob's testimony. Applicants propose that all of Con Edison's generation will be bid into the market at a capped bid equal to its variable costs. They propose that O&R will self-schedule its generation, primarily to meet the needs of its remaining regulated customer base and bid any generation that is not self-scheduled at its variable costs./57/ Since the pure competitor in the economists' theoretical perfect competition will offer its product to the market at variable, or short-run marginal, costs, this ensures that the generation will be bid competitively. The proposed mitigation also ensures that the merged Applicants will not withhold the generation from the New York energy market. Applicants propose that they must make their generation available to the New York pool (on a self-scheduled or bid basis) with the same level of availability as during the same season in the prior three years, or explain any shortfall from such availability to the ISO. The ISO's monitoring function will thus be able to confirm that any availability shortfall is unavoidable and not in furtherance of attempts to exercise market power.

Q. DO APPLICANTS PROPOSE TO MITIGATE THE BIDDING OF THEIR PURCHASED GENERATION INTO ENERGY MARKETS?

A. Yes, insofar as the Applicants are the parties that bid the purchased generation. The mitigation is intended to control the bid price and availability of all generation that Applicants operate or that they can bid into the market. That is, it is intended to eliminate their theoretical ability to manipulate prices. In most or all cases, this will not include purchases. As noted earlier, contracts with generating units controlled by others, or system contracts not backed by specific generating units, do not give Applicants the right

_____________________

/57/ The impact of self-scheduling on price formation in the Power Exchange is identical to bidding the generation at zero. Further, since self-scheduled generation does not receive the market price, self-scheduling creates neither the ability nor incentive to increase Power Exchange prices.

     to control availability, nor to bid the energy into the market. Must-take contracts, such as the NUG contracts, result in energy production whenever the unit can run. Since Applicants are required to take and pay for the energy, they either will have to self-schedule the energy, in which case it will not participate in market price formation, or bid it into the market at prices low enough to assure that it is scheduled by the ISO.

     With respect to the post-divestiture period, my Appendix A analysis demonstrates that the addition of O&R's retained purchase entitlements adds so little to Applicants' controlled deliverable Economic, Available Economic and Total Capacity that no mitigation is necessary.

Q.   DO APPLICANTS PROPOSE TO MITIGATE CAPACITY BIDS ?

A. Yes. While, for the reasons I have discussed, mitigation should be unnecessary, Applicants have proposed to mitigate their bids into the capacity market. As is described in Mr. Jacob's testimony, Applicants agree to make all of their capacity available and any capacity that is bid into the NYISO capacity market will be subject to a bid cap. In its compliance with its NYSPC Settlement Agreement, Con Edison has agreed to bid its capacity (both company-owned generation and purchase contracts) into the NYISO capacity market at its going forward or "to go" costs. Applicants agree that the bid cap will apply also to all O&R capacity that is bid into the NYISO auction. Both Applicant's calculations of "to go" costs will be according to procedures approved by NYPSC Staff and subject to review by that staff. Consistent with its settlement, Con Edison filed proposed procedures with the NYPSC Staff on June 1, 1998. "To go" costs are the avoidable costs of keeping a station open and producing energy from it, less revenues earned in energy and ancillary services markets./58/
     They do not include recovery of sunk costs or unavoidable costs. The "to go" costs will be both the floor and ceiling bids for capacity bids made by Applicants.

     The Applicants reserve the right to "self-schedule" capacity needed to serve their retail customer installed capacity requirements with the ISO./59/ The costs for self-scheduled capacity shall be recovered in retail rates set by the NYPSC for capacity used to support remaining native load or under FERC rates for any capacity sales made to LSEs serving Applicants' retail access customers.

Q.   HOW LONG WILL THE MITIGATION REMAIN IN EFFECT?

A. The mitigation will remain in effect until the divestiture of O&R's fossil generation is completed. Obviously, once divestiture is complete, O&R's divested generation will no longer be controlled by Applicants and it will no longer contribute to Applicants' market share. While the precise dates of merger consummation and O&R's divestiture are not known with certainty, the period is likely to be only a few months at most.

VI.  VERTICAL ISSUES

Q.   PLEASE DESCRIBE THE VERTICAL ISSUES THAT YOU HAVE ADDRESSED.

A. FERC has identified two areas of potential concern that could rebut the presumption that long term capacity markets are competitive. These are dominant control over potential generating sites and control over essential fuels supplies or delivery systems. Recent decisions and other orders concerning "convergence mergers" have indicated that the analysis also should consider whether the merger materially increases control over inputs to electricity. My analysis examines each of these areas.

_____________________

/58/ "To go" costs for Con Edison's nuclear units are being considered in a separate proceeding by the NYPSC.

/59/ Self-scheduling has no impact on the price of capacity. As is the case with energy, self-scheduling has an effect on price formation in the Power Exchange that is the same as if the generation had been bid into the exchange at a bid price of zero. Further, since self-scheduled generation does not receive the market price, or a price influenced by the market price, self-scheduling creates neither the ability nor the incentive to increase Power Exchange prices.

Q. IS THERE REASON TO BE CONCERNED THAT THE MERGER WILL GIVE APPLICANTS AN UNTOWARD DEGREE OF CONTROL OVER GENERATING SITES?

A. No. Outside of New York City, there should be no unique difficulty in siting generating facilities. The east of Total-East area is large and includes major parts of the service territories of several utilities other than Applicants, including CHG&E, NYSEG, NiMo and MarketSpan. Applicants are divesting several sites, including an O&R site adjacent to Bowline that is a potential generating site. There is no reason to suppose that Applicants control the available sites.

     Within New York City, there are sites available that are not controlled by Con Edison./60/ Further, Con Edison has committed to divest several sites that it does control. In its open session on July 15, 1998, the NYPSC required that Con Edison submit its plan for divesting excess real property, including several potential generation sites, within 30 days of beginning the first phase of its generation divestiture.

Q. WHAT IS THE ISSUE CONCERNING AN APPLICANTS' CONTROL OVER ESSENTIAL FUELS OR DELIVERY SYSTEMS?

A. In the context of long term capacity markets, the issue is whether applicants can foreclose or impede the entry of competing generators.

Q. DO THESE APPLICANTS HAVE THE ABILITY TO FRUSTRATE ENTRY DUE TO THEIR CONTROL OVER FUELS OR FUEL DELIVERY SYSTEMS?

A. No. Applicants' only potentially relevant activities arise from their role as combination utilities. As described more fully below, Applicants lack a concerning degree of control over fuels supplies. Neither controls gas production facilities. An entrant into generation in the region in which they are located would have no difficulty in purchasing commodity

_____________________

/60/ Feasibility Study for In-City Electric Generation, Stone & Webster, April
     22, 1998, page 2.

     gas from a multiplicity of sellers. Applicants do not control long distance transmission facilities that arguably might be used to disadvantage entrants. Applicants are gas distribution companies. As already discussed, an entrant competitor in electricity generation to serve the East of Total-East market would not need to locate in the electric service areas of Applicants. This applies with even greater force to their gas service areas, which are smaller. Even within their gas service areas, Applicants cannot use their role as gas distribution companies to impede entry. Their distribution activities are regulated by the NYPSC, from whom an entrant generator who felt disadvantaged could gain redress. As public utilities, Applicants are obligated by New York State statute to initiate gas service upon request./61/ Applicants are further required to render that service in a non-discriminatory fashion./62/ The NYPSC actively oversees Applicants' compliance with these statutory requirements.

     Further, as discussed below in the context of existing generating facilities, direct connection to a transmission pipeline is feasible and relatively inexpensive. Hence, even if the distribution activities of Applicants' gas operations were to somehow deny service to entrants on a reasonable basis, the entrants likely could bypass Applicants, taking service from a transmission pipeline directly. Finally, as was already discussed, entrants seeking to provide power in any area large enough to encompass both Applicants (so that there is a possible effect of the merger) would not need to locate in areas served by Applicants' gas distribution.

Q.   WHAT ISSUES HAVE ARISEN IN THE CONTEXT OF CONVERGENCE MERGERS?

A. The Commission has indicated that under some circumstances a merger involving a supplier of generating fuels could give rise to vertical concerns. Potential market power arising from gas operations is discussed by the Commission in its final order on the

___________________

/61/ Transportation Corporations Law, Section 12.

/62/ New York Public Service Law, Section 65.

     Enova/Pacific Enterprises merger in 1997,/63/ and the recent FERC Notice of Proposed Rulemaking (NOPR) on mergers./64/ Briefly, the main areas of concern are the creation of incentives for the upstream activities (i.e., gas-related) to raise rivals costs, facilitate coordination of pricing in upstream or downstream markets or evade regulation, primarily through self dealing. The Commission has also expressed concerns that convergence mergers involving an upstream gas supplier serving the downstream merger partner, as well as competitors of that partner, could provide preferential terms of service or access to commercially valuable information to its new affiliate. As shown below, none of these concerns will be appropriate to this merger.

Q. WHAT ARE THE BUSINESS ACTIVITIES INTO WHICH THE UPSTREAM AND DOWNSTREAM MARKETS CAN BE DIVIDED?

A. In the upstream market, these include (a) control over commodity gas supplies, (b) the transportation of these supplies from gas-producing regions and remote storage facilities into the market area and (c) the local distribution of these supplies to gas-fired electric generating facilities.

     The only relevant downstream product for purposes of this portion of my analysis is bulk or wholesale electric energy traded within the East of-Total-East and In-City markets. I have not investigated any larger market, such as New York State, since Applicants' market power in such a market will, of necessity, be less than in these more local markets in which their gas operations are located.

Q. PLEASE FOCUS FIRST ON THE COMMODITY GAS MARKET. DO APPLICANTS HAVE POTENTIAL MARKET POWER IN THAT MARKET?

_______________________

/63/ Order in Docket No. EC-97-12-001 et al.  (Enova-Pacific Enterprises).

/64/ Notice of Proposed Rulemaking on Revised Filing Requirements Under Part 33 of the Federal Power Act, Docket No. RM98-4-000.

A. Clearly not. Since neither Applicant is a gas producer, nor a major gas aggregator/supplier to unaffiliated retailers and off-system consumers, they have no ability to control or affect the availability or price of gas delivered to the relevant geographic area. Gas to fuel generators that can provide electricity to the downstate region originates in basins scattered across the entire North American continent, and is transported by multiple pipelines connecting these producing basins to downstate New York.

     Applicants' sole role in the commodity market is as buyers. Hence, they cannot have sellers' market power. While Applicants have purchase contracts for significant volumes of gas, they account for but a small portion of the production volumes. A conservative measure of the size of the commodity market in which they participate would include gas delivered to the Mid-Atlantic and New England states. While gas consumed in other areas also is produced in the basins that serve downstate New York, even this conservatively defined measure of the size of the market is sufficient to make the point that Applicants are a small factor in the commodity gas market.

     Con Edison's purchases totaled 207 MMdt in 1996, and O&R's totaled 33.5 MMdt for a total of 240.5 MMdt./65/ These figures compare to 1996 gas consumption in the Mid-Atlantic and New England states of approximately 3,600 MMdt. Thus, Applicants combined account for at most 6.7 percent of gas commodity purchases in the region. Of this combined 240.5 MMdt, 93.6 MMdt was burned in Applicants' generating facilities, with all but 14 MMdt of the balance resold to utility ratepayers. Upon sale of the fossil generating assets, assuming their new owners obtain fuel supply from one of many available alternative sources, the Applicants' combined market share would drop by 93.6 MMdt to about 4 percent of this conservatively defined commodity market.

______________________

/65/ Form EIA-176, Annual Report of Natural and Supplemental Gas Supply and
     Disposition, 1996.

     Moreover, Applicants' failure to take gas could not result in "withholding" it from the market, since volumes not taken would be available to other users. Nor could Applicants artificially increase their demands to the point of denying supplies to other electricity generators. Gas taken must be either burned or stored. Applicants have no control over the consumption of their customers and, as further discussed below, little storage injection or withdrawal capacity relative to the overall commodity market./66/ Hence, quite clearly, Applicants lack market power in commodity gas.

Q. IF THE COMMISSION WERE TO DEFINE A PRODUCT AS GAS DELIVERED TO THE UPSTREAM MARKET, WOULD APPLICANTS HAVE A MARKET SHARE THAT COULD CAUSE CONCERN?

A. No. Obviously, since Applicants are the franchise gas utilities in their gas service areas, they are the purchasers of a significant share of the gas delivered to those areas. However, the gas that they purchase to meet the needs of their customers cannot be counted as potentially available to gas-fired electricity generators. As franchise suppliers, Applicants are obligated to provide gas to their customers. In any event, it is not sensible to define a commodity gas market as narrowly as the service areas of Applicants or even the downstate New York area. At a minimum, geographic market definition must recognize that the commodity portion of the price of gas delivered to downstate New York is determined by arbitrage among deliveries to a much wider geographic area./67/

_______________________

/66/ Combined, Applicants have maximum daily storage injection rights of 116
     Mdt/d and withdrawal rights of 241 Mdt/d in a market area with daily gas delivery capacity of approximately 6,000 Mdt/d (see discussion of long-haul gas transportation below).

/67/ It is important to recognize the basis for distinguishing the relevant market area for generation assets from that of gas supply to fuel these same assets. The physical distribution of gas production and transportation facilities differs dramatically from that of electric generation and transmission facilities. The North American gas transmission network east of the Rocky Mountains is broadly characterized by gas flows originating in the major producing regions to the south and west and terminating in major markets to the north and east. The relevant geographic area in which a downstate New York power plant fuel manager looks to source competitively priced bulk gas commodity supply and transportation is quite different from that which the plant's power marketer looks to access and sell competitively priced bulk electricity.

          There are further reasons why even this remaining level of concentration in utility gas sales is not cause for concern. The NYPSC and the Pennsylvania Public Utility Commission ("PaPUC") closely monitor retail sales tariffs./68/ Moreover, retail gas marketing, particularly to large customers such as power generators, is a highly competitive business. Since 1996, every retail customer on both systems has had the option of seeking alternative gas suppliers./69/ Competition, particularly for large customers such as electricity generators, is intense./70/

Q.        DO APPLICANTS ENGAGE IN GAS SALES THAT ARE NOT TIGHTLY REGULATED?

A.        Only Con Edison is involved in commodity sales by utility affiliates.
          Its subsidiary, Con Edison Solutions, competes in Northeastern US gas markets; its June 1998 sales averaged 55 Mdt/d, quite small in comparison to the top twenty North American gas marketers in 1997, which reported sales from 2,500 Mdt/d (Exxon) to 9,900 Mdt/d (Enron)./71/ O&R previously competed in this business, but in 1996 sold its gas marketing activity to Midcon, now part of KN Energy. Thus, the merger has no effect on market structure in gas marketing. Moreover, gas marketing is a fiercely competitive business. A national survey lists over 300 companies that identify themselves as gas marketers,/72/ confirmation that barriers to business entry in gas marketing are very low.



________________________


/68/ O&R does not provide gas service in New Jersey.

/69/ Approximately 2,500 of O&R's more than 100,000 gas customers reside in Pennsylvania, where retail gas unbundling legislation is still pending.

/70/ As of June 1998, Con Edison was transporting and distributing gas for 21 independent gas marketers (41 have been approved to do business with Con Edison's customers), serving 9,570 firm and 241 interruptible customers. These firm customers already represent 11 percent of Con Edison's annual firm throughput. O&R transports and delivers gas for 22 marketers serving 1,597 firm and 83 interruptible customers. It is reasonable to conclude that the LDC sales levels achieved by Con Edison and O&R in 1996 will be increasingly difficult to repeat, must less surpass, with this level of competition for the retail customer.

/71/ Natural Gas Week, June 1, 1998, p. 9.

/72/ Benjamin Schlesinger and Associates, Natural Gas Marketing Companies, 11th
     Edition (May 1997).

Q. PLEASE DESCRIBE THE CURRENT COMPETITIVE CONDITIONS FOR LONG-HAUL GAS TRANSPORTATION SERVICES.

A. The relevant geographic market for gas transportation is more restricted than the commodity market, consisting of southeastern New York, northeastern Pennsylvania and the northern half of New Jersey. I will call this the "New Jersey Metro" market. The transportation market is larger than simply the downstate New York area and is defined by the operating criterion of essentially interchangeable pipeline delivery points without loss of overall regional pipeline delivery capacity./73/ As shown in Exhibit No. APP-715, the regional gas transmission network in this area is highly interconnected, and is supplied by no less than five independent long-haul pipeline companies delivering gas supplies from diverse geographic regions across the North American continent. Columbia, Transco, Texas Eastern and Tennessee transport gas supplies from the Gulf Coast and Southwest. In addition, Tennessee transports gas produced in western Canada, as does Iroquois. Columbia is also a major transporter of gas produced in the Appalachian Basin.

          Given the interconnected nature of these transmission facilities, and the operating impact of non-coincident peaks in disparate market areas, it is difficult to estimate with precision the delivery capacity of any one pipeline system serving the New Jersey Metro market. However, Exhibit No. APP-716 provides estimates of the stand-alone transmission capacity of each pipeline system,/74/ indicating total firm transmission capacity into the region of 5.8 billion MMdt/d.



________________________


/73/ This criterion would not be met in the instance of a requested change in delivery point from Manhattan to Camden or Philadelphia, thereby excluding southern New Jersey and metropolitan Philadelphia.

/74/ These estimates were developed from discussions with representatives of the pipeline companies listed and are based on a review of the firm transportation commitments of these pipelines for deliveries within the defined market area. See Exhibit No. APP-716 for source information.

          Over the next several years, the current pipeline configuration will be significantly and predictably altered, resulting in a still larger scope for commodity gas competition. The preponderance of gas supplies delivered into the New England gas market currently passes through the New Jersey metro market area and uses this delivery capability. However, new pipeline transmission facilities and expansions to existing pipeline systems will deliver significant quantities of new gas supplies to New England from non-traditional sources without transiting through New York and New Jersey. Gas production from the Sable Island Offshore Project will flow into the existing New England gas transmission system from the northeast via the Maritimes & Northeast Pipeline ("MNP"). Additional western Canadian gas production will also arrive from the north via the Portland Natural Gas Transmission System ("PNGTS"). Additional liquefied natural gas ("LNG") supplies from new production facilities in the Caribbean Basin will arrive at the Distrigas of Massachusetts ("DOMAC") terminal in Everett, Massachusetts, which is expanding its vaporization and compression capabilities. Competition between gas transported though the New Jersey metro area and gas delivered over these new facilities will expand the area over which the price of delivered gas is arbitraged. Therefore, I have considered both the gas transmission network as it is configured today, and as it will be configured in November 1999 (based on the addition of FERC-certificated new facilities scheduled to be in service within that timeframe), in my evaluation of the transportation services market. A tabulation of these facilities, their estimated net regional delivery capacities and the merging parties' contract entitlements thereto is also provided in Exhibit No. APP-716./75/

Q.        DO APPLICANTS COMPETE IN THE GAS TRANSMISSION BUSINESS?

A.        No.  Neither Applicant owns long-haul transmission facilities.



________________________


/75/ There are several additional major planned capacity additions, well advanced but not yet FERC-certificated, that I have excluded from this tabulation.

Q.        DO APPLICANTS HAVE FIRM TRANSMISSION RIGHTS FOR GAS TRANSMISSION?

A. Yes. The exhibit shows that Con Edison has rights to 525 Mdt/d, approximately 9.1 percent of regional firm delivery capacity, and O&R has rights to 202 Mdt/d, about 3.5 percent of regional firm delivery capacity, based on my earlier estimation of (approximately 5.8 MMdt/d) of currently available firm pipeline capacity in the relevant geographic market area.

Q. DOES THIS CONCENTRATION OF CAPACITY RIGHTS ENHANCE THE ABILITY OF THE COMBINED COMPANIES TO AFFECT THE PRICE OR AVAILABILITY OF LONG-HAUL TRANSPORTATION CAPACITY?

A. No. First, the effect of the merger is very small. As indicated above and in Exhibit No. AP-716, the merger creates a combined market share of 12.6 percent and an increase in concentration of 64 points./76/ Pipeline capacity enhancements scheduled to be completed by November 1999 further reduce this share to 11.1 percent (and a delta HHI of 50)./77/ Thus, even if firm delivery rights were considered to be an upstream "product", the merger does not create market power in it.

          Moreover, Applicants' ownership of firm transportation (FT) capacity entitlements does not confer market power in any relevant market. First, Applicants rights are principally dedicated to serving their full service retail customers and are not available to serve competitors in the downstream electricity generation market. Second, Applicants cannot withhold the pipeline capacity represented by their firm contracts. The hypothetical ability of a holder of firm transportation rights to exercise market power rests on the



________________________


/76/ The absolute HHI number is not a meaningful statistic because of the literally hundreds of LDCs, marketers, producers and gas consumers that now hold and trade pipeline capacity rights on the major interstate systems serving the Jersey Metro area.

/77/ Further, Applicants' firm pipeline capacity requirements to serve their distribution customers can only continue to diminish as universal retail gas competition in New York State, begun in November 1996, continues to encroach on Applicants' core gas sales markets. Applicants' share of the FT capacity market can be expected to decline proportionately.

          assumption that it could reduce available gas delivery capacity to the gas transportation market by neither using its rights nor releasing them to other users. This is not feasible. In a manner similar to commodity gas supply, any attempt to "withhold" firm transportation capacity simply creates available interruptible capacity and an incremental revenue opportunity for a pipeline operator. Hence, failure to exercise the firm right does not result in a reduction in available gas delivery capability.

          Further, Applicants (and all other New York LDCs) are expected to mitigate the predominantly fixed cost of firm transportation contracts held on behalf of their sales customers by releasing unneeded FT capacity during periods of low gas demand. This surplus capacity is sold into the secondary markets that have developed pursuant to the Commission's rules and procedures on capacity release established in Order No. 636, as modified. Price transparency is a primary Commission objective for secondary pipeline capacity markets, and secondary firm capacity directly competes with every pipeline's available non-firm capacity on a daily basis. Therefore, there would appear to be absolutely no opportunity for the Applicants to somehow distort pipeline capacity price and availability in the region by withholding capacity.

Q. IF THE COMMISSION WERE TO DEEM FIRMLY DELIVERABLE GAS TO BE A RELEVANT UPSTREAM PRODUCT, IS IT AN ESSENTIAL INPUT TO DOWNSTREAM ELECTRICITY GENERATION?

A. No. Utility generators (and, increasingly, independent producers) generally avoid holding long-term firm transportation rights for fuel supply, because of the high fixed costs associated with such rights and because such rights create inflexibility in sourcing alternative gas supplies and alternative fuels in response to fluctuations in relative price and availability. More typically, utility fuel managers, including those of the Applicants, manage a portfolio of short-term firm and interruptible capacity rights acquired from numerous parties, including their LDC affiliates. This allows them to avoid the cost of long term firm service. Moreover, spot gas commodity prices typically are quite high on those winter days when pipeline capacity becomes scarce, making alternative types of fuels economically more attractive, particularly in view of the high cost of firm transportation rights covering such periods. Applicants inform me that actual physical curtailment of gas supply to the generating facilities may occur anywhere from zero to 30 days in a given year, with 7 to 10 days more typical.

          As I discussed earlier, Con Edison has no long term firm transportation contracts used in its electricity generating business unit and O&R has firm contracts that are only sufficient to provide ignition fuel. The fact that Applicants operate their generation without long term transmission contract cover demonstrates that long-term firm transportation contracts are not necessary for competing in the electric generating business. This is confirmed also by the behavior of other electric utilities in New York. According to the EIA, less than 10 percent of gas burned by electric utilities in New York was delivered using firm transmission./78/

Q. IS THERE ANY IMPACT OF THE MERGER RESULTING FROM COMBINING NATURAL GAS STORAGE ASSETS?

A. No. O&R owns no storage assets, while Con Edison owns a minority interest (28.8%) in the Honeoye Storage Facility in western New York State, effectively controlling 1.2 billion cubic feet of working storage capacity, representing a de minimus market share of the storage fields predominantly located in central Pennsylvania and western New York./79/ In addition, the Applicants have contractual entitlements in market area storage fields owned and operated by other parties. Con Edison holds 11.7 MMdt of working capacity, while O&R holds 6.9 MMdt, out of the total regional working capacity of 477.3 MMdt. If, for the sake of argument, one treats these contract quantities as equivalent to outright ownership, the concentration of storage ownership/entitlement represented by



________________________


/78/ Energy Information Administration, Natural Gas Annual 1996, Washington DC,
                                        -----------------------
     September, 1997, p. 159. The average for the most recent four years was approximately 14 percent.

/79/ This system consists of numerous gas storage fields, which are connected to the major gas transmission facilities in the region. An INGAA survey identified 477.3 billion cubic feet of working gas storage capacity in the Mid-Atlantic region (New Jersey, New York and Pennsylvania). These storage facilities essentially maintain pressure throughout the gas transmission network during periods of high demand. (Foster Associates, Inc., Profile of Underground Natural Gas Storage Facilities and Market Hubs, prepared for the Interstate Natural Gas Association of America (INGAA) Foundation, Inc., 1995, Figure 3.)

          this merger represents a delta HHI of eight points. Thus, the merger has no effect on the market for gas storage./80/

Q.        DO APPLICANTS SERVE ELECTRICITY GENERATORS AS LOCAL DISTRIBUTION
          COMPANIES?

A. Yes. Both Con Edison and O&R provide gas distribution services to generators in their service areas. Con Edison's gas-fired generating facilities, other than the Arthur Kill and Narrows stations,/81/ are supplied by gas delivered via the company's gas distribution facilities under an unbundled transportation tariff. In addition, NYPA's Poletti generating facility receives its gas supply via Con Edison's gas distribution system./82/ Similarly, O&R's gas-capable generating facilities, along with one NUG (the 19 MW Lederle cogeneration facility), receive their gas supplies via the Company's gas distribution facilities.

          The merger does not change the status of the two companies as state-regulated LDCs. Quite simply, Applicants had little ability to affect the cost of gas for the generators that they serve before the merger and no additional ability as a result of the merger.

          Nor does the merger materially change concentration in the gas-fired generation controlled by Applicants since O&R is divesting all its generation. Hence, the merger


________________________

/80/ Like most LDCs, Applicants operate peak shaving facilities within their service territories, designed to manage sudden weather-related swings in firm customer demand within each Applicant's distribution system. O&R operates three small air-propane facilities on its system; Con Edison operates an LNG facility in Astoria. Inasmuch as they are operated to maintain operating integrity within the confines of the low-pressure distribution system, however, gas production from these local peak shaving facilities does not participate in the broader regional peaking supply markets. These facilities, with their low operating pressures, are physically isolated from the high-pressure regional gas storage system, providing service and contract capacity to LDCs and gas consumers throughout New Jersey, New York and Pennsylvania.

/81/ Brooklyn Union Gas Company provides gas service to these facilities under a special transportation tariff designed to guarantee recovery of Brooklyn Union's fully allocated cost of service. Con Edison-served utilities include Astoria, Ravenswood and those steam producing and peaking facilities that use gas as their primary fuel.

/82/ NUGs supplying power to Con Edison under long-term contract are not located on O&R or Con Edison gas distribution facilities.

          creates no new or enhanced incentive to (somehow) use LDC activities to raise prices in the electricity market.

Q. WOULD IT BE APPROPRIATE TO TREAT THE FACT THAT APPLICANTS SERVE ELECTRICITY GENERATORS AS LDCS AS SOMEHOW GIVING THEM CONTROL OVER THOSE GENERATORS IN A MANNER SIMILAR TO DIRECT OWNERSHIP OF THEM?

A. No. As regulated LDCs, Applicants have very little even theoretical ability to affect the cost or availability of these generators. The Commission has considered combination mergers between gas and electric utilities located in the same geographic area in the Enova-Pacific Enterprises merger and the Brooklyn Union Gas ("BUG")-LILCO merger. The facts in this case are readily distinguished.

          In Enova-Pacific Enterprises, the concern was that Pacific Enterprises would, by reason of its affiliation with an electric generator, acquire an incentive to manipulate the price and availability of gas to favor the newly affiliated electricity generation activity. The concern that it might have the ability to do so was due to its control of the transmission pipeline that served a large and constrainable electric generation area, and its control over all of the gas storage in the area and its flexibility in using that storage to meet its large sendout requirements. I participated in the Enova-Pacific Enterprises merger and am very familiar with the intervenor allegations to which the Commission responded in that proceeding. Applicants in this case, as mere LDCs, lack the ability to affect electricity prices that Southern California Gas was alleged to have. In particular, they do not control high pressure pipelines covering a wide and constrained area. Nor do they control material amounts of storage that hypothetically might be used to manipulate short term prices. Since they are selling essentially all of their gas-fired generation, they cannot favor affiliated generators. Their remaining generation is inflexible (primarily must-take contracts and a nuclear unit, and cannot benefit from market information that their gas operations might (but for code of conduct restrictions) make available.

          In BUG-LILCO, the concern was that BUG might have gained an incentive to impede the siting of generation in the LILCO service area due to a desire to raise the price received by LILCO generation. In this case, Con Edison and O&R already are combination utilities serving some of the potential generating sites in their electric service territories. Neither can deliver gas to generators in the other's electric service area. Hence, any incentive issues of the type that concerned the Commission in BUG-LILCO, to the extent they exist at all, are pre-merger and not affected by the merger. Indeed the planned generation divestitures will markedly reduce any such incentive that previously existed.

          The constrainable area in this merger that parallels the area of concern in BUG-LILCO is the City of New York. Con Edison plans to divest its In-City generation. Hence, it will lack even the hypothetical incentive to impede the development of new gas-fired generation in the City.

Q. IF THE LDC ACTIVITY WERE, HYPOTHETICALLY, DEEMED TO CONFER CONTROL, DOES THE MERGER MATERIALLY INCREASE APPLICANTS' CONTROL OF GAS-FIRED GENERATION?

A. No. O&R serves only the Bowline station, the small unit at Lovett that uses gas as a primary fuel, and the 19 MW Lederle NUG and two small peaking units. These units account for only a small portion of the generation serving the East of Total-East region. Moreover, any theoretical ability to somehow affect the costs of the gas-fired generators that Applicants serve is tightly circumscribed by the threat of bypass.

Q.        PLEASE DESCRIBE THE POTENTIAL FOR BYPASSING APPLICANTS' DISTRIBUTION
          SERVICES.

A. All of the large generating stations served by Applicants have relatively low cost bypass alternatives. Evidence of this for Con Edison's existing stations is the record in a recent case establishing the rates charged by Con Edison's gas division for service to its gas generating stations. As discussed in the Recommendation of the Gas & Water Division, adopted by the NYPSC, Con Edison submitted a detailed study showing the total cost of bypass pipelines to connect its electric generation facilities that are served by its gas LDC directly to transmission facilities not owned by Con Edison (or O&R) to be approximately $75 million, resulting in an amortized incremental cost of local transportation service of just $0.01 per dt. Commission staff found the estimate to be reasonable./83/

          Exhibit No. APP-717 provides relevant facts concerning economic bypass. For example, NYPA, the owner of the Poletti station, received a transportation discount from Con Edison by threatening to bypass the distribution system. This would have entailed the construction of 3.4 miles of new 24-inch diameter pipe crossing upper Manhattan and two rivers in order to reach Transco facilities in New Jersey, at an estimated cost of $36 million. This exhibit indicates that the distance and other barriers to LDC bypass are comparable, if not less than, the situation faced by Poletti. O&R's Lovett plant is just 0.75 miles from Algonquin gas transmission facilities following an existing Conrail right-of-way. Bowline is 5.2 miles from Algonquin along the same right-of-way, a clear option for a plant of its size, but will be immediately adjacent to Columbia's 700 Mdt/d Millennium Pipeline project upon its completion in November 2000. Applicants will be under direct market pressure to maintain service to either plant prior to the completion of Millennium; they are unlikely to be able to retain the Bowline service contract beyond that point. The Lederle cogeneration unit, is located just 2.0 miles (along a Conrail right-of-way) from the Tennessee Gas pipeline that is currently supplying long-haul transportation service to the facility.

Q. CAN APPLICANTS' LDC ACTIVITIES DISCRIMINATE IN FAVOR OF THEIR OWNED FACILITIES AS WAS ALLEGED IN ENOVA-PACIFIC ENTERPRISES?

A. There is no basis for this concern since Applicants are divesting essentially all of their gas-fired generation. Even were this not the case, both distribution prices and the terms of service, most notably curtailments, are regulated by the NYPSC.

Q. CAN APPLICANTS' GAS LDCS CHARGE DIFFERENT PRICES TO DIFFERENT ELECTRICITY GENERATORS?



________________________


/83/ Case 95-G-1037, Recommendation by the Gas & Water Division, April 4, 1996,
     p. 7.

A. Yes. Current NYPSC policy permits discounted pricing on a customer-by-customer basis to avoid the loss of contribution caused by uneconomic bypass. These negotiated prices are subject to a floor of the incremental cost of delivery and a ceiling of the otherwise applicable tariff rate. Both the generation currently operated by Applicants and the generation that they serve that is owned by others receive discounted distribution services. This is the result of the low bypass cost discussed above.

          Negotiated prices for gas transportation are required by statute to be non-discriminatory and are publicly available, so that customers can determine what like-situated customers are paying. Individually negotiated contracts were reconsidered in the Gas Restructuring Proceeding. The NYPSC concluded that "...price differentiation should be permitted if it does not result in injuries to competition in either the primary market (either natural gas alone or all relevant sources [of] energy...) or secondary markets (the various lines of business in which customers in a given region are engaged)."/84/

          The NYPSC recently concluded that the restructuring of the electricity industry in New York requires that it revisit the issue of individually negotiated delivery charges, citing potential injuries to competition in the electricity market./85/ This proceeding is ongoing. Should the NYPSC decide that negotiated prices to electricity generators are no longer appropriate, it will change its policy as it deems necessary.

Q. SETTING ASIDE THE ISSUE OF PRICING, ARE THERE OTHER WAYS IN WHICH APPLICANTS' GAS LDCS COULD AFFECT GAS AVAILABILITY OR OTHERWISE SIGNIFICANTLY IMPACT COMPETITION IN THE ELECTRICITY MARKET?



________________________


/84/ Opinion No. 94-26 (issued December 20, 1994), p.45 as quoted in Order
     Instituting Proceeding and Technical Conference, Case 98-G-0122 Proceeding on Motion of the Commission to Review the Bypass Policy Relating to the Pricing of Gas Transportation for Generation, pp.2-3.


/85/ Order Instituting Proceeding and Technical Conference, Case P8-G-0122, op.
                                                                            ---
     cit. p. 3.
     ----

A. No. Concerning existing generation facilities, the only plausible way in which Applicants might seek to either favor one over another is to curtail availability, interrupting the ill-favored generator. In fact, curtailment of deliveries must be allocated on a pro rata basis in an established succession of service categories or priorities, beginning with interruptible dual-fuel customers./86/ If one such customer is notified of a 30 percent curtailment in gas deliveries due to low system pressure, for example, all similar customers must be curtailed to the same degree. In any event, Applicants have no incentive to engage in discriminatory behavior since they will not own gas-fired generation.

Q. DOES THE MERGER ELIMINATE COMPETITION TO SERVE GENERATION LOCATED IN THE CONSTRAINED NEW YORK CITY AREA?

A.        No.  O&R does not have facilities within the City.

CODE OF CONDUCT
---------------

Q. WILL THE APPLICANTS BE SUBJECT TO CODE OF CONDUCT RESTRICTIONS THAT FULLY INHIBIT ANY POSSIBLE VERTICAL MARKET POWER ABUSES THAT MIGHT ARISE FROM THEIR ACTIVITIES AS ELECTRICITY TRANSMISSION AND DISTRIBUTION COMPANIES, REGULATED ELECTRICITY SUPPLIERS TO REMAINING NATIVE LOAD CUSTOMERS OR GAS LDCS?

A. Yes. Because Applicants will have a power marketing affiliate, they will be subject to the FERC Code of Conduct requirements set out in Orders 888 and 889 and subsequent decisions. I will not enumerate these, since the Commission is well aware of them, but will focus instead on the Code of Conduct restrictions imposed by the NYPSC which are less familiar.



________________________


/86/ O&R's tariff allows interruptible customer curtailment according to a prioritization based on revenue contribution. The principle is, however, the same: curtailment priorities are not discretionary.

          In the Con Edison Settlement as approved by the NYPSC there are code of conduct restrictions that in some respects go beyond FERC's requirements. The relevant section of the settlement, Section V is at pp. 43 to 53 of the Settlement. Similar provisions apply also to O&R. O&R's code of conduct restrictions do not directly apply to its gas LDC. However, I am informed that Applicants will agree to apply the Con Edison code of conduct restrictions to all elements of the combined company, including O&R's gas operations. Hence, I will focus on the Con Edison code of conduct.

Q. WILL THE GAS AND ELECTRIC DISTRIBUTION ACTIVITIES OF APPLICANTS BE SEPARATED FROM UNREGULATED GENERATION AND WHOLESALE AND RETAIL MARKETING ACTIVITIES?

A. Yes. As part of its reorganization, the "RegCo" will be functionally separated from all unregulated activities. The RegCo initially will include, along with regulated generating facilities, electric and gas distribution, transmission and the steam system. After divestiture occurs, the RegCo will no longer own fossil generating facilities. It will continue to own Indian Point 2 and hold Con Edison's NUG and other purchase contracts. Within the RegCo, generation is, and will continue to be, a separate business unit. O&R's regulated T&D company will hold its remaining contracts. Generation currently buys its own fuel, including gas, and will continue to do so. However, RegCo will require no further gas supply for electric generation after divestiture.

Q.        WHAT ARE THE PRIMARY VERTICAL ISSUES ADDRESSED BY THE NYPSC CODE OF
          CONDUCT?

A. These principally address (a) separation of activities, including personnel; (b) the pricing of assets and services between RegCo and other corporate entities; (c) discrimination by the RegCo in favor of providing and pricing services to affiliates; (d) the preferential provision of customer information by RegCo to affiliates; and (e) representation to customers that RegCo will give priority in serving the customers of affiliates or, more generally assisting affiliates' marketing activities.

Q. PLEASE EXPLAIN THE BUSINESS SEPARATION REQUIREMENTS BETWEEN REGCO AND AFFILIATES.

A. RegCo and affiliates cannot be co-located in the same building. They must have separate operating personnel and non-administrative officers. Any personnel transferred between RegCo and an affiliate, or visa versa, cannot be re-transferred within 18 months.

Q.        WHAT PROVISIONS GOVERN TRANSACTIONS BETWEEN REGCO AND AFFILIATES?

A. All asset transfers and provision of services other than tariff services provided by RegCo to affiliates must be pursuant to written contracts filed with the NYPSC. Asset transfers from RegCo to affiliates (other than generation plant which is covered separately in the Settlement) will be at the higher of cost or market. Corporate services will be provided on a fully loaded cost basis, under NYSPC-mandated cost allocation principles. Other services will be provided at fully loaded cost plus 10 percent or at the price charged non-affiliates. RegCo marketing personnel cannot be used to provide services to an affiliate in Con Edison's service area. Services provided by affiliates to RegCo will be at market value.

Q. WHAT PROVISIONS LIMIT DISCRIMINATION IN FAVOR OF AFFILIATES IN THE PROVISION OF SERVICES?

A. In addition to the above, RegCo is required to apply tariffs equally to affiliates and non-affiliates alike. When there is discretion in application of the tariff provision, it must be applied in the same manner to affiliates and non-affiliates. FERC standards are applied to FERC jurisdictional activities.

Q. WHAT ARE THE STANDARDS GOVERNING THE RELEASE OF CUSTOMER INFORMATION TO AFFILIATES?

A. All proprietary customer information is releasable only at the customer's direction and only to parties to whom the customer directs it be released. No customer or energy marketer information relative to RegCo's service territory will be released by it to any affiliate except on a fully equal basis to the affiliate's competitors.

Q.        WHAT STANDARDS GOVERN THE REGCO ASSISTING AFFILIATES' MARKETING
          ACTIVITIES?

A. The RegCo cannot give affiliates marketing leads. It cannot give the appearance that it speaks for the affiliate or that the affiliate speaks for it. If a customer requests information about competitive services within the service area, it must provide a list of all suppliers of the service. The RegCo cannot represent that any customer, supplier or third party will gain any advantage in using RegCo's services from trading with an affiliate. More generally, it cannot promote its affiliate.

Q. DOES THE NYPSC HAVE SUBSTANTIAL ABILITIES TO ENFORCE THESE CODE OF CONDUCT RESTRICTIONS?

A. Yes. The Settlement establishes a complaint procedure that results in prompt referral to the NYPSC for complaints that cannot be resolved informally. Under the terms of the Settlement, Con Edison agrees that the Commission has the authority to impose remedial action, including redress and penalties. If there is a consistent pattern of material violations, the NYPSC can order the divestiture of the affiliate that is involved and bar Con Edison from reentering the activities that had been the business of the subsidiary.

Q.        ARE THERE POTENTIAL VERTICAL ISSUES WITHIN THE REGCO?

A. I do not believe that there are any of significance. RegCo will not be allowed to make retail sales outside its service territory. In terms of potential vertical issues concerning generation viz either electric or gas transmission and distribution, it is important to note that Indian Point 2 and the NUGs are not dispatchable or in any economically relevant sense biddable by Applicants. Further, Indian Point does not participate in energy markets, in that Indian Point 2 remains under cost of service regulation for the remainder of its life. Hence, even if RegCo has information that is potentially relevant to the bulk power markets in which its owned generation is sold, for example, concerning the availability of competing generators or their planned gas burn, it would not be of economic value to its generating activities.

          CONCLUSION

Q.        DOES THIS CONCLUDE YOUR TESTIMONY?

A.        Yes.

                TESTIMONY AND EXHIBITS OF WILLIAM H. HIERONYMUS


Exhibit No. APP-700    Testimony of William H. Hieronymus

Exhibit No. APP-701    Resume of William H. Hieronymus

Exhibit No. APP-702    Description of CASm

Exhibit No. APP-703    Utilities Included and Abbreviations

Exhibit No. APP-704    Transmission Areas of New York

Exhibit No. APP-705    Applicants' Purchases and Sales

Exhibit No. APP-706    Excerpts from Hieronymus Testimony in ER97-1523-000

Exhibit No. APP-707    Total Capacity

Exhibit No. APP-708    Uncommitted Capacity

Exhibit No. APP-709    Economic Capacity, East of Total East Market

Exhibit No. APP-710    Economic Capacity, In-City Market

Exhibit No. APP-711    Available Economic Capacity, East of Total East Market

Exhibit No. APP-712    Available Economic Capacity, In-City  Market

Exhibit No. APP-713    New York Capacity Market

Exhibit No. APP-714    New York Capacity Market (adjusted for NY divestitures)

Exhibit No. APP-715    Regional Gas Transmission Network

Exhibit No. APP-716    Estimates of Stand-Alone Pipeline Transmission Capacity

Exhibit No. APP-717    Gas Transportation Options for Gas-Fired Generating
                       Facilities

WILLIAM H. HIERONYMUS                                          MANAGING DIRECTOR
--------------------------------------------------------------------------------


William Hieronymus has consulted extensively to managements of electricity and gas companies, their counsel, regulators and policy makers. His principal areas of concentration are the structure and regulation of network utilities and associated management, policy and regulatory issues. He has spent the last several years working on restructuring and privatization of utility systems internationally and on changing regulatory systems and management strategies in mature electricity systems. In his twenty-plus years of consulting to this sector he also has performed a number of more specific functional tasks including the selection of investments, determining procedures for contracting with independent power producers, assistance in contract negotiation, tariff formation, demand forecasting and fuels market forecasting. Dr. Hieronymus has testified frequently on behalf of utility clients before regulatory bodies, federal courts and legislative bodies in the United States and United Kingdom. Since joining Putnam, Hayes & Bartlett, Inc. (PHB) he has contributed to numerous projects, including the following:

ELECTRICITY SECTOR STRUCTURE, REGULATION AND
RELATED MANAGEMENT AND PLANNING ISSUES

U.S. ASSIGNMENTS

     . Dr. Hieronymus served as an advisor to a western electric utility on restructuring and related regulatory issues and has worked with senior management in developing strategies for shaping and adapting to the emerging competitive market in electricity. As a part of this general assignment he helped develop, and testified respecting, a settlement with the state regulatory commission staff that provides, among other things, for accelerated recovery of strandable assets. He also prepared numerous briefings for the senior management group on various topics related to restructuring.

     . For several utilities seeking merger approval he has prepared and testified to market power analyses at FERC and before state commissions. He also has assisted in discussions with the Antitrust Division of the Department of Justice and in responding to information requests. The analyses he has sponsored cover the destination market-oriented traditional FERC tests, Justice Department-oriented market structure tests similar to the Order 592 required analyses, behavioral tests of the ability to raise prices and examination of vertical market power arising from ownership of transmission and generation and from ownership of distribution facilities in the context of retail access. The mergers on which he has testified include both electricity mergers and combination mergers involving electricity and gas companies.

     . For utilities and power pools preparing structural reforms, he has assisted in examining various facets of proposed reforms. This analysis has included both features of the proposals affecting market efficiency and those that have potential consequences for market power. Where relevant, the analysis also has examined the effects of alternative reforms on the client's financial performance and achievement of other objectives.

WILLIAM H. HIERONYMUS
MANAGING DIRECTOR
--------------------------------------------------------------------------------


     . For the New England Power Pool he examined the issue of market power in connection with its movement to market-based pricing for energy, capacity and ancillary services. He also assisted the New England utilities in preparing their market power mitigation proposal. The main results of his analysis were incorporated in NEPOOL's market power filing before FERC.

     . As part of a large PHB team he assisted a midwest utility in developing an innovative proposal for electricity industry restructuring. This work formed the basis for that utility's proposals in its state's restructuring proceeding.

     . Dr. Hieronymus has contributed substantially to PHB's activities in the restructuring of the California electricity industry. In this context he also is a witness in California and FERC proceedings on the subject of market power and mitigation.

     . He has testified in state securitization and stranded cost quantification proceedings, primarily in forecasting the level of market prices that should be used in assessing the future revenues and the operating contribution earned by the owner of the utilities' assets in energy and capacity markets. The market price analyses are tailored to the specific features of the market in which the utility will operate and reflect transmission-constrained trading over a wide geographic area. He also has testified in rebuttal to other parties' testimony concerning stranded costs and assisted companies in internal stranded cost and asset valuation studies.

     . He has contributed to the development of benchmarking analyses for U.S. utilities. These have been used in work with PHB's clients to develop regulatory proposals, set cost reduction targets, restructure internal operations and assess merger savings.

     . Dr. Hieronymus was a co-developer of a market simulation package that PHB has tailored to region-specific applications. He and other PHB personnel have provided numerous multi-day training sessions using the package to help our utility clients in educating management personnel in the consequences of wholesale and retail deregulation and in developing the skills necessary to succeed in this environment.

     . Dr. Hieronymus has made numerous presentations to U.S. utility managements on the U.K. electricity system and has arranged meetings with senior executives and regulators in the U.K. for the senior managements of U.S. utilities.

     . For a task force of utilities, regulators, legislators and other interested parties created by the Governor's office of a northeastern state he prepared background and briefing papers as part of a PHB assignment to assist in developing a consensus proposal for electricity industry restructuring.

WILLIAM H. HIERONYMUS
MANAGING DIRECTOR
--------------------------------------------------------------------------------


     . For an East Coast electricity holding company, he prepared and testified to an analysis of the logic and implementation issues concerning utility-sponsored conservation and demand management programs.

     . In connection with nuclear generating plants nearing completion, he has testified in Pennsylvania, Louisiana, Arizona, Illinois, Missouri, New York, Texas, Arkansas, New Mexico and before the Federal Energy Regulatory Commission in plant-in-service rate cases on the issues of equitable and economically efficient treatment of plant cost for tariff setting purposes, regulatory treatment of new plants in other jurisdictions, the prudence of past system planning decisions and assumptions, performance incentives and the life-cycle costs and benefits of the units. In these and other utility regulatory proceedings, Dr. Hieronymus and his colleagues have provided extensive support to counsel, including preparation of interrogatories, cross-examination support and assistance in writing briefs.

     . On behalf of utilities in the states of Michigan, Massachusetts, New York, Maine, Indiana, Pennsylvania, New Hampshire and Illinois, he has submitted testimony in regulatory proceedings on the economics of completing nuclear generating plants that are currently under construction. His testimony has covered the likely cost of plant completion, forecasts of operating performance and extensive analyses of ratepayer and shareholder impacts of completion, deferral and cancellation.

     . For utilities engaged in nuclear plant construction, Dr. Hieronymus has performed a number of highly confidential assignments to support strategic decisions concerning continuing the construction projects. Areas of inquiry included plant cost, financial feasibility, power marketing opportunities, the impact of potential regulatory treatments of plant cost on shareholders and customers and evaluation of offers to purchase partially completed facilities.

     . For an eastern Pennsylvania utility that suffered a nuclear plant shutdown due to NRC sanctions relating to plant management, he filed testimony regarding the extent to which replacement power cost exceeded the costs that would have occurred but for the shutdown.

     . For a major midwestern utility, he headed a team that assisted senior management in devising its strategic plans including examination of such issues as plant refurbishment/life extension strategies, impacts of increased competition and diversification opportunities.

     . On behalf of two West Coast utilities, he testified in a needs certification hearing for a major coal-fired generation complex concerning the economics of the facility relative to competing sources of power, particularly unconventional sources and demand reductions.

WILLIAM H. HIERONYMUS
MANAGING DIRECTOR
--------------------------------------------------------------------------------


     . For a large western combination utility, Dr. Hieronymus participated in a major 18-month effort to provide it with an integrated planning and rate case management system. His specific responsibilities included assisting the client in design and integration of electric and gas energy demand forecasts, peak load and load shape forecasts and forecasts of the impacts of conservation and load management programs.

     . For two midwestern utilities, he prepared an analysis of intervenor-proposed modifications to the utilities' resource plans. He then testified on their behalf before a legislative committee..

     . For a major combination electric and gas utility, he directed the adaptation of a PHB-developed financial simulation model for use in resource planning and evaluation of conservation programs.

U.K. ASSIGNMENTS

     . Following promulgation of the White Paper setting out the general framework for privatization of the electricity industry in the United Kingdom, Dr. Hieronymus participated extensively in the task forces charged with developing the new market system and regulatory regime. His work on behalf of the Electricity Council and the twelve regional electricity councils focused on the proposed regulatory regime, including the price cap and regulatory formulas, and distribution and transmission use of system tariffs. He was an active participant in industry-government task forces charged with creating the legislation, regulatory framework, initial contracts and rules of the pooling and settlements system. He also assisted the regional companies in the valuation of initial contract offers from the generators, including supporting their successful refusal to contract for the proposed nuclear power plants that subsequently were canceled as being non-commercial.

     . During the preparation for privatization, he assisted several of the U.K. individual electricity companies in understanding the evolving system, in development of use of system tariffs, and in developing strategic plans and management and technical capabilities in power purchasing and contracting. He continued to advise a number of clients, including regional companies, power developers, large industrial customers and financial institutions on the U.K. power system for a number of years after privatization.

     . Dr. Hieronymus assisted four of the regional electricity companies in negotiating equity ownership positions and developing the power purchase contracts for an 1,825 megawatt combined cycle gas station. He also assisted clients in evaluating other potential generating investments including cogeneration and non-conventional resources.

WILLIAM H. HIERONYMUS
MANAGING DIRECTOR
--------------------------------------------------------------------------------


     . He also has consulted on the separate reorganization and privatization of the Scottish electricity sector. PHB's role in that privatization included advising the larger of the two Scottish companies and, through it, the Secretary of State on all phases of the restructuring and privatization, including the drafting of regulations, asset valuation and company strategy.

     . He has assisted one of the Regional Electricity Companies in England and Wales in the 1993 through 1995 regulatory proceedings that reset the price caps for its retailing and distribution businesses. Included in this assignment have been policy issues such as incentives for economic purchasing of power, the scope of the price control, and the use of comparisons among companies as a basis for price regulation. His model for determining network refurbishment needs was used by the regulator in determining revenue allowances for capital investments.

     . He assisted this same utility in its defense against a hostile takeover, including preparation of its submission to the Cabinet Minister who had the responsibility for determining whether the merger should be referred to the competition authority.

ASSIGNMENTS OUTSIDE THE U.S. AND U.K.

     . Dr. Hieronymus has assisted a large state-owned European electricity company in evaluating the impacts of the 1997 EU directive on electricity that inter alia requires retail access and competitive markets for generation. The assignment includes advice on the organizational solution to elements of the directive requiring a separate transmission system operator and the business need to create a competitive marketing function.

     . For the European Bank for Reconstruction and Development he performed analyses of least cost power options, evaluation of the return on a major plant investment that the Bank was considering and forecasts of electricity prices in support of assessment of a major investment in an electricity intensive industrial plant.

     . For the OECD he performed a study of energy subsidies worldwide and the impact of subsidy elimination on the environment, particularly on greenhouse gases.

     . For the Magyar Villamos Muvek Troszt, the electricity company of Hungary, he developed a contract framework to link the operations of the different entities of an electricity sector in the process of moving from a centralized command and control system to a decentralized, corporatized system.

     . For Iberdrola, the largest investor-owned Spanish electricity company, he assisted in development of their proposal for a fundamental reorganization of

WILLIAM H. HIERONYMUS
MANAGING DIRECTOR
--------------------------------------------------------------------------------


        the electricity sector, its means of compensating generation and distribution companies, its regulation and the phasing out of subsidies. He also has assisted the company in evaluating generation expansion options and in valuing offers for imported power.

     . Dr. Hieronymus contributed extensively to a project for the Ukrainian Electricity Ministry, the goal of which is to reorganize the Ukrainian electricity sector and prepare it for transfer to the private sector and the attraction of foreign capital. The proposed reorganization will be based on regional electricity companies, linked by a unified central market, with market-based prices for electricity.

     . At the request of the Ministry of Power of the USSR, Dr. Hieronymus participated in the creation of a seminar on electricity restructuring and privatization. The seminar was given for 200 invited Ministerial staff and senior managers for the USSR power system. His specific role was to introduce the requirements and methods of privatization. Subsequent to the breakup of the Soviet Union, he continued to advise the Russian energy and power ministry and government-owned generation and transmission company on restructuring and market development issues.

     . On behalf of a large continental electricity company he analyzed the proposed directives from the European Commission on gas and electricity transit (open access regimes) and on the internal market for electricity. The purpose of this assignment was to forecast likely developments in the structure and regulation of the electricity sector in the common market and assist the client in understanding their implications.

     . For the electric utility company of the Republic of Ireland, he assessed the likely economic benefit of building an interconnector between Eire and Wales for the sharing of reserves and the interchange of power.

     . For a task force representing the Treasury, electric generating and electricity distribution industries in New Zealand, he undertook an analysis of industry structure and regulatory alternatives for achieving economically efficient generation of electricity. The analysis explored how the industry likely would operate under alternative regimes and their implications for asset valuation, electricity pricing, competition and regulatory requirements.

TARIFF DESIGN METHODOLOGIES
AND POLICY ISSUES

     . Dr. Hieronymus participated in a series of studies for the National Grid Company of the United Kingdom and for ScottishPower on appropriate pricing methodologies for transmission, including incentives for efficient investment and location decisions.

WILLIAM H. HIERONYMUS
MANAGING DIRECTOR
--------------------------------------------------------------------------------


     . For a U.S. utility client, he directed an analysis of time-differentiated costs based on accounting concepts. The study required selection of rating periods and allocation of costs to time periods and within time periods to rate classes.

     . For EPRI, he directed a study that examined the effects of time-of-day rates on the level and pattern of residential electricity consumption.

     . For the EPRI-NARUC Rate Design Study, Dr. Hieronymus developed a methodology for designing optimum cost-tracking block rate structures.

     . On behalf of a group of cogenerators, he filed testimony before the Energy Select Committee of the UK Parliament on the effects of prices on cogeneration development.

     . For the Edison Electric Institute (EEI), he prepared a statement of the industry's position on proposed federal guidelines on fuel adjustment clauses. He also assisted EEI in responding to the U.S. Department of Energy (DOE) guideline on cost-of-service standards.

     . For private utility clients, he assisted in the preparation of comments on draft Federal Energy Regulatory Commission (FERC) regulations and in preparing their compliance plans for PURPA Section 133.

     . For the EEI Utility Regulatory Analysis Program, he co-authored an analysis of the DOE position on the purposes of the Public Utilities Regulatory Policies Act of 1978. The report focused on the relationship between those purposes and cost-of-service and ratemaking positions under consideration in the generic hearings required by PURPA.

     . For a state utilities commission, Dr. Hieronymus assessed its utilities' existing automatic adjustment clauses to determine their compliance with PURPA and recommended modifications.

     . For the DOE, he developed an analysis of automatic adjustment clauses currently employed by electric utilities. The focus of this analysis was on efficiency incentive effects.

     . For the commissioners of a public utility commission, he assisted in preparation of briefing papers, lines of questioning and proposed findings of fact in a generic rate design proceeding.

SALES FORECASTING METHODOLOGIES
FOR GAS AND ELECTRIC UTILITIES

     . For the White House Sub-Cabinet Task Force on the future of the electric utility industry, Dr. Hieronymus co-directed a major analysis of "least-cost planning studies" and "low-growth energy futures." That analysis was the sole demand-

WILLIAM H. HIERONYMUS
MANAGING DIRECTOR
--------------------------------------------------------------------------------


        side study commissioned by the task force and formed an important basis for the task force's conclusions concerning the need for new facilities and the relative roles of new construction and customer side-of-the-meter programs in utility planning.

     . For a large eastern utility, he developed a load forecasting model designed to interface with the utility's revenue forecasting system-planning functions. The model forecasts detailed monthly sales and seasonal peaks for a 10-year period.

     . For the DOE, he directed the development of an independent needs assessment model for use by state public utility commissions. This major study developed the capabilities required for independent forecasting by state commissions and constructed a forecasting model for their interim use.

     . For several state regulatory commissions, Dr. Hieronymus has consulted in the development of service area level forecasting models of electric utility companies.

     . For EPRI, he authored a study of electricity demand and load forecasting models. The study surveyed state-of-the-art models of electricity demand and subjected the most promising models to empirical testing to determine their potential for use in long-term forecasting.

     . For a midwestern electric utility, he has provided consulting assistance in improving its load forecast and has testified in defense of the revised forecasting models.

     . For an East Coast gas utility, he testified with respect to sales forecasts and provided consulting assistance in improving the models used to forecast residential and commercial sales.

OTHER STUDIES PERTAINING TO
REGULATED AND ENERGY COMPANIES

     . In a number of antitrust and regulatory matters, Dr. Hieronymus has performed analyses and litigation support tasks. These include both Sherman Act Section One and Two cases, contract negotiations, generic rate hearings, ITC hearings and a major asset valuation suit. In a major antitrust case, he testified with respect to the demand for business telecommunications services and the impact of various practices on demand and on the market share of a new entrant. For a major electrical equipment vendor he has testified on damages with respect to alleged defects and associated fraud and warranty claims. In connection with mergers for which he is the market power expert, he is assisting clients in responding to the Antitrust Division of the U.S. Department of Justice's Hart-Scott-Rodino requests.

WILLIAM H. HIERONYMUS
MANAGING DIRECTOR
--------------------------------------------------------------------------------


     . For a private client, he headed a project that examined the feasibility and value of a major synthetic natural gas project. The study analyzed both the future supply costs of alternative natural gas sources and the effects of potential changes in FPC rate regulations on project viability. The analysis was used in preparing contract negotiation strategies.

     . For a industrial client considering development and marketing of a total energy system for cogeneration of electricity and low-grade heat, he developed an estimate of the potential market for the system by geographic area.

     . For the U.S. Environmental Protection Agency (EPA), Dr. Hieronymus was the principal investigator in a series of studies for forecasting future supply availability and production costs for various grades of steam and metallurgical coal to be consumed in process heat and utility uses.

Dr. Hieronymus has addressed a number of conferences on such issues as market power, industry restructuring, utility pricing in competitive markets, international developments in utility structure and regulation, risk analysis for regulated investments, price squeezes, rate design, forecasting customer response to innovative rates, intervenor strategies in utility regulatory proceedings, utility deregulation and utility-related opportunities for investment bankers.

Before joining PHB, Dr. Hieronymus was program manager for Energy Market Analysis at Charles River Associates. Previously, he served as a project director at Systems Technology Corporation and as an economist while serving in the U.S. Army. He is a present or past member of the American Economics Association and the International Association of Energy Economists, and a past member of the Task Force on Coal Supply of the New England Energy Policy Commission. He is the author of a number of reports in the field of energy economics and has been an invited speaker at numerous conferences.

Dr. Hieronymus received a B.A. from the University of Iowa and M.A. and Ph.D. degrees in economics from the University of Michigan.

Competitive Analysis Screening Model (CASm v5.5k)

HHI Report. Created 07/23/98  21:13:37

Con Ed and O&R Divestiture
$25 ON-PEAK LAMBDAS; $12 OFF-PEAK LAMBDAS


                 ECONOMIC CAPACITY: EAST OF TOTAL EAST MARKET

                                                                BASE CASE                                SCENARIO 2
                                                           ("PRE-DIVESTITURE")                   ("CON EDISON DIVESTS 1-3")
                                           --------------------------------------------------    --------------------------
                                               CON EDISON         O&R                                    CON EDISON
 MARKET        ANALYSIS          PERIOD      MARKET SHARE    MARKET SHARE    HHI      CHANGE            MARKET SHARE
NYPP_ETE    Economic Capacity     S_P           28.0%             4.6%       1,429      258                28.0%
NYPP_ETE    Economic Capacity     S_OP          29.7%             0.3%       1,603       18                29.7%
NYPP_ETE    Economic Capacity     W_P           28.0%             4.5%       1,453      252                28.0%
NYPP_ETE    Economic Capacity     W_OP          29.8%             0.3%       1,614       18                29.8%
NYPP_ETE    Economic Capacity     SH_P          26.2%             4.4%       1,363      231                26.2%
NYPP_ETE    Economic Capacity     SH_OP         27.7%             0.3%       1,520       17                27.7%

 Competitive Analysis Screening Model (CASm v5.5k)

 HHI Report. Created 07/23/98 21:13:37

 Con Ed and O&R Divestiture
 $30 ON-PEAK LAMBDAS; $15 OFF-PEAK LAMBDAS

                 ECONOMIC CAPACITY: EAST OF TOTAL EAST MARKET

                                                              BASE CASE                                    SCENARIO 2
                                                         ("PRE-DIVESTITURE")                       ("CON EDISON DIVESTS 1-3")
                                              ----------------------------------------------  -------------------------------------
                                                          CON EDISON        O&R                                 CON  EDISON
MARKET                        ANALYSIS           PERIOD  MARKET SHARE   MARKET SHARE   HHI        CHANGE        MARKET SHARE

NYPP_ETE                   Economic Capacity        S_P       46.4%       4.9%         2,529        455             27.0%
NYPP_ETE                   Economic Capacity       S_OP       29.7%       0.3%         1,564         18             29.7%
NYPP_ETE                   Economic Capacity        W_P       44.9%       4.7%         2,416        422             25.2%
NYPP_ETE                   Economic Capacity       W_OP       29.8%       0.3%         1,574         18             29.8%
NYPP_ETE                   Economic Capacity       SH_P       44.9%       4.8%         2,407        431             26.0%
NYPP_ETE                   Economic Capacity      SH_OP       27.7%       0.3%         1,478         17             27.7%

Competitive Analysis Screening Screening Model (CASm v5.5k)

HHI Report. Created 07/23/98  21:13:37

Con Ed and O&R Divestiture
$35 ON-PEAK LAMBDAS;$20 OFF-PEAK LAMBDAS

                 ECONOMIC CAPACITY: EAST OF TOTAL EAST MARKET

                                                                    BASE CASE                                   SCENARIO 2
                                                                ("PRE-DIVESTITURE")                     ("CON EDISON DIVESTS 1-3")
                                              ----------------------------------------------------     -----------------------------
                                                 CON EDISON         O&R                                         CON EDISON
 MARKET            ANALYSIS          PERIOD     MARKET SHARE    MARKET SHARE    HHI       CHANGE               MARKET SHARE
NYPP_ETE       Economic Capacity       S_P         46.5%             4.8%       2,541      446                    27.4%
NYPP_ETE       Economic Capacity      S_OP         28.0%             2.6%       1,443      146                    28.0%
NYPP_ETE       Economic Capacity       W_P         45.0%             4.6%       2,432      414                    25.6%
NYPP_ETE       Economic Capacity      W_OP         28.1%             2.6%       1,453      146                    28.1%
NYPP_ETE       Economic Capacity      SH_P         45.0%             4.7%       2,421      423                    26.4%
NYPP_ETE       Economic Capacity     SH_OP         26.2%             2.5%       1,370      131                    26.2%

Competitive Analysis Screening Model (CASm v5.5k)

HHI Report.  Created 07/23/98  21:13:37

Con Ed and O&R Divestiture
$40 ON-PEAK LAMBDAS; $25 OFF-PEAK LAMBDAS


                 ECONOMIC CAPACITY: EAST OF TOTAL EAST MARKET

                                                                     BASE CASE                                   SCENARIO 2
                                                                ("PRE-DIVESTITURE")                      ("CON EDISON DIVESTS 1-3")
                                             --------------------------------------------------------    --------------------------
                                                  CON EDISON          O&R                                        CON EDISON
MARKET             ANALYSIS        PERIOD        MARKET SHARE     MARKET SHARE     HHI      CHANGE              MARKET SHARE
NYPP_ETE     Economic Capacity       S_P            48.7%             4.6%        2,717      448                    26.2%
NYPP_ETE     Economic Capacity      S_OP            27.5%             4.4%        1,386      242                    27.5%
NYPP_ETE     Economic Capacity       W_P            47.8%             4.3%        2,652      411                    24.3%
NYPP_ETE     Economic Capacity      W_OP            27.6%             4.4%        1,396      243                    27.6%
NYPP_ETE     Economic Capacity      SH_P            47.3%             4.5%        2,597      426                    25.3%
NYPP_ETE     Economic Capacity     SH_OP            25.7%             4.2%        1,315      216                    25.7%

Competitive Analysis Screening Model (CASm v5.5k)

HHI Report. Created 07/23/98 21:13:37

Con Ed and O&R Divestiture
$30 ON-PEAK LAMBDAS; $15 OFF-PEAK LAMBDAS

                       ECONOMIC CAPACITY: IN-CITY MARKET

                                                                       BASE CASE                                  SCENARIO 2
                                                                  ("Pre-Divestiture")                     ("Con Edison Divests 1-3")
                                                  ----------------------------------------------------    --------------------------
                                                      Con Edison            O&R                                   Con Edison
MARKET       ANALYSIS                     PERIOD     MARKET SHARE      MARKET SHARE    HHI      CHANGE           MARKET SHARE
NYPP_CTY      Economic Capacity             S_P         56.5%               0.6%       3,508       68               25.0%
NYPP_CTY      Economic Capacity            S_OP         32.8%               0.2%       1,745       13               32.8%
NYPP_CTY      Economic Capacity             W_P         55.5%               0.6%       3,430       67               23.1%
NYPP_CTY      Economic Capacity            W_OP         32.8%               0.2%       1,741       13               32.8%
NYPP_CTY      Economic Capacity            SH_P         54.2%               0.6%       3,283       65               24.0%
NYPP_CTY      Economic Capacity           SH_OP         22.9%               0.2%       1,421        9               22.9%

Competitive Analysis Screening Model (CASm v5.5k)

HHI Report.  Created 07/23/98  21:13:37

Con Ed and O&R Divestiture
$35 ON-PEAK LAMBDAS; $20 OFF-PEAK LAMBDAS


                       ECONOMIC CAPACITY: IN-CITY MARKET

                                                                       BASE CASE                                  SCENARIO 2
                                                                  ("Pre-Divestiture")                     ("Con Edison Divests 1-3")
                                                  ----------------------------------------------------    --------------------------
                                                      Con Edison            O&R                                   Con Edison
MARKET       ANALYSIS                     PERIOD     MARKET SHARE      MARKET SHARE    HHI      CHANGE           MARKET SHARE
NYPP_CTY      Economic Capacity             S_P         56.5%               0.6%       3,508       68               25.0%
NYPP_CTY      Economic Capacity            S_OP         32.8%               0.2%       1,745       13               32.8%
NYPP_CTY      Economic Capacity             W_P         55.5%               0.6%       3,430       67               23.1%
NYPP_CTY      Economic Capacity            W_OP         32.8%               0.2%       1,741       13               32.8%
NYPP_CTY      Economic Capacity            SH_P         54.2%               0.6%       3,283       65               24.0%
NYPP_CTY      Economic Capacity           SH_OP         22.9%               0.2%       1,421        9               22.9%

Competitive Analysis Screening Model (CASm v5.5k)

HHI Report.  Created 07/23/98  21:13:37

Con Ed and O&R Divestiture
$40 On-Peak Lambdas; $25 Off-Peak Lambdas

                    ECONOMIC CAPACITY: IN-CITY MARKET

                                                       BASE CASE                                SCENARIO 2
                                                 ("PRE- DIVESTITURE")                    ("CON EDISON DIVESTS 1-3")
                                    ---------------------------------------------------  --------------------------
                                                EDISON                                            EDISON
MARKET             ANALYSIS        PERIOD       MARKET       MARKET      HHI     CHANGE           MARKET
                                                SHARE        SHARE                                SHARE
NYPP_CTY      Economic Capacity      S_P         59.4%        0.6%       3,808      71             23.8%
NYPP_CTY      Economic Capacity     S_OP         30.9%        0.8%       1,632      49             30.9%
NYPP_CTY      Economic Capacity      W_P         58.5%        0.5%       3,701      59             21.0%
NYPP_CTY      Economic Capacity     W_OP         30.7%        0.7%       1,626      43             30.7%
NYPP_CTY      Economic Capacity     SH_P         57.2%        0.6%       3,583      69             22.9%
NYPP_CTY      Economic Capacity    SH_OP         21.8%        0.7%       1,341      31             21.8%

Competitive Analysis Screening Model (CASm v5.5k)

HHI Report.  Created 07/23/98  21:13:37

Con Ed and O&R Divestiture
$40 On-Peak Lambdas; Off-Peak Lambdas

                      ECONOMIC CAPACITY:  IN-CITY MARKET

                                                  BASE CASE                               SCENARIO 2
                                             ("PRE-DIVESTITURE")                 ("CON EDISON DIVESTS 1-3")
                                ---------------------------------------------    --------------------------
                                          EDISON                                            EDISON
MARKET           ANALYSIS       PERIOD    MARKET    MARKET     HHI     CHANGE               MARKET
                                          SHARE     SHARE                                   SHARE
NYPP_CTY    Economic Capacity     S_P      59.4%     0.6%     3,800      71                  23.8%
NYPP_CTY    Economic Capacity    S_OP      30.9%     0.8%     1,632      49                  30.9%
NYPP_CTY    Economic Capacity     W_P      58.5%     0.5%     3,701      59                  21.0%
NYPP_CTY    Economic Capacity    W_OP      30.7%     0.7%     1,626      43                  30.7%
NYPP_CTY    Economic Capacity    SH_P      57.2%     0.6%     3,583      69                  22.9%
NYPP_CTY    Economic Capacity   SH_OP      21.8%     0.7%     1,341      31                  21.8%

                                                             Exhibit No. APP-717
                                                                     Page 1 of 1

       Gas Transportation Options for Gas-Fired Generating Facilities/1/ with Current Con Edison/2/ or O&R Gas Service


------------------------------------------------------------------------------------------------------------------------------
                     Current Owner                                  Divestiture               Nearest Alternate Supply
    Facility                             Location                      Status                         Source
------------------------------------------------------------------------------------------------------------------------------
     Astoria          Con Edison    Queens @ East River             Steam plant to be         3.4 miles to Transco;
                                                                    retained, turbines to     4.0 miles to BUG
                                                                    be sold
------------------------------------------------------------------------------------------------------------------------------
     Bowline          Con Ed/O&R    Rockland County, NY @           To be sold                5.2 miles to Algonquin via
                                    Hudson River                                              Conrail/O&R ROW/3/
------------------------------------------------------------------------------------------------------------------------------
   E. 60/th/ St.      Con Edison    Central Manhattan @ East        To be sold                2.9 miles to Transco, 1.9
                                    River                                                     miles to BUG
------------------------------------------------------------------------------------------------------------------------------
   East River         Con Edison    Lower Manhattan @ East River    To be sold                5.3 miles to Transco, 0.9
                                                                                              miles to BUG
------------------------------------------------------------------------------------------------------------------------------
     Hillburn            O&R        Western Rockland County         To be sold                0.5 miles to Algonquin via
                                    near NY/NJ border                                         Conrail ROW
------------------------------------------------------------------------------------------------------------------------------
     Lederle        American Home   Central Rockland County         N.A.                      2.0 miles to Tennessee via
                       Products     near NY/NJ border                                         Conrail ROW
------------------------------------------------------------------------------------------------------------------------------
     Lovett              O&R        Rockland County @ Hudson        To be sold                0.75 miles to Algonquin via
                                    River                                                     Conrail ROW
------------------------------------------------------------------------------------------------------------------------------
     Poletti             NYPA       Queens @ East River             N.A.                      3.4 miles to Transco;
                                                                                              4.0 miles to BUG
------------------------------------------------------------------------------------------------------------------------------
   Ravenswood         Con Edison    Queens @ East River             To be sold                2.5 miles to Transco, 2.1
                                                                                              miles to BUG
------------------------------------------------------------------------------------------------------------------------------
   Shoemaker             O&R        Western Orange County, NY       To be sold                9.5 miles to Columbia
------------------------------------------------------------------------------------------------------------------------------
   W. 59/th/ St.      Con Edison    Central Manhattan @ Hudson      To be sold                1.1 miles to Transco
                                    River
------------------------------------------------------------------------------------------------------------------------------
   Waterside          Con Edison    Central Manhattan @ East        To be sold                3.8 miles to Transco, 1.3
                                    River                                                     miles to BUG
------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------
    Facility                           Comments
-----------------------------------------------------------------------
     Astoria          Bypass to Transco requires Hudson River crossing
-----------------------------------------------------------------------
     Bowline          See Note 3 below
-----------------------------------------------------------------------
   E. 60/th/ St.      Either bypass option requires river crossing
                      (Hudson or East River)
-----------------------------------------------------------------------
   East River         Either bypass option requires river crossing
                      (Hudson or East River)
-----------------------------------------------------------------------
     Hillburn
-----------------------------------------------------------------------
     Lederle
-----------------------------------------------------------------------
     Lovett           Earlier bypass effort resulted in current O&R
                      "firm withdrawable service" transportation rate
                      (30 day/year capacity recall right)
-----------------------------------------------------------------------
     Poletti          Transco bypass requires river crossing; earlier
                      bypass effort by NYPA resulted in current Con
                      Ed negotiated transportation rate
-----------------------------------------------------------------------
   Ravenswood         Bypass to Transco requires Hudson River crossing
-----------------------------------------------------------------------
   Shoemaker
-----------------------------------------------------------------------
   W. 59/th/ St.      Bypass requires Hudson River crossing
-----------------------------------------------------------------------
   Waterside          Either bypass option requires river crossing
                      (Hudson or East River)
-----------------------------------------------------------------------


----------------

/1/ All facilities have dual-fuel (gas/oil) capability.

/2/ Con Edison's Arthur Kill and Narrows generating plants are fueled via
    Brooklyn Union facilities.

/3/ Columbia Gas Transmission's 700 Mdt/d Millennium Pipeline project, with a scheduled in-service date of 11/2000, will transit immediately adjacent to the Bowline facility.

                                                             EXHIBIT NO. APP-715
                                                                     PAGE 1 OF 1


                MAJOR NATURAL GAS PIPELINES AND SUPPLY SOURCES
               TO SERVE THE MID-ATLANTIC AND NEW ENGLAND REGIONS


                              [MAP APPEARS HERE]

                                                                       EXHIBIT K
                                                                       ---------

                     [ORGANIZATIONAL CHARTS APPEARS HERE]

                      [ORGANIZATIONAL CHART APPEARS HERE]